UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Tenet Healthcare Corporation

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2016 Proxy Statement

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS of Tenet Healthcare Corporation May 12, 2016 8:00 a.m. Central time

MESSAGE FROM OUR CHAIRMAN AND CEO

Dear Fellow Shareholders:

I’m pleased to have the opportunity to provide you with an update on how we are delivering on our strategic and financial goals and positioning Tenet for continued growth in the years ahead. In 2015, we achieved a 17% improvement in Adjusted EBITDA and met or exceeded our Outlook in each quarter of the year. We also generated $405 million in Adjusted Free Cash Flow – our strongest performance in more than a decade – and expect additional improvement in 2016 and 2017.

In our hospital business, we are taking significant steps to sharpen our portfolio and enhance our market leadership positions. In several markets, we formed joint ventures with prominent not-for-profit health systems. With these strategic actions, we are working toward achieving the scale we believe is necessary to succeed in an integrated value-based delivery system. Our strategy also includes exiting specific markets where we don’t believe we have a path to build a scalable position in a way that will enhance value for our shareholders.

Outside of our portfolio activities, we are focused on strengthening our existing hospitals and becoming more efficient operators. In 2015, we drove growth in high-acuity, high-margin service lines as we prioritized investment in these areas. Our hospital operators also did a terrific job managing costs, and in 2016, we expect to achieve additional savings through our supply chain and operational efficiency initiatives.

Conifer Health Solutions, our healthcare services subsidiary, has continued to solidify its leadership position in the fast-growing revenue cycle management and value-based care services sectors. Conifer expanded its business with existing clients and added prominent new clients in 2015. The company generated solid financial results in line with our expectations. We expect the market for Conifer’s services will keep growing as value-based arrangements and financial pressures increase the need for health systems to improve their revenue cycle performance. As these industry trends continue, we are focused on delivering on client expectations and investing in the capabilities needed to maintain leadership in the field.

Our most transformative move took place in June, when we joined with Welsh, Carson, Anderson & Stowe to create the nation’s largest ambulatory services platform under the United Surgical Partners International (USPI) brand. As a result, we established a new, separately reported ambulatory segment which complements our acute care and Conifer businesses. This transaction was a large step forward in our effort to position Tenet as a leader in the movement toward lower cost, more convenient care settings – a strategy we began to develop several years ago with the launch of our outpatient division.

We remain excited about USPI’s growth prospects given our combined capabilities in short stay surgeries, urgent care, imaging and satellite emergency departments, as well as our strong partner network of 50 health systems and thousands of physicians. We’re just now beginning to realize the benefits as our ambulatory segment delivered fourth quarter 2015 results that significantly exceeded our expectations.

With our three core businesses in place, we believe we are uniquely positioned in an ever-changing healthcare market to meet the needs of health systems seeking a strategic partner to build their ambulatory or inpatient networks, improve their revenue cycle processes, or enhance their capabilities to offer value-based care. Between our three segments, Tenet is now operating in some form of relationship with many of the nation’s leading not-for-profit health systems. Taken as a whole, these customers and partners comprise more than 10% of the US hospital industry.

I am pleased with our many enterprise-wide accomplishments in 2015. Our strategy is based on our belief that continued success will come from alignment of our business with the dramatic shifts taking place in healthcare. To that end, we continue to adapt our capital priorities to remain flexible and are allocating resources to the areas we believe will enhance shareholder value creation in this evolving landscape. We intend to use our growing amounts of free cash flow to fund targeted acquisitions in the ambulatory sector, where we see considerable opportunities to enhance our portfolio at attractive economics. We also will invest in company-wide initiatives to drive organic growth in each of our operating segments. Finally, we intend to deploy excess capital in a balanced approach including share repurchases and the retirement of high-cost debt. We believe we can accomplish these objectives and reduce our financial leverage over time, primarily by driving improvements in our operating results.

Our success is a reflection of the hard work of our more than 130,000 talented employees in more than forty states and the United Kingdom. I am ever grateful for their dedication toward making Tenet a leader in the healthcare industry.

I’m confident we are taking the right steps to position Tenet for the years ahead and that we’ve entered 2016 with a strong platform for growth. We greatly value your support, and I hope you share in my excitement about our future. Sincerely, Trevor Fetter Chairman and Chief Executive Officer

MESSAGE FROM OUR LEAD DIRECTOR

Dear Fellow Shareholders:

Tenet made great progress this past year. This included acquisitions and divestitures to improve the company’s long-term strategic positioning and financial success, as well as enhancements to our board composition and leadership. We also increased the board’s direct engagement with shareholders.

Tenet’s board is committed to strong corporate governance practices that provide effective, independent board oversight. With this is mind, we have made a number of appointments to refresh our board and ensure we have the right mix of skills and experience to position the company for long-term success.

In March 2015, Tammy Romo, executive vice president and chief financial officer of Southwest Airlines Co., joined our board as an independent director. Ms. Romo brings valuable insights as a public company CFO in a highly-regulated services industry. This appointment closely followed the addition of Freda Lewis-Hall, executive vice president and Chief Medical Officer of Pfizer, who has significant medical and healthcare expertise. We also appointed two new independent directors in January 2016: Randy Simpson and Matthew Ripperger, who are partners and co-heads of healthcare for Glenview Capital Management. Mr. Simpson and Mr. Ripperger have significant financial acumen and healthcare experience and bring the perspective of Tenet’s largest shareholder into the boardroom. We look forward to the continuing contributions from these four individuals and to advancing our efforts to enhance the composition of our board over the next few years.

In May 2015, we rotated the chairs for four of our five board committees and substantially changed the membership of our committees. Our goal was to inject independent, fresh perspectives into the boardroom to strengthen its oversight capabilities across various committees, which was further enhanced by the addition of our new independent directors. At the same time, the board and I also reached the decision that I would become lead independent director and Trevor Fetter, Tenet’s CEO, would be appointed chairman of the board. My duties as lead director are nearly identical to my prior role under Tenet’s corporate governance principles.

Finally, we increased our direct engagement with shareholders in 2015. Independent members of the board met with shareholders representing, in aggregate, approximately 46% of our outstanding common stock in order to solicit input on a wide range of topics, including corporate governance, board leadership and refreshment, and executive compensation. This direct dialogue between members of our board and our shareholders has been valuable, and we intend to continue these efforts in 2016. Hearing directly from shareholders helps us to understand varying perspectives and serves as a guide for our board in undertaking actions that are responsive to different viewpoints. Importantly, we used the input that we gathered from our shareholder engagement activities to make changes to our executive compensation programs in 2016, which you can read more about in the Compensation Discussion & Analysis section of the 2016 Proxy Statement.

Our board looks forward to continuing to work with our shareholders to represent your views and enhance long-term value creation.

Edward A. Kangas

Lead Director

TENET HEALTHCARE CORPORATION

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(469) 893-2200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on Thursday, May 12, 2016

March 31, 2016

To Our Shareholders:

Our Annual Meeting of Shareholders will be held on Thursday, May 12, 2016, at 8:00 a.m. Central time at Tenet Corporate Headquarters, 1445 Ross Avenue, Suite 1400, Dallas, Texas, for the following purposes:

1.	To elect the 12 directors named in the accompanying Proxy Statement, each to serve until the next annual meeting of shareholders or until his or her successor is duly elected and qualified, whichever is later, or until the director’s earlier resignation or removal;

2.	To vote, on an advisory basis, to approve the company’s executive compensation;

3.	To approve the Sixth Amended and Restated Tenet Healthcare 2008 Stock Incentive Plan;

4.	To approve the Tenet Healthcare Corporation Eleventh Amended and Restated 1995 Employee Stock Purchase Plan;

5.	To ratify the selection of Deloitte & Touche LLP as independent registered public accountants for the year ending December 31, 2016; and

6.	To transact any other business that properly comes before the meeting or any adjournment or postponement.

Only shareholders of record of our common stock at the close of business on March 14, 2016 are entitled to vote at the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. You may vote your shares via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the “General Information Regarding the Annual Meeting and Voting” section of the accompanying Proxy Statement and on both the Notice of Internet Availability of Proxy Materials and proxy card. You may revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the “General Information Regarding the Annual Meeting and Voting” section of the Proxy Statement. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

/s/ Paul A. Castanon
Vice President, Deputy General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting To Be Held on May 12, 2016

The accompanying Proxy Statement and proxy card, as well as our Annual Report on

Form 10-K for the year ended December 31, 2015, are available at www.proxyvote.com.

PROXY STATEMENT SUMMARY

Below are highlights of certain information in this Proxy Statement. As it is only a summary, please refer to the complete Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2015 before you vote.

2016 ANNUAL MEETING OF SHAREHOLDERS

Date and Time:

Thursday, May 12, 2016, at 8:00 a.m. Central Time

Place:

Tenet Corporate Headquarters

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

Record Date:

March 14, 2016

Information:

This Proxy Statement, the proxy card and our Annual Report on Form 10-K are available at www.proxyvote.com

VOTING MATTERS AND BOARD RECOMMENDATIONS

MANAGEMENT PROPOSALS	BOARD’S RECOMMENDATION	PAGE
Election of 12 Director Nominees (Proposal 1)	FOR all Director Nominees	8
Advisory Approval of Company’s Executive Compensation (Proposal 2)	FOR	63
Approval of the Sixth Amended and Restated Tenet Healthcare 2008 Stock Incentive Plan (Proposal 3)	FOR	64
Approval of the Tenet Healthcare Corporation Eleventh Amended and Restated 1995 Employee Stock Purchase Plan (Proposal 4)	FOR	71
Ratification of the Selection of Deloitte & Touche LLP as Independent Registered Public Accountants for 2016 (Proposal 5)	FOR	76

STRATEGIC OVERVIEW

Tenet Healthcare’s strategic position continues to improve through our unique combination of complementary and connected businesses. For the past several years, we have been focused on several key strategies to strengthen our position in the rapidly changing healthcare environment by: being a value-based provider; offering high-quality care at a competitive price relative to other providers; building leading, relevant positions in our hospital markets; and investing in faster-growing, higher-margin, strong free cash flow-generating businesses such as our ambulatory care segment, United Surgical Partners International (“USPI”), and our services segment, Conifer Health Solutions (“Conifer”).

In 2015, we created a stronger portfolio of businesses, better aligned with the trends driving healthcare, and offering significant strategic opportunities for growth. Some of our accomplishments include:

•	Delivering on our hospital acquisition and divestiture plan by completing several transactions to strengthen our acute care portfolio

•	Forming the country’s leading ambulatory services platform (USPI) with expanding capabilities across the ambulatory sector

•	Growing Conifer’s client base and investing in key services and operations

•	Forming innovative partnerships with leading not-for-profit health systems across the entire Tenet enterprise

We continued to create value for shareholders through the first half of 2015, but our share price performed poorly in the second half due to unforeseen macroeconomic, capital markets, and healthcare industry headwinds that otherwise offset the company’s strong operational and financial performance. We continue to set and intend to deliver on financial and strategic goals that will improve our performance and position Tenet for long-term success.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	1

PROXY STATEMENT SUMMARY

2015 FINANCIAL HIGHLIGHTS

In 2015, we targeted revenue and EBITDA growth, margin improvement and free cash flow generation as the key financial drivers of shareholder value creation. We achieved our eleventh consecutive year of Adjusted EBITDA growth, and had our strongest performance in Adjusted Free Cash Flow in more than a decade.

$18.6B Revenue (Up 12%)	$2.276B Adjusted EBITDA (Up 17%)	12.2% Adjusted EBITDA Margin (Up 40 Basis Points)	$405M Adjusted Free Cash Flow (Up $460M)

See Appendix C for definitions of Adjusted EBITDA and Adjusted Free Cash Flow and reconciliations of these non-GAAP financial measures.

CAPITAL ALLOCATION

We regularly review our priorities for capital. In 2015, we adapted our capital allocation plan in light of market volatility, the $1 billion in anticipated net cash proceeds from the hospital divestitures we announced in 2015, and our expectations of improved free cash flow generation over the next two years. Guided by the following priorities, we intend to take a balanced approach to capital deployment with the aim of remaining flexible in a changing market environment while enhancing shareholder value creation:

2	TENET HEALTHCARE ● 2016 PROXY STATEMENT

PROXY STATEMENT SUMMARY

LONG-TERM PERFORMANCE HIGHLIGHTS

For the past decade, we have driven continuous improvement in our financial results, with Net Revenue and Adjusted EBITDA more than doubling from 2011 to 2015. These results have been driven by strong operational results, including the benefit of organic growth and acquisitions, as shown by our significant growth in Total Admissions and Outpatient Visits over that same period.

BOARD AND CORPORATE GOVERNANCE HIGHLIGHTS

Our Board of Directors

The Board’s Nominating and Corporate Governance Committee (“Governance Committee”) regularly reviews the composition of the Board. The Governance Committee’s goal is to ensure an effective, engaged and accessible Board comprised of directors with diversified skills and substantial industry and/or other professional experience in areas relevant to Tenet. The Governance Committee also is focused on board refreshment and achieving a board structure that includes an appropriate balance of longer-tenured and more recently appointed directors who bring fresh perspectives and new insights into the boardroom.

To further ensure that we maintain an effective and engaged Board, the Governance Committee regularly conducts comprehensive self-evaluations and performance assessments for all directors. These evaluations inform our Board’s refreshment practices, which include the identification of new directors, the review of our Board and committee leadership structures and rotation of committee memberships.

The Governance Committee from time to time retains a third party independent advisor to facilitate the Board self-evaluation process, which the Board believes promotes a robust and candid process. The most recent evaluation was conducted in late 2015 and presented to our Board in January 2016. The Board believes the self-evaluation process assists in maintaining a high performing Board with the right mix of directors to properly oversee management and its execution of the company’s strategy.

The most recent changes to Board leadership and roles reflect our evaluation process at work and the continuing evolution of the composition of our Board:

•	In May 2015, our independent directors appointed Edward A. Kangas to serve as our lead independent director (“Lead Director”). Mr. Kangas had previously served as non-executive Chairman of the Board since July 2003. At this time, Trevor Fetter, our Chief Executive Officer, became Chairman of the Board. In connection with the appointment of the Lead Director, and in accordance with our Corporate Governance Principles, the Board specified that Mr. Kangas’ role, duties and responsibilities would be substantially identical to those he exercised in his former non-executive Chairman role.

•	The Board took action to rotate committee assignments in May 2015 with the objective of rotating the most lengthy-tenured committee members to different committees. The Board believes that periodic rotation of committee memberships brings fresh perspectives and input to its committees and provides our Board members an opportunity to be exposed to different aspects of our business and operations. In connection with the rotation of committee assignments, the Board also named new Chairs of four of our five committees.

•	In January 2016, our Board appointed Randolph C. Simpson and Matthew J. Ripperger, partners and co-heads of healthcare for Glenview Capital Management, to our Board. Messrs. Simpson and Ripperger provide extensive insight to the Board as long-term investors of the company and based on their tenure and experience as financial analysts and investors in the healthcare sector. Glenview Capital Management, the company’s largest shareholder, has held an investment position in the company since 2012. The addition of these two directors follows the appointments to our Board of Tammy Romo, executive vice president and chief financial officer of Southwest Airlines Co., in March 2015, and Freda Lewis-Hall, executive vice president and chief medical officer of Pfizer, Inc., in December 2014.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	3

PROXY STATEMENT SUMMARY

Director Nominees

	NAME	INDEPENDENT	DIRECTOR SINCE	OCCUPATION	COMMITTEE MEMBERSHIP	OTHER PUBLIC COMPANY BOARDS
	Trevor Fetter Chairman	No	September 2003	Chairman & CEO, Tenet Healthcare	Executive	1
	Brenda J. Gaines	Yes	March 2005	Retired President & CEO, Diners Club North America	Audit (Chair); Human Resources; Executive	2
	Karen M. Garrison	Yes	March 2005	Retired President, Pitney Bowes Business Services	Nominating and Corporate Governance; Quality, Compliance and Ethics	2
	Edward A. Kangas Lead Director	Yes	April 2003	Retired Chairman & CEO, Deloitte Touche Tohmatsu	Health IT; Nominating and Corporate Governance (Chair); Quality, Compliance and Ethics; Executive (Chair)	3
	J. Robert Kerrey	Yes	November 2012 (prior service as director from March 2001 to March 2012)	Managing Director, Allen & Company; Former Governor and U.S. Senator from Nebraska	Nominating and Corporate Governance; Quality, Compliance and Ethics	2
	Freda C. Lewis-Hall, M.D.	Yes	December 2014	EVP & Chief Medical Officer, Pfizer	Nominating and Corporate Governance; Quality, Compliance and Ethics	0
	Richard R. Pettingill	Yes	March 2004	Retired President & CEO, Allina Hospitals and Clinics	Human Resources; Health IT; Quality, Compliance and Ethics (Chair); Executive	2
	Matthew J. Ripperger	Yes	January 2016	Partner, Glenview Capital Management	Human Resources; Health IT	0
	Ronald A. Rittenmeyer	Yes	June 2010	Retired President & CEO, Expert Global Solutions; Former Chairman, President & CEO Electronic Data Systems	Audit, Human Resources (Chair); Health IT; Executive	2
	Tammy Romo	Yes	March 2015	EVP & CFO, Southwest Airlines	Audit; Nominating and Corporate Governance	0
	Randolph C. Simpson	Yes	January 2016	Partner, Glenview Capital Management	Nominating and Corporate Governance; Quality, Compliance and Ethics Committee	0
]	James A. Unruh	Yes	June 2004	Principal, Alerion Capital; Retired Chairman, President & CEO, Unisys Corporation	Audit; Human Resources; Health IT (Chair); Executive	1

4	TENET HEALTHCARE ● 2016 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Overview of 2016 Director Nominees

Board Practice Highlights for 2015

•	Average Board meeting attendance of 97% during 2015

•	Independent directors met in executive session 15 times in 2015

•	Board, with assistance of independent advisor, conducted a comprehensive self-evaluation and director performance assessment

•	All directors in compliance with stock ownership and retention requirements

•	Independent directors participated in broad-based investor outreach program to solicit input on the company’s corporate governance and executive compensation practices

•	Four audit committee financial experts serving on Audit Committee

Corporate Governance Practices

Tenet Healthcare is committed to sound corporate governance practices. Our corporate governance practices are intended to protect the long-term interests of shareholders and promote Board and management accountability. We continually review our corporate governance profile to ensure alignment with evolving market best practices. For further information on our corporate governance practices, please see “Corporate Governance and Board Practices” beginning on page 17.

✓ Annual election of directors	✓ Comprehensive self-evaluation and performance assessments for all directors
✓ Majority vote standard and director resignation policy in uncontested elections	✓ No supermajority vote requirements
✓ Lead Director with clearly defined and robust responsibilities	✓ Board members routinely interact with government regulators and engage in meetings with shareholders
✓ Commitment to Board refreshment practices, including committee Chair rotation	✓ Board oversight of political contributions

TENET HEALTHCARE ● 2016 PROXY STATEMENT	5

PROXY STATEMENT SUMMARY

EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS

Active Shareholder Engagement Program

At our 2015 annual meeting of shareholders, Tenet Healthcare received support from approximately 82% of votes cast (excluding abstentions) for our executive compensation program, compared to 88% support in 2014 and 97% in 2013. In response to the decline in voting support, our independent directors, together with management, met with institutional investors and governance groups to solicit feedback on the company’s business strategy and performance, our Board and governance practices, executive compensation program and other matters. Our shareholder outreach program included active participation by directors, including our Lead Director, in order to ensure that shareholder perspectives would be heard directly by the Board and incorporated into Board discussions. In total, we engaged with investors representing approximately 49% of our outstanding shares during the Fall and Winter months of 2015.

Feedback from these discussions was reported to our Human Resources Committee and Governance Committee, as well as to the full Board. Shareholders were generally supportive of the company’s corporate governance practices, including the appointments of our CEO as Chairman of the Board and Mr. Kangas as Lead Director. Many focused on the Board’s commitment to self-evaluation and refreshment, and noted the new director appointments made in 2014 and 2015 as being positive examples of the Board’s ability to recruit directors with specific skills relevant to the business. However, our shareholders suggested that the Human Resources Committee reassess the design of our long-term incentive compensation plans, including the adoption of longer-term performance periods, the use of performance metrics that are linked more directly to the achievement of objectives specified in our long-term business plans, and expanded disclosure of the Human Resources Committee’s rationale for adopting specified performance metrics.

Based on the input received from our shareholders, the Human Resources Committee made a number of significant changes to our 2016 executive compensation program, as described beginning on page 33 under “2016 Executive Compensation Program Changes.”

Compensation Philosophy and Practices

Tenet Healthcare’s executive compensation program is designed to promote prudent pay practices that support pay-for-performance principles and do not encourage undue risk-taking. Our Human Resources Committee reviews our compensation programs annually to ensure they are consistent with our philosophy and objectives. These objectives take into account both our current business strategy that is delivering operational and financial performance, as well as metrics related to the creation of long-term shareholder value.

The design of our practices is intended to incentivize the company’s management to meet our strategic objectives and position the company for both short- and long-term success:

•	Substantially all Named Executive Officer compensation is “at risk” or contingent upon our meeting predetermined financial, operating, quality and service goals that are key drivers of shareholder value

•	We use a mix of financial and operational performance goals and set different goals for the annual and long-term incentive programs to mitigate against the risk that Named Executive Officers focus on short-term financial rewards at the expense of our long-term growth

•	We require that all executive officers own a significant amount of stock in the company to ensure their interests are aligned with shareholders

6	TENET HEALTHCARE ● 2016 PROXY STATEMENT

PROXY STATEMENT SUMMARY

2015 Compensation Program

In 2015, we used the following elements to compensate our executives:

	Key Elements of Our Program	CEO Target Pay Mix
Base Salary	• Fixed compensation component payable in cash
Annual Incentive Plan	• Performance-based cash compensation –Performance measured against a “balanced scorecard” of cost, growth, quality, service and people metrics
Long-Term Incentive Plan	• Performance-based RSUs (50%) –Performance based on achievement of Adjusted EBITDA performance metric • Time-based RSUs (50%)

Compensation Governance

Tenet Healthcare is committed to strong compensation program governance practices that reflect market best practices and the input of our shareholders. These practices include:

✓ Commitment to pay-for-performance philosophy, with substantially all executive compensation “at risk”	✓ Compensation programs designed to mitigate risk and continuous active monitoring of compensation-related risk
✓ Balanced mix of financial and operational performance goals	✓ Anti-hedging and anti-pledging policies
✓ Clawback provisions applicable to incentive compensation	✓ No single trigger change-of-control benefits
✓ Significant director stock ownership requirements and retention requirements (6x base salary for CEO)	✓ No excise tax gross-ups
✓ No employment agreements	✓ Robust target-setting process resulting in rigorous performance targets
✓ Limited perquisites	✓ Independent compensation consultant

Please see the “Compensation Discussion and Analysis” beginning on page 29 for a detailed description of our executive compensation program, including recent changes that have been implemented to better align pay to the company’s business strategies.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	7

PROPOSAL 1–ELECTION OF DIRECTORS

Nominees for Election to the Board of Directors

Tenet’s Board of Directors is elected annually by shareholders. Our nominees for the election of directors include 11 independent directors and our Chief Executive Officer and Chairman. At the recommendation of our Governance Committee, our Board has selected the nominees listed below to serve as directors until the next annual meeting, or until their successors are elected or appointed. Each of the nominees listed below, other than Messrs. Ripperger and Simpson, each of whom were appointed to the Board in January 2016, was last elected by the company’s shareholders at the 2015 Annual Meeting of Shareholders.

On January 18, 2016, the company entered into a Support Agreement (“Support Agreement”) with Glenview Capital Management, LLC (“Glenview”) and other entities affiliated with Glenview. Pursuant to the Support Agreement, and concurrently with the execution of the Support Agreement, the company increased the size of the Board to 12 directors such that there would be two vacancies on the Board and appointed Messrs. Ripperger and Simpson to fill the newly created vacancies. Messrs. Ripperger and Simpson were then nominated by the Board for election as directors at the 2016 annual meeting of shareholders. The company’s Current Report on Form 8-K, filed on January 19, 2016 with the Securities and Exchange Commission (the “SEC”), contains a summary of the Support Agreement, which is qualified in its entirety by reference to the Support Agreement, filed as Exhibit 10.1 to that Form 8-K.

The Board recommends that you vote “FOR” the election of each of the following nominees. Director ages are as of March 14, 2016.

Committee Membership: Executive

Trevor Fetter, 56        Director Since: September 2003

Chairman and CEO

Career Highlights

Mr. Fetter was named Tenet’s president in November 2002, and was appointed chief executive officer in September 2003 and chairman in May 2015. From March 2000 to November 2002, Mr. Fetter was chairman and chief executive officer of Broadlane, Inc. From October 1995 to February 2000, he served in several senior management positions at Tenet, including chief financial officer. Mr. Fetter began his career with Merrill Lynch Capital Markets, where he concentrated on corporate finance and advisory services for the entertainment and healthcare industries. In 1988, he joined Metro-Goldwyn-Mayer, Inc., where he had a broad range of corporate and operating responsibilities, rising to executive vice president and chief financial officer. Mr. Fetter holds a bachelor’s degree in economics from Stanford University and an M.B.A. from Harvard Business School.

Skills and Qualifications

•   Healthcare industry experience: Has 20 years of senior leadership experience in the healthcare industry at Tenet and Broadlane

•   Accounting and financial expertise: Served as CFO in the healthcare and entertainment sectors at Tenet and Metro-Goldwyn-Mayer; early in his career at Merrill Lynch Capital Markets, he concentrated on corporate finance and advisory services

Other Public Company Directorships

Current: The Hartford Financial Services Group, Inc.

Others in Past 5 Years: None

Committee Membership: Executive (Chair); Health IT; Nominating and Corporate Governance (Chair); Quality, Compliance and Ethics

Edward Kangas, 71        Director Since: April 2003

Lead Director

Career Highlights

Mr. Kangas served as global chairman and chief executive officer of Deloitte Touche Tohmatsu, an international public accounting and consulting firm, from 1989 until his retirement in 2000. He also served as the managing partner of Deloitte & Touche (USA) from 1989 to 1994. He was elected managing partner and chief executive officer of Touche Ross in 1985, a position he held through 1989. Mr. Kangas began his career as a staff accountant at Touche Ross in 1967, where he became a partner in 1975. Mr. Kangas holds a bachelor’s degree in business administration and an M.B.A. from the University of Kansas.

Skills and Qualifications

•   Accounting and financial expertise: Served as chairman and chief executive officer of Deloitte Touche Tohmatsu, an international public accounting and consulting firm, gaining significant experience in the public accounting field and in advising large public corporations on a range of financial reporting and compliance matters

Other Public Company Directorships

Current: Hovnanian Enterprises, Inc.; Intelsat S.A.; and United Technologies Corporation

Others in Past 5 Years: Allscripts Healthcare Solutions, Inc.; Eclipsys Corporation; and Intuit Inc.

8	TENET HEALTHCARE ● 2016 PROXY STATEMENT

PROPOSAL 1–ELECTION OF DIRECTORS

Committee Membership: Audit (Chair); Human Resources; Executive

Brenda J. Gaines, 66        Director Since: March 2005

Career Highlights

Ms. Gaines served as president and chief executive officer of Diners Club North America, a financial services company and a division of Citigroup Inc., from 2002 until her retirement in March 2004. She also served as president of Diners Club, the nation’s oldest credit card company, from 1999 to 2002 and held a number of senior management positions within Citigroup from 1988 to 1999. From 1983 to 1987, she worked in various management positions for the City of Chicago, including Commissioner of Housing and Deputy Chief of Staff to the Mayor. Ms. Gaines received her bachelor’s degree from the University of Illinois at Champaign-Urbana and her master’s degree in public administration from Roosevelt University in Chicago.

Skills and Qualifications

•Accounting and financial expertise: Possesses a broad range of experience in the consumer credit industry (Citigroup, Federal National Mortgage Association, CNA Financial), and provides the Board with a valuable perspective on patient billing systems and accounts receivable collections

Other Public Company Directorships

Current: AGL Resources Inc. and Federal National Mortgage Association (Fannie Mae)

Others in Past 5 Years: NICOR Inc. and Office Depot, Inc.

Committee Membership: Nominating and Corporate Governance; Quality, Compliance and Ethics

Karen M. Garrison, 67        Director Since: March 2005

Career Highlights

Ms. Garrison served as president of Pitney Bowes Business Services, a business services company and a division of Pitney Bowes Inc., from 1999 until her retirement in 2004. From 1978 to 1999, she held a number of senior management positions at Pitney Bowes and Dictaphone Corporation (then a subsidiary of Pitney Bowes), including vice president of operations and vice president of finance and chief financial officer. Ms. Garrison received her bachelor of science degree in accounting from Rollins College and her M.B.A. from the Florida Institute of Technology.

Skills and Qualifications

•Accounting and financial expertise: Previously served as the president of a major business unit of Pitney Bowes Inc. (Pitney Bowes Business Services), an S&P 500 corporation, and holds an advanced degree in business administration

•Technology and manufacturing sectors: Has extensive experience in business reorganizations and restructurings, as well as crisis management, having led a team of Pitney Bowes executives in managing the dislocation of personnel and business services following the September 11, 2001 terrorist attacks against the United States

Other Public Company Directorships

Current: Kaman Corporation and SP Plus Corporation

Others in Past 5 Years: None

TENET HEALTHCARE ● 2016 PROXY STATEMENT	9

PROPOSAL 1–ELECTION OF DIRECTORS

Committee Membership: Nominating and Corporate Governance; Quality, Compliance and Ethics

J. Robert Kerrey, 72        Director Since: November 2012

(prior service as a director from March 2001 to March 2012)

Career Highlights

Mr. Kerrey is a former governor and U.S. Senator from Nebraska. He has served as managing director at Allen & Company, an investment banking firm, since January 2014. He also has served as executive chairman of The Minerva Institute for Research and Scholarship, a non-profit institute that aims to offer exceptional educational experiences to students and advance faculty research, since January 2013. Between January 2011 and February 2013, Mr. Kerrey was President Emeritus of The New School University in New York City, and from 2001 to 2010, he served as president of The New School University. From July 2011 to March 2012, he served as the chairman of M & F Worldwide Education Holdings, a provider of business and home office, technology, data management and education products and services. From January 1989 to December 2000, he served as a U.S. Senator for the State of Nebraska. Before his election to the U.S. Senate, Mr. Kerrey was Governor of the State of Nebraska from January 1982 to December 1987. Prior to entering public service, he founded and operated a chain of restaurants and health clubs. A former member of the elite Navy SEAL Team, Mr. Kerrey is a highly decorated Vietnam veteran who was awarded the Congressional Medal of Honor – America’s highest military honor. Mr. Kerrey holds a degree in pharmacy from the University of Nebraska.

Skills and Qualifications

•Accounting and financial: Has extensive experience in finance and public policy derived from his service at the investment banking firm Allen & Company and as a member of the U.S. Senate and as a state Governor; also served as the president of a major university and held senior executive positions with a number of corporations and foundations operating in the private education sector

•Public sector: Has 18 years of experience in the public sector as a former U.S. Senator and Governor of Nebraska, experience that the Board deems particularly relevant given the highly regulated nature of the healthcare sector

Other Public Company Directorships

Current: None

Others in Past 5 Years: Chart Acquisition Corp.; U.S. Rare Earths, Inc.; Genworth Financial, Inc.; Jones Apparel Group, Inc.; and Scientific Games Corporation

Committee Membership: Nominating and Corporate Governance; Quality, Compliance and Ethics

Freda C. Lewis-Hall, M.D., 61        Director Since: December 2014

Career Highlights

Dr. Lewis-Hall is the executive vice president and chief medical officer of Pfizer Inc., a global biopharmaceutical company, leading the division responsible for ensuring the safe, effective and appropriate use of Pfizer’s products. Prior to joining the biopharmaceutical industry, she served as vice chairperson and associate professor of the Department of Psychiatry at Howard University College of Medicine and an advisor to the National Institute of Mental Health. Dr. Lewis-Hall earned her undergraduate degree at The Johns Hopkins University and her medical degree from Howard University College of Medicine.

Skills and Qualifications

•Healthcare industry experience: Served as a pharmaceutical executive for nearly 20 years (Pfizer, Vertex Pharmaceuticals, Bristol-Myers Squibb Company, Pharmacia Corporation, and Eli Lilly and Company); former practicing psychiatrist and is well-known for her work on the effects of mental illness on families and communities, and on issues of health care disparities

Other Public Company Directorships

Current: None

Others in Past 5 Years: None

10	TENET HEALTHCARE ● 2016 PROXY STATEMENT

PROPOSAL 1–ELECTION OF DIRECTORS

Committee Membership: Executive; Health IT; Human Resources; Quality, Compliance and Ethics (Chair)

Richard R. Pettingill, 67        Director Since: March 2004

Career Highlights

Mr. Pettingill served as president and chief executive officer of Allina Hospitals and Clinics, a network of healthcare providers in Minneapolis, Minnesota, from 2002 until his retirement in 2009. While in this role, he also served on the board of directors of the Minnesota Hospital Association and the Minnesota Business Partnership. Prior to joining Allina Hospitals and Clinics, Mr. Pettingill served as executive vice president and chief operating officer of Kaiser Foundation Health Plans and Hospitals from 1996 to 2002. From 1991 to 1995, he served as president and chief executive officer of Camino Healthcare. Mr. Pettingill received a bachelor’s degree from San Diego State University and a master’s degree in health care administration from San Jose State University. He was a 2010 Fellow in the Advanced Leadership Initiative program at Harvard University.

Skills and Qualifications

•Healthcare industry experience: Has more than 40 years of experience in executive leadership roles in the healthcare industry (Allina Hospitals and Clinics, Kaiser Foundation Health Plans and Hospitals, and Camino Healthcare) and completed academic work on public health policy issues as a 2010 Senior Fellow in the Advanced Leadership Initiative program at Harvard University

Other Public Company Directorships

Current: Accuray Incorporated and Hanger, Inc.

Others in Past 5 Years: MAKO Surgical Corp.

Committee Membership: Health IT; Human Resources

Matthew J. Ripperger, 44        Director Since: January 2016

Career Highlights

Mr. Ripperger joined Glenview Capital Management, a hedge fund, in February 2008 and was named a partner and co-head of Healthcare in December 2013. Prior to joining Glenview, he was a managing director at Citigroup, where he spent four years following healthcare facilities and providers. Before Citigroup, Mr. Ripperger researched small and mid-cap healthcare service companies at JP Morgan, where he was a vice president. Prior to JP Morgan, he worked as a senior analyst at UBS for two years. Mr. Ripperger received his bachelor of arts degree from Columbia University in 1994.

Skills and Qualifications

•Accounting and financial / Healthcare expertise: Has broad-based accounting and finance background derived from his career in investment banking and equity analysis, focusing especially on the healthcare sector, as well expertise in mergers and acquisitions and other significant transactions

Other Public Company Directorships

Current: None

Others in Past 5 Years: None

TENET HEALTHCARE ● 2016 PROXY STATEMENT	11

PROPOSAL 1–ELECTION OF DIRECTORS

Committee Membership: Audit; Executive; Health IT; Human Resources (Chair)

Ronald A. Rittenmeyer, 68        Director Since: June 2010

Career Highlights

Mr. Rittenmeyer served as the chairman, president and chief executive officer of Expert Global Solutions, Inc., a provider of business process outsourcing services, from 2011 until his retirement in 2014. From 2005 to 2008, Mr. Rittenmeyer held a number of senior management positions with Electronic Data Systems Corporation (EDS), including chairman and chief executive officer from 2007 to 2008, president from 2006 to 2008, chief operating officer from 2005 to 2007 and executive vice president, global service delivery, from 2005 to 2006. Prior to that, he was a managing director of the Cypress Group, a private equity firm, serving from 2004 to 2005. He served as chairman, chief executive officer and president of Safety-Kleen Corp. from 2001 to 2004. Among his other leadership roles, Mr. Rittenmeyer served as chief executive officer and president of AmeriServe Food Distribution Inc. from 2000 to 2001, chairman, chief executive officer and president of RailTex, Inc. from 1998 to 2000, president and chief operating officer of Ryder TRS, Inc. from 1997 to 1998, president and chief operating officer of Merisel, Inc. from 1995 to 1996 and chief operating officer of Burlington Northern Railroad Co. from 1994 to 1995. Mr. Rittenmeyer received his bachelor in science degree in commerce and economics from Wilkes University and his M.B.A. from Rockhurst University.

Skills and Qualifications

•Accounting and financial expertise: Served as chairman, president and chief executive officer of Expert Global Solutions, Inc., is a former chairman, president and chief executive officer of EDS, and holds an advanced degree in business administration

•Technology and manufacturing sectors: Served as the chief executive officer of EDS, a major information technology outsourcing corporation, and brings knowledge and experience in the information technology industry that is particularly valuable in the healthcare sector, which is undertaking significant capital investments in new information technology systems to meet the requirements of federal health laws

Other Public Company Directorships

Current: American International Group, Inc. (AIG); IMS Health Holdings, Inc.

Others in Past 5 Years: None

Committee Membership: Audit; Nominating and Corporate Governance

Tammy Romo, 53        Director Since: March 2015

Career Highlights

Ms. Romo is executive vice president and chief financial officer of Southwest Airlines Co., a major passenger airline, where she is responsible for strategic planning and overall finance activities, including reporting, accounting, investor relations, treasury, tax and financial planning and analysis. Ms. Romo also oversees supply chain management. Ms. Romo previously served in a number of financial management and leadership positions at Southwest Airlines, including senior vice president of planning, vice president and controller, vice president and treasurer, and senior director of investor relations. Before joining Southwest Airlines in 1991, Ms. Romo was an audit manager at Coopers & Lybrand, LLP. She received a B.B.A. in accounting from the University of Texas at Austin, and she is a Certified Public Accountant in the State of Texas.

Skills and Qualifications

•Accounting and financial expertise: Serves as SVP of Finance & CFO of Southwest Airlines Co., where she is responsible for the airline’s strategic planning and overall finance activities including reporting, accounting, investor relations, treasury, tax and financial planning and analysis

Other Public Company Directorships

Current: None

Others in Past 5 Years: None

12	TENET HEALTHCARE ● 2016 PROXY STATEMENT

PROPOSAL 1–ELECTION OF DIRECTORS

Committee Membership: Nominating and Corporate Governance; Quality, Compliance and Ethics

Randolph C. Simpson, 46        Director Since: January 2016

Career Highlights

Mr. Simpson joined Glenview Capital Management, a hedge fund, in September 2005 and was named a partner in April 2011. He is the co-head of Glenview’s Healthcare team and oversees the Consumer team. Prior to joining Glenview, Mr. Simpson was an equity research analyst at Goldman Sachs from 2003 until 2005. Prior to his work at Goldman Sachs, Mr. Simpson spent three years in the M&A group at Credit Suisse First Boston as a generalist. Mr. Simpson received his M.B.A. in finance and accounting from the University of Chicago in 2000, where he graduated Beta Gamma Sigma. Mr. Simpson also earned a J.D. from Georgetown University Law Center in 1994 and a bachelor of arts in quantitative economics with high honors from the University of California, San Diego in 1991.

Skills and Qualifications

• Accounting and financial / Legal / Healthcare expertise: Has broad-based accounting and finance background derived from his career in investment banking and equity analysis, focusing especially on the healthcare sector, as well expertise in mergers and acquisitions and other significant transactions, regulatory and legal matters

Other Public Company Directorships

Current: None

Others in Past 5 Years: None

Committee Membership: Audit; Executive; Health IT (Chair); Human Resources

James A. Unruh, 74        Director Since: June 2004

Career Highlights

Mr. Unruh has served as principal of Alerion Capital Group LLC, a private equity firm, since 1998. Prior to founding Alerion, Mr. Unruh was the chairman, president and chief executive officer of Unisys Corporation from 1990 until 1997. Before being named chief executive officer, Mr. Unruh held a number of senior management positions at Unisys and its predecessor corporation, Burroughs Corporation. Mr. Unruh received his bachelor’s degree in business administration from the University of Jamestown and his M.B.A. from the University of Denver.

Skills and Qualifications

• Accounting and financial expertise: Has extensive experience in accounting and financial matters in public and private companies as a former chairman, president and chief executive officer of Unisys Corporation; has also served as CFO of three public companies (Burroughs, Fairchild Camera and Instrument Corporation, and Memorex Corporation); currently serves as a principal of a private equity firm (Alerion Capital Group)

Other Professional Experience and Community Involvement

• Chairman, Board of Trustees, University of Jamestown

Other Public Company Directorships

Current: CSG Systems International Inc.

Others in Past 5 Years: CenturyLink, Inc.; Prudential Financial, Inc.; and Qwest Communications International

Director Nomination Process

Under our Corporate Governance Principles, the Governance Committee is responsible for nominating, and the Board is responsible for selecting, individuals to fill vacancies on the Board and to stand for election at each annual meeting. The Governance Committee considers candidates at the recommendation of existing Board members, our management team and our shareholders. The Governance Committee also engages professional search firms and other consultants from time to time to assist it in identifying, evaluating and conducting due diligence on potential candidates. Shareholders may propose nominees for election in accordance with the terms of our bylaws or recommend candidates to the Board for consideration by writing to the Governance Committee in care of the Corporate Secretary at our offices in Dallas, Texas, or by e-mail to boardofdirectors@tenethealth.com. The Governance Committee evaluates nominees recommended by the shareholders using the same criteria as it uses to evaluate all other candidates.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	13

PROPOSAL 1–ELECTION OF DIRECTORS

Assessment of Board Composition and Criteria for Board Membership

The Governance Committee evaluates the composition of the Board on an ongoing basis and considers potential nominees to the Board as appropriate. As part of this process, the Governance Committee reviews the composition of the Board as a whole, including the balance of business backgrounds, qualifications, skillsets and other qualities represented on the Board to ensure the right balance to effectively oversee management. In light of our current structure and operations, and in consideration of the evaluation of the Board’s composition, the Governance Committee believes the following criteria best represent the qualities required for service on the company’s Board:

✓      Professionalism, dedication, business judgment, integrity and commitment to our core ethical and other values

✓      Current or past service as the chief executive officer, chief financial officer, chief operating officer or other senior officer of a public or private company, chief executive officer of a business unit of a major corporation, or similar leadership position in a major governmental, professional or non-profit organization

✓      Expertise in financial and accounting matters, familiarity with the regulatory and corporate governance requirements applicable to public companies, and/or expertise in other areas enhancing the Board’s performance

✓     Experience in the healthcare industry or other relevant industry experience

✓      Government, regulatory and public relations experience

✓     Ability and willingness to commit adequate time to Board and committee matters

✓     Degree to which the individual’s skills complement those of other directors and potential directors

✓     Diversity of viewpoint, background, experience and other demographics

✓      Familiarity with the communities in which we do business

The Governance Committee also reviews updated biographical information for each incumbent director on an annual basis, including information relating to changes in professional status, independence, other professional commitments and public company directorships, as well as input derived from the Board’s annual self-evaluation process with respect to each individual director’s performance on the Board.

Board Evaluations

The Governance Committee conducts comprehensive self-evaluations and performance assessments to determine whether the Board, its committees and individual directors are functioning well in view of their responsibilities and the company’s business. Beginning with the evaluations conducted in December 2014, we established a process of retaining a third party, independent advisor to assist the Board and make the process more candid and transparent. Most recently, the evaluation was conducted in December 2015, and the results were presented to our full Board in January 2016. As part of the most recent evaluation process, the Lead Director engaged a partner of the company’s external corporate counsel to meet privately with each member of the Board to solicit feedback on the Board’s performance, its processes and the performance of its individual members. Counsel presented the collected feedback of the Board members, which the Board members reviewed and discussed in executive session. Based on the feedback received, the Board determined that, at the time, no changes were necessary in the Board’s leadership or committee structure, including Chair assignments. The Board also determined that its processes and committees were functioning properly. As part of its review, the Board noted in particular that none of its members was over-boarded or had otherwise experienced a change in professional status.

14	TENET HEALTHCARE ● 2016 PROXY STATEMENT

PROPOSAL 1–ELECTION OF DIRECTORS

Directors’ Qualifications and Experience

Based on the review and evaluation process described above, the Governance Committee concluded that our 12 director nominees possess a diversity of experience, skills and other characteristics best suited to meet the needs of the Board and the company in light of our current business and operating environment. The following table highlights core skills and experiences of our current nominees. Each nominee possesses skills and experiences in addition to the ones highlighted below (as noted in the director biographies outlined above).

SKILLS AND EXPERIENCES	FETTER	GAINES	GARRISON	KANGAS	KERREY	LEWIS-HALL	PETTINGILL	RIPPERGER	RITTENMEYER	ROMO	SIMPSON	UNRUH
Executive Leadership	✓	✓	✓	✓	✓	✓	✓		✓	✓		✓
Healthcare Industry	✓					✓	✓	✓			✓
Accounting and Finance	✓	✓	✓	✓	✓			✓	✓	✓	✓	✓
Public Sector					✓
Technology and Manufacturing Sectors			✓						✓			✓
Public Company Board Service and Governance	✓	✓	✓	✓	✓		✓		✓			✓

Personal Qualities and Diversity. The Governance Committee believes that effective boards require teamwork. In addition, the Governance Committee believes that it is critical to identify candidates with demonstrated commitment to professionalism and integrity. Based on the Board’s annual self-evaluation process and after taking into account the Board’s recent deliberations regarding the qualities of the Board’s two most recently appointed directors, the Governance Committee determined that each nominee embodies these personal characteristics. In particular, the Governance Committee noted that each nominee has demonstrated an ability to work effectively with other directors and management, provide candid and direct feedback, and work constructively to bridge diverse viewpoints and reach a consensus. Our Board includes a balanced regional representation of our country, including nominees from each region in which we conduct business. Additionally, our Board currently includes diverse individuals of differing ages, races and genders.

Special Considerations Regarding Service on Other Boards. Under our Corporate Governance Principles, nominees must seek approval prior to serving on another public company’s board. In addition, the Governance Committee limits the number of public boards on which a nominee may serve to three in addition to our Board (two in the case of directors currently serving as chief executive officers or in equivalent positions of public companies). The Chair of the Governance Committee may waive the three board limit for a non-CEO director upon a showing that additional board service would not impair the director’s service on our Board. In evaluating a waiver request, factors considered include the board committees the director serves on at Tenet and at other public companies and whether the other company has a non-calendar year fiscal period which would not overlap with Tenet’s. None of the company’s current directors serves on more than three other public company boards. The Governance Committee also reviews the public companies on which nominees serve to identify any special issues that might require further analysis. The Board also takes into account the impact of a Board member’s business and professional commitments, including service on other public company boards, in connection with its evaluation of individual director performance as part of the Board’s annual self-evaluation process.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	15

PROPOSAL 1–ELECTION OF DIRECTORS

Director Independence

Under our Corporate Governance Principles, at least two-thirds of the Board must consist of “independent” directors. The Board will not consider a director to be independent unless the Board affirmatively determines that the director has no material relationship with Tenet, and the director otherwise qualifies as independent under the corporate governance standards of the NYSE. The Board reviews each director’s independence at least annually and has made the affirmative determination that each of directors Gaines, Garrison, Kangas, Kerrey, Lewis-Hall, Pettingill, Ripperger, Rittenmeyer, Romo, Simpson and Unruh has no material relationship with the company and is independent. All members of our Board during the past ten years have been independent directors with the exception of one employee director, Trevor Fetter, our Chief Executive Officer.

In making its independence determinations, the Board broadly considers all relevant facts and circumstances and, in particular, looks closely at the organizations with which each director has an affiliation. If a director or member of the director’s immediate family has a material relationship with the company, the Board reviews the interest to determine if it would preclude an independence determination. For Messrs. Ripperger and Simpson, as part of its independence review, the Board has considered affiliation with Glenview Capital Management, one of our more than 5% shareholders.

The Audit, Human Resources, and Nominating and Corporate Governance Committees are composed exclusively of independent directors as required by the NYSE. Also, all directors serving on the Audit Committee meet the more stringent independence standards for audit committee members required by the SEC. In addition, the Human Resources Committee is composed exclusively of “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. All directors serving on the Human Resources Committee meet the more stringent independence standards for compensation committee members required by the NYSE.

16	TENET HEALTHCARE ● 2016 PROXY STATEMENT

CORPORATE GOVERNANCE AND BOARD PRACTICES

Commitment to Sound Corporate Governance Practices

Tenet Healthcare is committed to maintaining corporate governance policies and practices that protect the long-term interests of shareholders and promote Board and management accountability. Our Board recognizes that this requires us to continually review and refine our corporate governance practices, in order to ensure continued alignment with evolving market practices and the best interests of our company and all our shareholders. Some of our key corporate governance policies and practices include:

Shareholder Rights	✓ Annual election of directors
✓ Majority vote standard in uncontested elections
✓ Director resignation policy
✓ No supermajority vote requirements
✓ No poison pill
Board Composition and Practices	✓ All directors are independent other than the CEO
✓ Highly diverse and experienced Board
✓ Lead Director with clearly defined and robust responsibilities
✓ Comprehensive self-evaluation and performance assessments for all directors
✓ Commitment to Board refreshment practices, including committee Chair rotation
✓ Director overboarding policy
✓ Board conducts annual evaluation and succession plan review for the CEO
✓ Board members routinely interact with government regulators and engage in meetings with shareholders
✓ Board oversight of political contributions

Our Board of Directors has also adopted a set of Corporate Governance Principles that provide the framework for our existing governance practices. These Corporate Governance Principles more fully address such matters as director independence, director qualifications and responsibilities, director compensation, director and officer stock ownership and retention guidelines, and Board and individual director performance evaluations. To learn more about our current corporate governance structures, please see our Corporate Governance Principles, which may be found in the “Corporate Governance” section under the “For Investors” tab on our website at www.tenethealth.com.

Board Leadership Structure

Our Board has a practice of reviewing and assessing the best Board leadership structure, on an annual basis, to meet Tenet Healthcare’s evolving needs. The review is undertaken in connection with the Board’s annual self-evaluation process and is focused on maintaining the same level of management oversight and a clearly defined leadership structure of independent directors, whether under an independent Chairman or Lead Director. As part of its review, the Board considers the current state of operations at the company, market data and peer company leadership structures, the impact of the leadership structure on other elements of business strategy, and the scope of each potential role to ensure strong independent leadership in the boardroom. Upon the most recent review, the Board determined to transition to a combined CEO and Chairman structure, with the independent Directors appointing Mr. Kangas to serve as lead independent director and empowering him with substantially the same roles and responsibilities he previously had serving as our non-executive Chairman.

Role of Lead Director of the Board

Mr. Kangas, as Lead Director of the Board, coordinates the activities of the Board and exercises a robust set of duties. Among other things, he:

•	Leads all meetings at which the Chairman is not present

•	Chairs executive sessions of the Board

•	Serves as the liaison between the Chairman and independent directors

•	Reviews and approves information sent to the Board

•	Reviews and approves Board meeting agendas and schedules

•	Calls meetings of independent directors if necessary

TENET HEALTHCARE ● 2016 PROXY STATEMENT	17

CORPORATE GOVERNANCE AND BOARD PRACTICES

•	Is available for consultation and direct communication with stockholders, including representing the Board in meetings with investors, legislators, regulators and other government officials

•	Serves a role (in conjunction with the Nominating and Governance Committee) in the Board performance evaluation process

In line with the company’s sound governance practices, the Board will continue to regularly review and assess the leadership structure to confirm that it best suits the evolving needs and circumstances of the company.

Board and Committee Organization and Responsibilities

Board Meetings and Attendance

We are governed by our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Significant business decisions are generally considered by the Board as a whole. The Board met 12 times during 2015. The Board regularly meets in executive sessions. Mr. Fetter is considered an employee director and all other directors are considered non-employee directors. Each incumbent director who served during 2015 participated in at least 75% of the aggregate meetings of the Board and the committees on which he or she served, during the period he or she served as a director and committee member. All Board members are encouraged to attend our annual meeting of shareholders. Nine of the 10 directors then-serving attended last year’s annual meeting.

Committees

The Board has delegated certain responsibilities to the following standing committees: Audit Committee; Human Resources Committee; Health IT Committee; Nominating and Corporate Governance Committee; Quality, Compliance and Ethics Committee; and Executive Committee. The following table identifies the members of each of our committees.

DIRECTOR	AUDIT	HUMAN RESOURCES	HEALTH IT	NOMINATING & CORPORATE GOVERNANCE	QUALITY, COMPLIANCE AND ETHICS	EXECUTIVE
Trevor Fetter						✓
Brenda J. Gaines	Chair	✓				✓
Karen M. Garrison				✓	✓
Edward A. Kangas			✓	Chair	✓	Chair
J. Robert Kerrey				✓	✓
Freda C. Lewis-Hall, M.D.				✓	✓
Richard R. Pettingill		✓	✓		Chair	✓
Matthew J. Ripperger		✓	✓
Ronald A. Rittenmeyer	✓	Chair	✓			✓
Tammy Romo	✓			✓
Randolph C. Simpson				✓	✓
James A. Unruh	✓	✓	Chair			✓

Each of the Board’s committees, except the Executive Committee, operates under a written charter that is reviewed and approved annually by the respective committee. The charters are available for viewing in the “Corporate Governance” section under the “For Investors” tab on our website at www.tenethealth.com. The Board and each committee may from time to time retain independent advisors and consultants, at the company’s cost, to assist the directors in carrying out their responsibilities.

18	TENET HEALTHCARE ● 2016 PROXY STATEMENT

CORPORATE GOVERNANCE AND BOARD PRACTICES

The Audit Committee	Meetings Held in 2015: 8
Membership: Brenda J. Gaines (Chair), Ronald A. Rittenmeyer, Tammy Romo, James A. Unruh (All Independent)
Primary Responsibilities	Key Skills and Experience

•     Assist Board in oversight of (1) accounting, reporting and financial practices, including the integrity of financial statements, (2) compliance with legal and regulatory requirements with respect to applicable accounting and auditing matters, (3) independent registered public accountants’ qualifications, independence and performance, and (4) internal audit function

•     Establish and maintain policies and procedures for the receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls and auditing matters

•     Authority to select, retain and review the independent registered public accountants qualifications, independence and performance

• Expertise in auditing, accounting and tax-related matters • Preparation or oversight of financial statements • Extensive knowledge of compliance and relevant regulatory issues

The Human Resources Committee	Meetings Held in 2015: 8
Membership: Ronald A. Rittenmeyer (Chair), Brenda J. Gaines, Richard R. Pettingill, Matthew J. Ripperger, James A. Unruh (All Independent)
Primary Responsibilities	Key Skills and Experience

•     Establish general compensation policies for the company that:

¡       Support overall business strategies and objectives

¡      Enhance efforts to attract and retain skilled employees

¡       Link compensation with business objectives and organizational performance

¡      Provide competitive compensation opportunities for key executives

•     Oversee the administration of executive compensation programs with responsibility for establishing and interpreting the company’s compensation policies and approving compensation paid to executive officers

•     Make all compensation decisions regarding non-employee directors, the Named Executive Officers and other members of the senior management team

•     Review the performance of the Chief Executive Officer

•     Discuss and evaluate, in consultation with the Chief Executive Officer, the performance of other executives

•     Oversee the administration of employee benefit plans and the qualified retirement plans

•     Provide perspectives to management regarding the company’s talent management programs and processes, which may include performance management, succession planning, leadership development, diversity, recruiting, retention and employee training

• Executive compensation best practices • Human capital management • Expertise in evaluating executive performance and determining appropriate compensation programs

TENET HEALTHCARE ● 2016 PROXY STATEMENT	19

CORPORATE GOVERNANCE AND BOARD PRACTICES

The Health IT Committee	Meetings Held in 2015: 4
Membership: James A. Unruh (Chair), Edward A. Kangas, Richard R. Pettingill, Matthew J. Ripperger, Ronald A. Rittenmeyer (All Independent)
Primary Responsibilities	Key Skills and Experience

•     Assist the Board in the oversight of the company’s strategies related to information technology and data assets

•     Provide reports and recommendations to the Board regarding scope, direction, quality investment levels and execution of the company’s strategies related to information technology and data assets, and oversee the execution of such strategies formulated by management

•     Provide guidance on information technology and data assets as it may pertain to market entry, strategic transactions, research and development, and key competitor and partnership strategies

•     Review the company’s policies and practices relating to cybersecurity

• Expertise in healthcare information technology space • Extensive knowledge of information technology trends

The Nominating and Corporate Governance Committee	Meetings Held in 2015: 4
Membership: Edward A. Kangas (Chair), Karen M. Garrison, J. Robert Kerrey, Freda C. Lewis-Hall, M.D., Tammy Romo, Randolph C. Simpson (All Independent)
Primary Responsibilities	Key Skills and Experience

•     Identify and evaluate existing and potential corporate governance issues, and make recommendations to the Board concerning our Corporate Governance Principles and other corporate governance matters

•     Review and recommend individuals qualified to become Board members and recommend to the Board candidates to stand for election or re-election to the Board

•     Consider amendments to the company’s Articles of Incorporation and Bylaws with respect to corporate governance and make recommendations to the Board concerning such proposed amendments

•     Review and make recommendations to the Board regarding Board size, composition and structure

•     Review proposed related-party transactions and determine whether such transactions are appropriate for the Board to consider

• Corporate governance expertise • Board succession planning • Public company Board service and experience overseeing large organizations

20	TENET HEALTHCARE ● 2016 PROXY STATEMENT

CORPORATE GOVERNANCE AND BOARD PRACTICES

The Quality, Compliance and Ethics Committee	Meetings Held in 2015: 4
Membership: Richard R. Pettingill (Chair), Karen M. Garrison, Edward A. Kangas, J. Robert Kerrey, Freda C. Lewis-Hall, M.D., Randolph C. Simpson (All Independent)
Primary Responsibilities	Key Skills and Experience

•     Oversee the information, procedures and reporting systems, and the company’s compliance program

•     Assist the Board in oversight of policies and procedures on ethics, quality assurance and legal compliance

•     Review and approve Standards of Conduct

•     Receive and review periodic reports from Ethics and Compliance Department on efforts to educate employees about, and promote their adherence to, Standards of Conduct

•     Receive and review periodic reports from Quality Management Department as to efforts to advance quality healthcare

•     Oversee performance under the Quality, Compliance and Ethics charter

• Experience in establishing and ensuring adherence to quality controls • Expertise in compliance-related policies and procedures • Knowledge of and commitment to ethical business practices

The Executive Committee	Meetings Held in 2015: 0
Membership: Edward A. Kangas (Chair), Trevor Fetter, Brenda J. Gaines, Richard R. Pettingill, Ronald A. Rittenmeyer, James A. Unruh
Primary Responsibilities	Key Skills and Experience

•     Exercise all of the powers of the Board in the management of business and affairs when the Board is not in session, but may not:

¡      Fill vacancies on the Board

¡      Change the membership of, or fill vacancies in, any committee of the Board

¡       Adopt, amend or repeal bylaws

¡       Declare dividends

• Executive leadership experience • Public board service • Service as a board committee chair

Human Resources Committee Interlocks and Insider Participation

During 2015, directors Kangas (Chair until May 8, 2015), Rittenmeyer (Chair beginning May 8, 2015), Gaines, Kerrey (until May 8, 2015), Pettingill and Unruh (beginning May 8, 2015) served on the Human Resources Committee. No member of the Human Resources Committee was at any time during 2015 or at any other time an officer or employee of the company, and no member had any relationship with the company requiring disclosure as a related-party transaction under “Certain Relationships and Related Person Transactions” on page 23 of this Proxy Statement. None of our executive officers has served on a board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or Human Resources Committee during 2015.

Role of Board and its Committees in Risk Oversight

The Board oversees our risk profile and management’s risk management processes, both as a whole Board and through its committees. Our Audit Committee is primarily responsible for overseeing risk management processes relating to our accounting practices, corporate finance and general business operations, including the management of counterparty credit and performance risk. Among other responsibilities, the Audit Committee:

•	Receives quarterly reports from management on business and operational risks, internal audit reports relating to the integrity of our internal financial reporting controls and procedures, and reports from our Ethics Action Line relating to allegations of financial fraud or other infractions, as described below.

•	Meets regularly with our Chief Executive Officer, Chief Financial Officer, Controller, General Counsel and Chief Compliance Officer, as well as our external and internal auditors, to discuss potential risks and other contingencies relating to our business.

•	Meets on a quarterly basis to review these topics with selected chief executive officers and financial officers of our major operating units and regions.

•	Reviews material risk issues in connection with its review of our quarterly and annual filings with the SEC.

•	Reports and discusses the outcome of its meetings to the full Board, including any material risks identified by the Committee that require discussion or action by the full Board.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	21

CORPORATE GOVERNANCE AND BOARD PRACTICES

Our Quality, Compliance and Ethics Committee is primarily responsible for overseeing regulatory and compliance risk and also reports regularly to the full Board. In particular, the Committee:

•	Oversees our information, procedures and reporting systems to provide reasonable assurance that: (1) our operations comply with applicable laws and regulations, particularly those related to healthcare providers; (2) we, including our directors and employees, act in accordance with appropriate ethical standards; and (3) our subsidiaries’ hospitals and other facilities deliver quality medical care to their patients.

•	Oversees our Compliance Program, which is intended to foster compliance with federal and state laws and regulations applicable to healthcare providers, and receives periodic reports from our Chief Compliance Officer (who reports directly to the Committee), our Ethics and Compliance Department, and our internal and external legal, regulatory and other officers and advisors.

•	Meets regularly in joint session with our Audit Committee to discuss material regulatory and compliance risks and reports such risks to the full Board when appropriate for further discussion or action.

Our Health IT Committee, together with the Audit Committee and the full Board, oversees the company’s cybersecurity program. The Health IT Committee meets regularly with the company’s Chief Information Officer and other members of management to discuss cybersecurity strategy, priorities and risk-based decision making. The Audit Committee also conducts periodic reviews of the company’s cybersecurity program, and the full Board is regularly briefed on cybersecurity matters and plays an active role in the oversight of the company’s security profile, particularly as it relates to enterprise risk management.

Special Role of Human Resources Committee in Risk Oversight

Our Human Resources Committee is responsible for assessing our compensation policies and practices relative to all our employees, including non-executive officers, to determine if the risks arising from these policies and practices are reasonably likely to have a material adverse effect on our company. In performing its duties, the Committee meets at least annually with our management and the Committee’s independent compensation consultant to review and discuss potential risks relating to our employee compensation plans and programs. The Human Resources Committee reports to the Board on a regular basis any risks associated with our compensation plans and programs, including recommended actions to mitigate such risks.

The Committee has determined that there are no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on our company. This finding is based upon the Committee’s ongoing review of our compensation programs and practices, the mechanisms in our compensation plans and programs intended to reduce the risk of conduct reasonably likely to have a material adverse effect on our company, and an overall risk assessment of such programs. Among other things, the Committee has reviewed our pay philosophy, balance of cash and equity compensation, balance of long-term and short-term performance periods of our plans and programs, and the use of our “balanced” approach to annual incentive compensation (which rewards employees based on a broad range of financial and operational metrics and company initiatives as opposed to a single target). The Committee has also considered our equity grant administration policy, stock ownership guidelines, clawback incentive pay policies, as well as our internal financial reporting and regulatory compliance procedures.

Policies on Ethics and Conduct

Standards of Conduct

We maintain a values-based ethics program that is designed to monitor and raise awareness of ethical issues among employees and to stress the importance of understanding and complying with our Standards of Conduct. All of our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, are required to abide by our Standards of Conduct to ensure that our business is conducted in a consistently legal and ethical manner. The members of our Board of Directors and many of our contractors are also required to abide by our Standards of Conduct.

The Standards of Conduct reflect our basic values and form the foundation of a comprehensive process that includes compliance with all corporate policies, procedures and practices. Our Standards of Conduct cover such areas as quality patient care, compliance with all applicable laws and regulations, appropriate use of our assets, protection of patient information and avoidance of conflicts of interest. As part of the program, we provide annual ethics and compliance training sessions to every employee, as well as our Board of Directors and certain physicians and contractors. All employees are required to report incidents that they believe in good faith may be in violation of the Standards of Conduct, and are encouraged to contact our 24-hour toll-free Ethics Action Line when they have questions about the Standards of Conduct or any ethics concerns. Incidents of alleged financial improprieties reported to the Ethics Action Line or the Ethics and Compliance Department are communicated to the Audit Committee of our Board of Directors. All reports to the Ethics Action Line are kept confidential to the extent

22	TENET HEALTHCARE ● 2016 PROXY STATEMENT

CORPORATE GOVERNANCE AND BOARD PRACTICES

allowed by law, and employees have the option to remain anonymous. In cases reported to the Ethics Action Line that involve a possible violation of the law or regulatory policies and procedures, the matter is referred to the Ethics and Compliance Department for investigation. Retaliation against employees in connection with reporting ethical concerns is considered a serious violation of our Standards of Conduct, and, if it occurs, it will result in discipline, up to and including termination of employment.

The full text of our Standards of Conduct is published in the “Ethics and Compliance” section under the “About” tab on our website at www.tenethealth.com. In addition, amendments to the Standards of Conduct and any grant of a waiver from a provision of the Standards of Conduct requiring disclosure under applicable SEC rules will be disclosed at the same location as the Standards of Conduct on our website at www.tenethealth.com.

Quality, Compliance and Ethics Program Charter

We also operate an ethics and compliance program through a Quality, Compliance and Ethics Program Charter, which has been approved by our Quality, Compliance and Ethics Committee. The charter requires all company employees and many of our contractors to:

•	Follow our Standards of Conduct

•	Participate in annual ethics training and specialized compliance training tailored to the individual’s job duties

•	Work with our hospital, regional, corporate and business unit compliance teams to resolve issues of concern

•	Contact the Tenet Ethics Action Line at 1-800-8ETHICS if issues are not resolved

Our Quality, Compliance and Ethics Charter may be found in the “Ethics and Compliance” section under the “About” tab on our website at www.tenethealth.com.

Certain Relationships and Related Person Transactions

Our written Standards of Conduct require all employees, including our executive officers, and members of our Board of Directors to report conflicts of interest and also those situations in which there may be the appearance of a conflict of interest. The full text of our Standards of Conduct is published on our website at www.tenethealth.com, and a description of our policies on ethics and conduct can be found above. In the event that a related-party transaction involving Tenet or its subsidiaries is identified, our policy is to require that any such transaction be reviewed and approved by the Board’s Nominating and Corporate Governance Committee, which is comprised entirely of independent directors. Under SEC rules, a related party is a director, executive officer, nominee for director, or 5% shareholder of Tenet since the beginning of the previous fiscal year, and their immediate family members.

Communications with the Board of Directors by Shareholders and Other Interested Parties

Shareholders may communicate with the Board of Directors by e-mail to boardofdirectors@tenethealth.com or by writing to the Board in care of the Corporate Secretary at our office in Dallas, Texas. Shareholder communications will be reviewed internally to determine if the shareholder’s concern can best be addressed by referral to a Tenet department such as Investor Relations or Corporate Communications. All other communications will be referred to the Corporate Secretary, who will determine if the communication should be brought to the attention of the full Board, the Chairman of the Board or a particular Board committee or Board member.

Other interested parties may make their concerns known to our non-employee directors by following the procedures for reporting concerns to the Audit Committee set forth in our Corporate Governance Principles, which are available on our website at www.tenethealth.com.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	23

DIRECTOR COMPENSATION

Our non-employee directors, which include all our directors except Mr. Fetter, each receive a $95,000 annual retainer fee. The non-employee directors also receive $2,000 per committee meeting attended and for Board meetings receive:

•	no fee for the first seven meetings each year; and

•	for additional meetings, $3,000 per in-person meeting and $1,500 per telephonic meeting attended.

Each non-employee director serving as the Chair of a committee receives an annual fee of $15,000, except that the Chairs of the Audit Committee and the Human Resources Committee receive an annual chair fee of $25,000 and $20,000, respectively, given the demands and responsibilities placed on those committees. Our Lead Director receives an annual fee of $200,000 in addition to other Board and committee compensation, which is comprised of $150,000 in cash and restricted stock units valued at $50,000. All annual fees are prorated for partial-year service. All directors are reimbursed for travel expenses and other out-of-pocket costs incurred while attending meetings.

Our non-employee director compensation also includes an annual award of restricted stock units equal in value to $175,000, which award is prorated for partial service in the initial year of service. The 2015 awards are shown in the Stock Awards column in the table below.

2015 Director Compensation Table

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(1)(2)		TOTAL ($)
Brenda Gaines	154,000	175,015		329,015
Karen Garrison	142,500	175,015		317,515
Edward Kangas	321,500	225,014		546,514
J. Robert Kerrey	129,500	175,015		304,515
Freda Lewis-Hall	131,000	175,015		306,015
Richard Pettingill	156,500	175,015		331,515
Ronald Rittenmeyer	166,500	175,015		341,515
James Unruh	167,000	175,015		342,015
Tammy Romo	103,264	266,148	(3)	369,412

(1)	Amounts shown in this column reflect the grant date fair value, computed in accordance with FASB ASC Topic 718, of awards granted under our stock incentive plans, as described under “Compensation Plans Applicable to Directors—Stock Incentive Plans” below.

(2)	The 2015 stock awards shown in this column reflect annual grants to each director valued at $175,000 on the date of grant. We calculated the grant date fair value of these restricted stock units based on the NYSE closing price per share of our common stock on such date, adjusted for a 23.2% discount for illiquidity to reflect the mandatory post-vest holding period applicable to the 2015 annual director restricted stock unit awards. On May 8, 2015, based on the NYSE closing price of $48.26 per share of our common stock (adjusted as described in the preceding sentence), each non-employee director was granted 4,722 restricted stock units under the program. On the same date, Mr. Kangas was granted an additional 1,349 restricted stock units valued at $50,000 for a portion of his annual Lead Director fee. All such awards are consistent with our policies for director grants and are described in further detail below under “Compensation Plans Applicable to Directors.”

(3)	In addition to the annual grant applicable to the 2015-2016 board service year described in Note 2 above, on March 26, 2015, Ms. Romo was granted an initial stock award of 1,311 restricted stock units and a prorated annual director grant of 526 restricted stock units applicable to the 2014-2015 board service year. These grants were based on the NYSE closing price of $49.61 per share of our common stock on March 26, 2015. Neither of these grants are subject to the mandatory post-vesting holding period described in footnote 2 above. Assumptions used in the calculation of these amounts are discussed in Note 8 to our consolidated financial statements for the year ended December 31, 2015 included in our Annual Report on Form 10-K.

Compensation Plans Applicable to Directors

Stock Incentive Plans

Each non-employee director receives an annual grant under our 2008 Stock Incentive Plan of restricted stock units that is meant to compensate the director for service on the Board beginning on the date of that year’s annual shareholders meeting and ending on the date of the following year’s annual shareholders meeting. These grants are typically made on the first business day following the annual shareholders meeting and vest immediately on the grant date. Beginning with the 2015 annual grants, a mandatory post-vest holding period of three years was applied to the annual restricted stock unit awards and such awards will be settled in shares of our common stock on the third anniversary of the date of grant (unless a non-employee director elects, under the Special RSU Deferral Plan described below, to defer settlement of the units). For 2015, the annual grants were made on May 8, 2015 and had a grant date fair value of $175,000. In addition, on that date our Lead Director received an additional grant of restricted stock units a with grant date fair value of $50,000 as a portion of the annual Lead Director fee.

24	TENET HEALTHCARE ● 2016 PROXY STATEMENT

DIRECTOR COMPENSATION

On the last Thursday of any month in which a new non-employee director is elected to the Board, the director receives an automatic grant of that number of restricted stock units equal to $65,000 divided by the NYSE closing price per share of our common stock on the date of the grant. These one-time grants vest immediately on the grant date and are settled in shares of our common stock within 60 days of the director’s termination of service on the Board. In addition, newly appointed directors receive a prorated annual restricted stock unit grant for the portion of the board service year that they serve.

In the event of a change of control of the company as defined in Section 409A of the Internal Revenue Code (“Section 409A”), the restricted stock units would be settled within 60 days of the change of control. In the event of a change of control of the company that does not comply with Section 409A, the restricted stock units would be converted to cash and paid within 60 days of the earlier of the third anniversary of the date of grant or termination of service on the Board, in the case of the annual grants (including the grant related to the annual Chairman fee), and within 60 days of the termination of service on the Board, in the case of the new director grants.

Special RSU Deferral Plan

We adopted the Special RSU Deferral Plan to permit directors to elect to defer the settlement of their annual restricted stock unit grants under the 2008 Stock Incentive Plan for a period of five years as provided under the terms of the award agreement. In the event of a change of control of the company, the restricted stock units will be settled on the subsequent deferral date irrespective of whether the underlying award agreement would provide for earlier settlement by reason of such change in control. As of March 14, 2016, Richard Pettingill was our only director that had elected to defer settlement of certain restricted stock unit grants pursuant to the terms of the Special RSU Deferral Plan.

Deferred Compensation Plan

Under our 2006 Deferred Compensation Plan (the “2006 DCP”), directors and eligible employees may defer all or a portion of their compensation paid during a given calendar year. For directors, compensation is defined as cash compensation from retainers, meeting fees and committee fees. J. Robert Kerrey was the only company director that participated in the 2006 DCP in 2015. A more complete description of the 2006 DCP can be found under “Deferred Compensation Plans” beginning on page 56.

Director Stock Ownership and Retention Requirements

The Board has adopted stock ownership and retention requirements that require each non-employee director with more than one year of service on the Board to own shares of our stock. In addition, each non-employee director is required to own shares of our stock with a value equal to five times the annual director retainer within five years after the date on which the director joins the Board. As of March 14, 2016, all of our non-employee directors were in compliance with the requirements.

Directors who have not satisfied their ownership requirements must retain 100% of any “net shares” received upon the exercise of stock options and the vesting of restricted stock or restricted stock units until such time as the requirements are met. For this purpose, “net shares” means the number of shares received upon exercise of stock options or upon vesting of restricted stock or restricted stock units less the number of shares sold or deducted to pay the exercise price (in the case of options), withholding taxes and any brokerage commissions. A detailed discussion of these requirements can be found beginning on page 48.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	25

SECURITIES OWNERSHIP

Securities Ownership of Management

The table below indicates the shares, options and other securities beneficially owned by our directors, each of our Named Executive Officers and our directors and executive officers as a group, as of March 14, 2016. No director or current executive officer has pledged any shares of our common stock.

	SHARES BENEFICIALLY OWNED(1)
NAME	SHARES OF COMMON STOCK(2)		OPTIONS EXERCISABLE ON OR BEFORE MAY 13, 2016	PERCENT OF CLASS AS OF MARCH 14, 2016
Audrey Andrews	29,114		-0-	*
Daniel J. Cancelmi	144,849		54,688	*
Trevor Fetter	893,735	(3)	1,094,158	2.0%
Brenda J. Gaines	67,900	(4)	-0-	*
Karen M. Garrison	71,876	(5)	-0-	*
Edward A. Kangas	60,827	(6)	-0-	*
J. Robert Kerrey	14,788	(7)	-0-	*
Freda C. Lewis-Hall	7,330	(8)	-0-	*
Richard R. Pettingill	97,617	(9)	-0-	*
Keith B. Pitts	114,743		-0-	*
Britt T. Reynolds	96,169		56,500	*
Matthew J. Ripperger	9,000	(10)	-0-	*
Ronald A. Rittenmeyer	23,150	(11)	-0-	*
Tammy Romo	6,559	(12)	-0-	*
Randolph C. Simpson	-0-	(10)	-0-	*
James A. Unruh	65,308	(13)	-0-	*
Executive officers and directors as a group (16 persons)(14)	1,702,965		1,205,346	2.9%

*	Less than 1%.

(1)	Except as indicated, each individual named has sole control as to investment and voting power with respect to the securities owned. Where applicable, the number of shares in this table and throughout this Proxy Statement have been adjusted for the reverse stock split effective October 11, 2012.

(2)	As noted in the footnotes below, some amounts in this column include stock units representing the value of the owner’s deferred compensation invested in stock units at his or her election under the terms of one or both of our deferred compensation plans. These units are settled in shares of our common stock upon termination of service. In addition, as noted below, the totals in this column for each non-employee director include restricted stock units granted under the terms of our stock incentive plans. These restricted stock units are settled in shares of our common stock either upon termination of service or upon the third anniversary of the date of grant (unless deferred under the Special RSU Deferral Plan).

(3)	Includes 2,550 shares held by Mr. Fetter’s spouse and 4,699 stock units representing the value of Mr. Fetter’s deferred compensation invested in stock units at his election under the terms of our deferred compensation plans.

(4)	Includes 408 shares held in trust and 24,836 restricted stock units granted under our stock incentive plans.

(5)	Includes 24,836 restricted stock units granted under our stock incentive plans.

(6)	Includes 25,787 restricted stock units granted under our stock incentive plans.

(7)	Includes 12,173 restricted stock units granted under our stock incentive plans.

(8)	Represents 7,330 restricted stock units granted under our stock incentive plans.

(9)	Includes 22,730 stock units representing the value of Mr. Pettingill’s deferred compensation invested in stock units at his election under the terms of our deferred compensation plans and 42,581 restricted stock units granted under our stock incentive plans.

(10)	Mr. Ripperger and Mr. Simpson are senior executives of Glenview Capital Management, LLC and serve on the Board as Glenview’s representatives. On January 28, 2016, Messrs. Ripperger and Simpson each received (i) a prorated annual equity grant of 2,807 restricted stock units and (ii) a one-time initial equity grant of 2,542 restricted stock units, in each case under our 2008 Stock Incentive Plan. The annual equity grant will be settled in shares on the third anniversary of the grant date, and the initial equity grant will be settled in shares within 60 days of the termination of the director’s service on the Board. Pursuant to the Glenview Director Compensation Policy, Messrs. Ripperger and Simpson have each agreed to pay and/or otherwise distribute to Glenview the right to any and all compensation received in connection with their service as directors on our Board, and, as such, neither Mr. Ripperger nor Mr. Simpson has any right to any compensation received in connection with their service on the Board, and the shares delivered upon settlement of these equity grants will be issuable directly to Glenview. Therefore, these equity grants are reflected as part of Glenview’s beneficial ownership in the “Securities Ownership of Certain Shareholders” below.

26	TENET HEALTHCARE ● 2016 PROXY STATEMENT

SECURITIES OWNERSHIP

(11)	Includes 15,691 restricted stock units granted under our stock incentive plans.

(12)	Represents 6,559 restricted stock units granted under our stock incentive plans.

(13)	Includes 314 stock units representing the value of Mr. Unruh’s deferred compensation invested in stock units at his election under the terms of our deferred compensation plans and 22,247 restricted stock units granted under our stock incentive plans.

(14)	Includes Mr. Reynolds who has since resigned as the company’s President of Hospital Operations.

Securities Ownership of Certain Shareholders

Based on reports filed with the SEC, each of the following entities owns more than 5% of our outstanding common stock. We know of no other entity or person that beneficially owns more than 5% of our outstanding common stock.

NAME AND ADDRESS	NUMBER OF SHARES BENEFICIALLY OWNED		PERCENT OF CLASS AS OF MARCH 14, 2016
Glenview Capital Management, LLC 767 Fifth Avenue, 44th Floor New York, NY 10153	17,900,928	(1)	18.0%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	8,774,888	(2)	8.8%
Harris Associates L.P. 111 S. Wacker Drive, Suite 4600 Chicago IL 60606	8,346,668	(3)	8.4%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	8,156,633	(4)	8.2%
Waddell & Reed Financial, Inc. 6300 Lamar Avenue Overland Park, KS 66202	7,267,400	(5)	7.3%

(1)	Based on a Schedule 13D/A filed with the SEC on February 1, 2016 by Glenview Capital Management, LLC, and its named subsidiaries and affiliates (collectively, “Glenview”), and Lawrence M. Robbins, as of January 28, 2016. Glenview Capital Management, LLC serves as an investment manager to various Glenview funds and Mr. Robbins is the Chief Executive Officer of Glenview Capital Management. Glenview and Mr. Robbins reported shared voting and investment power with respect to all of the shares indicated above. The 17,900,928 shares includes 10,698 shares issuable by the company upon settlement of the restricted stock units granted to Mr. Ripperger and Mr. Simpson on January 28, 2016. The annual equity grants (a total of 5,614 shares) will be settled in shares on the third anniversary of the grant date, and each initial equity grant (a total of 5,084 shares) will be settled in shares within 60 days of the termination of the director’s service on the Board. As described in footnote 10 to the “Securities Ownership of Management” table above, the income derived in connection with these directors’ service on the company’s Board belongs, in economic terms, to certain investment funds managed by Glenview Capital Management and the shares delivered upon settlement of these equity grants will be issuable directly to Glenview Capital Management.

(2)	Based on a Schedule 13G/A filed with the SEC on January 27, 2016 by BlackRock, Inc. on behalf of itself and its named subsidiaries and affiliates (collectively, “BlackRock”), as of December 31, 2015. BlackRock reported sole voting power with respect to 8,068,952 of the shares indicated above and sole investment power with respect to all of the shares indicated above.

(3)	Based on a Schedule 13G/A filed with the SEC on February 10, 2016 by Harris Associates L.P. (“Harris”), along with its general partner Harris Associates, Inc. (“HAI”), as of December 31, 2015. Harris and HAI reported sole voting and investment power with respect to 7,512,859 of the shares indicated above.

(4)	Based on a Schedule 13G/A filed with the SEC on February 10, 2016 by The Vanguard Group, Inc., on behalf of itself and its named subsidiaries and affiliates (collectively, “Vanguard”), as of December 31, 2015. Vanguard reported sole voting power with respect to 161,626 of the shares indicated above, shared voting power with respect to 5,400 of the shares indicated above, sole investment power with respect to 7,995,557 of the shares indicated above and shared investment power with respect to 161,076 of the shares indicated above.

(5)	Based on a Schedule 13G filed with the SEC on February 12, 2016 by Ivy Investment Management Company (“IICO”), Waddell & Reed Investment Management Company (“WRIMCO”), Waddell & Reed, Inc. (“WRI”), Waddell & Reed Financial Services, Inc. (“WRFSI”) and Waddell & Reed Financial, Inc. (“WDR,” and collectively with IICO, WRIMCO, WRI and WRFSI, “Waddell”), as of December 31, 2015. The securities reported on therein are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by IICO, an investment advisory subsidiary of WDR or WRIMCO, an investment advisory subsidiary of WRI. WRI is a broker-dealer and underwriting subsidiary of WRFSI, a parent holding company. In turn, WRFSI is a subsidiary of WDR, a publicly traded company. The investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Waddell reported sole voting and investment power with respect to the shares indicated above as follows: WDR: 7,267,400; WRFSI: 2,898,600; WRI: 2,898,600; WRIMCO: 2,898,600; and IICO: 4,368,800.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	27

HUMAN RESOURCES COMMITTEE REPORT

Our Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis below. Based on this review and these discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the company’s Annual Report on Form 10-K for the year ended December 31, 2015 and included in this Proxy Statement.

Members of the Human Resources Committee

Ronald A. Rittenmeyer, Chair

Brenda J. Gaines

Richard R. Pettingill

Matthew J. Ripperger

James A. Unruh

28	TENET HEALTHCARE ● 2016 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) describes the components of our executive compensation packages, the way in which the Human Resources Committee makes decisions about each component, the philosophy behind each component and the way these decisions and philosophies were applied to each Named Executive Officer (NEO) for 2015. Our NEOs for 2015 were:

NAMED EXECUTIVE OFFICER	TITLE
Trevor Fetter	Chief Executive Officer
Daniel Cancelmi	Chief Financial Officer
Keith Pitts	Vice Chairman
Britt Reynolds	Former President of Hospital Operations*
Audrey Andrews	Senior Vice President and General Counsel

* As previously disclosed, Mr. Reynolds notified the company of his resignation as the company’s President of Hospital Operations on March 16, 2016.

The CD&A and Executive Compensation Tables are organized as follows:

TENET HEALTHCARE ● 2016 PROXY STATEMENT	29

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Business Overview and Strategic Achievements

Tenet Healthcare is a diversified healthcare services company that operates three complementary and connected business segments: Acute Care Hospitals, Ambulatory Care (which includes USPI), and Conifer Health Solutions. We have established leading positions in some of the most compelling components of healthcare, making us a valuable partner to not-for-profit health systems and strengthening our strategic and financial position as the industry continues to evolve. Our strategic priorities for each business segment are as follows:

ACUTE CARE HOSPITALS

- Focus investment on higher-acuity, higher-margin inpatient service lines
- Organize portfolio to enhance scale and build strong regional networks
- Improve operational effectiveness, capital effciency and margins
- Continue to position hospitals for participation in value-based care arrangements
- Deliver a strategically-relevant value proposition to patients and payers

AMBULATORY CARE

- Build and expand relationships with health system partners
- Capture consolidation opportunities of fragmented ambulatory surgery center market
- Leverage national presence and operational/surgical expertise to grow market share as more care shifts to outpatient settings
- Be a leader in performing complex cases in the ambulatory environment in conjunction with our partners
- Deliver consumer-friendly, value-based solutions to patients, employers and payers

CONIFER HEALTH

- Capture additional share of the revenue cycle management market that is currently insourced
- Generate new client relationships through opportunities from USPI and acute care portfolio activities
- Leverage data from patient interactions to service the value-based care market
- Develop services for the ambulatory segment, leveraging USPI's capabilities

30	TENET HEALTHCARE ● 2016 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2015 was a year of substantial accomplishment for Tenet. We created a stronger portfolio of operations, better aligned with the trends driving healthcare, and offering significant strategic opportunities for growth. Between the months of June and December in particular, we had a number of significant developments across the Tenet enterprise, including the completion of several transactions that strengthened our business segments.

For several years, we have focused our investments on higher margin, faster-growing and stronger free cash flow-generating opportunities. The addition of USPI in 2015 was a critical element of that strategy. As illustrated in the pie charts below, our Ambulatory and Conifer segments accounted for more than 27 percent of our Adjusted EBITDA in 2015, up from approximately 15 percent in 2014, and we expect this percentage to increase again in 2016 based on our belief that our Ambulatory and Conifer segments will grow at a faster rate in 2016 than our Hospital Operations and Other segment.

See Appendix C for definitions and reconciliation of certain non-GAAP financial measures.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	31

COMPENSATION DISCUSSION AND ANALYSIS

Financial and Operational Performance Highlights

Our financial and operational performance continues to create value for our shareholders. For the past decade, we have driven continuous improvement in our financial results, with Net Revenue and Adjusted EBITDA more than doubling from 2011 to 2015. These results have been driven by strong operational results, including the benefit of organic growth and acquisitions, as shown by our significant growth in Total Admissions and Outpatient Visits over that same period. In 2015, we also reached an inflection point in our ability to generate Adjusted Free Cash Flow, delivering our strongest performance in more than a decade.

Active Shareholder Engagement Program

Our Board of Directors actively solicits input from investors and governance groups, and regularly reviews analyst reports and other communications. In addition, for a number of years the Board has met with at least one significant shareholder during its annual strategy retreat to engage in dialogue regarding the company’s performance, strategy and practices.

Throughout 2015, we enhanced our shareholder engagement efforts, including through active director participation, to solicit investor perspectives on a broad range of topics. In the months following the 2015 annual meeting of shareholders, we reached out to shareholders representing approximately 55% of the outstanding shares of our common stock to offer a meeting with an independent director and members of our management team. In particular, the Board solicited feedback on the company’s governance and executive compensation practices, including the company’s recent change in Board leadership structure and the design of our compensation program. In total, during our Fall and Winter engagement we held discussions with shareholders representing in aggregate approximately 49% of our outstanding common stock. Two of our independent directors, Mr. Kangas, Lead Director, and Mr. Unruh, Chair of our Health Information Technology Committee and former Chair of our Audit Committee, participated in many of these meetings.

In early 2016, the Board reviewed the feedback communicated to us by our shareholders. The Board noted that investors assigned significant importance to a robust Board self-evaluation process, the selection of directors whose skillsets compliment the company’s strategic objectives, and the appointment of a strong Lead Director with well-defined responsibilities. In addition, numerous shareholders requested that the company reassess the design of its long-term incentive compensation plans. Among other things, shareholders encouraged the company to adopt longer-term performance periods and performance metrics that link more directly to the achievement of the company’s long-term business plans. Based on this input, and after considering the recent decline in the company’s advisory vote on say-on-pay (with approximately 82% of votes cast approving our say-on-pay proposal in 2015), the Human Resources Committee undertook a re-evaluation of the structure and design of the company’s executive compensation program, the results of which are described below.

32	TENET HEALTHCARE ● 2016 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2016 Executive Compensation Program Changes

In response to feedback received from investors and as part of the Committee’s ongoing review and refinement of Tenet’s executive compensation program in light of evolving best practices and the company’s business strategy, the Human Resources Committee made changes to the executive compensation program for 2016, as outlined below:

COMPENSATION ELEMENT	ACTION TAKEN FOR 2016 PROGRAM
Long-Term Incentive Plan Performance Period

•   The one-year performance period for performance-based RSUs was replaced with a cumulative three-year performance period.

•   Performance-based RSUs will have a three-year cliff vesting period intended to better align executives with the long-term performance of the company.

Long-Term Incentive Plan Performance Metrics

•   The single performance metric (Adjusted EBITDA) for all performance-based RSUs has been replaced with a basket of four new equally-weighted metrics:

¡    Adjusted Earnings per Share, which is a measure of the company’s per-share profitability, excluding certain gains and losses. Many analysts and investors use the ratio of a company’s stock price to its earnings per share as a valuation tool and the Committee believes that greater earnings per share correlates with higher share prices. Likewise, Adjusted Earnings per Share incorporates interest expense and noncontrolling interest expense, which are meaningful uses of the company’s cash.

¡   Adjusted Free Cash Flow Less Cash Payments to Noncontrolling Interests, which measures the company’s ability to sustainably generate cash that can be used for purposes such as acquisitions, purchasing equity interests in joint ventures or repurchasing debt. The Committee believes that free cash flow generation is an important determinant in long term shareholder value creation, since it allows the company to fund growth without raising additional debt and also to retire existing indebtedness.

¡   Return on Invested Capital (ROIC), which measures capital efficiency and management’s ability to generate economic returns on capital investments and acquisitions. The Committee believes that ROIC is an important metric to properly evaluate if the company is generating attractive financial returns.

¡   Relative Total Shareholder Return (TSR), which will compare the company’s share price appreciation with that of its direct publicly-traded competitors. The Committee recognizes that investors have the option to invest in other companies and it believes that incorporating Relative TSR as a performance measure will provide an even greater direct financial incentive for management to act in ways that they believe will result in superior returns for the company’s shareholders.

•   The change in metrics will incentivize management to perform in the key areas that the Board and the Human Resources Committee believe will drive shareholder value going forward.

•   This change also provides for differentiation between the performance measures under our short- and long-term incentive plans.

Long-Term Incentive Plan Clawback

•   Equity grants made in 2016 and going forward will be subject to clawback in the event that, within three years of the end of the performance period, the company materially restates its financial results with respect to the performance period and the recipient’s fraud or misconduct caused or partially caused the need for the restatement.

•   This new requirement is in addition to the clawback policy that is already embedded in our annual incentive plan.

Annual Incentive Plan Performance Metrics

•   The EBITDA metric of our annual bonus plan will be defined as Adjusted EBITDA minus net income attributable to noncontrolling interests, and the free cash flow metric will be Adjusted Free Cash Flow minus cash distributions paid to noncontrolling interests.

•   The company’s strategy to pursue joint venture partnerships, including USPI, resulted in an increase in Tenet’s net income attributable to noncontrolling interest in 2016 and a related increase in cash distributions paid to noncontrolling interests in 2016. The revised EBITDA and free cash flow metrics used in the Annual Incentive Plan are designed to reflect this change and are intended to serve as more accurate measurements of performance driven by Tenet’s management team relative to the benefits received by the company’s shareholders.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	33

COMPENSATION DISCUSSION AND ANALYSIS

In addition to these structural changes, the Human Resources Committee also evaluated total pay levels in light of the decline in the company’s stock price during the second half of 2015 and the first few months of 2016. As a result of this review, the Committee reduced the grant value of long-term incentive compensation awards made in March 2016 to Mr. Fetter and the other NEOs (in the aggregate) by 19% and 13%, respectively, as compared with the 2015 awards.

The Board and the Human Resources Committee will continue to monitor management performance and whether the actions and changes described above are having the desired effect. The Committee intends to seek additional shareholder feedback on these matters in 2016 and will continue to consider additional changes, as appropriate.

Components of 2015 Compensation and Alignment with Performance

Our executive compensation program is designed to promote prudent pay practices that support pay-for-performance principles and do not encourage undue risk-taking. Our Human Resources Committee reviews our compensation program annually to ensure it is consistent with these objectives.

The following table outlines the components of our NEO’s 2015 compensation:

ELEMENT	FORM	KEY CHARACTERISTICS & LINKS TO SHAREHOLDER VALUE
Base Salary	Fixed Cash	• Fixed compensation component payable in cash • Set based on peer group and market survey data, as well as individual performance, experience and tenure
Annual Incentive Plan	Performance- Based Cash

•  Performance-based cash compensation payable based on company’s achievement of financial and other quantified performance goals set by the Committee

•  Performance measured against a “Balanced Scorecard” which includes the following broad categories (which we call “pillars”):

		Cost: 65%	• Adjusted EBITDA (55%) • Adjusted Free Cash Flow (10%)
		Growth: 10%	• Inpatient Admissions (5%) • Outpatient Visits (5%)
		Quality: 10%	• Quality Composite Index (10%)
		Service: 10%	• Inpatient Satisfaction (5%) • Physician Net Promoter Score® (5%)
		People: 5%	• Employee Turnover (5%)
Long-Term Incentive Plan	Performance- Based RSUs (50%)	• Focuses management on creating long-term shareholder value • Based on achievement of Adjusted EBITDA performance goals • One-year performance period; three-year vesting schedule
	Time-Based RSUs (50%)	• Aligns economic interests of executives and shareholders • Three-year vesting schedule

34	TENET HEALTHCARE ● 2016 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Substantially all NEO compensation is “at risk” (i.e., contingent upon our meeting performance goals and/or increasing shareholder value). Specifically, for 2015, 89.5% of the Chief Executive Officer’s target compensation and, on average, 81.5% of other NEO’s target compensation was tied to company performance, including stock price.

Compensation Design and Target-Setting Process

A significant portion of the compensation of our NEOs is subject to the company achieving targeted levels of financial and operating performance under both our short and long-term plans. These predetermined performance levels are typically derived from or correlate to the performance goals in the company’s annual business plan, which is reviewed and approved by the Board of Directors prior to the beginning of each fiscal year. Our Human Resources Committee also establishes operational targets intended to incentivize our officers to improve patient care and other quality metrics, which we believe are critical to achieving success as a healthcare provider.

Near the end of each year, the Committee begins its incentive target-setting process and undertakes a comprehensive review of the design of both the short and long-term incentive programs for the upcoming fiscal year. The goal is to establish targets that the Committee believes will motivate our executives to deliver the performance that drives shareholder value creation in both the short and longer term. An overview of our target-setting process for 2015 is outlined below.

NOVEMBER	DECEMBER	FEBRUARY-MARCH

The Committee reviews competitive pay benchmarking data and market practices and trends. The Committee discusses compensation plan design options and provides feedback to management on proposals for the Annual Incentive Plan (AIP) and long-term incentive plan.

The Board approves the upcoming year’s business plan.

The Committee reviews the goals and objectives in the company’s annual business plan, and considers how proposed target levels for the AIP metrics will correlate to the earnings outlook that management believes it will disclose to investors for the following year.

The Committee approves the AIP structure, including weightings and the thresholds/targets/maximums for all metrics (other than Free Cash Flow).

The Committee approves Free Cash Flow targets for the AIP.

The Committee approves the target AIP opportunity for each NEO and the design and grant amounts for the long-term incentive plan as part of the overall compensation package for each NEO.

The levels of NEO bonuses under our performance-based AIP are determined by the company’s achievement of pre-specified financial, operating, quality and service performance targets focused on a balanced mix of value-driving metrics.

•	Cost and growth (financial) metric targets are challenging yet attainable goals, set in consideration of the annual business plan and the earnings outlook disclosed to investors.

•	Quality, service and people (operational) metric targets are established with the aim of achieving performance benchmarks that we believe represent improvements in care quality and/or continued internal improvement on operating metrics (such as employee retention) that contribute to reductions in operating costs.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	35

COMPENSATION DISCUSSION AND ANALYSIS

A substantial portion (50% in 2015) of the equity grants made to NEOs under our long-term incentive plan are subject to performance-based vesting requirements that require the company to achieve specified financial targets established by the Human Resources Committee, with the remaining awards subject to time-based vesting conditions.

•	The Committee historically has used Adjusted EBITDA as a key performance metric under both its long and short-term incentive plans. The Committee’s selection of Adjusted EBITDA was based primarily on its assessment that this is the metric primarily used by financial analysts and investors to measure the performance of the company. The Committee also believed that the metric was appropriate to use during a period when both the healthcare industry and the company were undergoing rapid changes as a result of the adoption of the Affordable Care Act, and therefore other performance metrics might not have been representative of management performance.

•	In selecting Adjusted EBITDA again in 2015, the Committee noted that its ability to exercise negative discretion in approving final award payouts enabled it to fully or partially eliminate the impact of any acquisitions and divestitures completed during the period on Adjusted EBITDA to ensure a fair assessment of management’s performance in achieving organic growth.

As discussed on page 33 under “2016 Executive Compensation Program Changes,” the Committee has evaluated performance metrics for 2016 and changed the metrics, both under the short and long-term plans, to better align with strategic objectives in 2016. Under the AIP, the EBITDA metric of our annual bonus plan will be defined as Adjusted EBITDA minus net income attributable to noncontrolling interests, and the free cash flow metric will be Adjusted Free Cash Flow minus cash distributions paid to noncontrolling interests. The Committee believes these adjustments will more closely align management incentives to the financial results that our shareholders expect the company to achieve. For the long-term plan, the Committee decided to replace Adjusted EBITDA with a basket of four new performance measurements to focus executives on the specific metrics that the Committee believes are aligned with long term shareholder value creation. In addition, these metrics provide for differentiation among the metrics used under the short and long-term incentive plans, thereby ensuring that management focuses on the achievement of both short and long-term strategic objectives, as well as avoiding an undue emphasis on a single performance metric.

Sound Compensation Governance and Practices

We maintain a number of compensation governance best practices which support our compensation philosophy and alignment of pay and performance for our NEOs.

✓ Commitment to pay-for-performance philosophy, with substantially all executive compensation “at risk”
✓ Compensation programs designed to mitigate risk and active monitoring of compensation-related risk
✓ Clawback policy for all annual incentive compensation and, beginning with 2016, all performance-based equity grants
✓ Significant stock ownership and retention requirements for executives (6x base salary for CEO) and directors
✓ Anti-hedging and anti-pledging policies
✓ No single trigger change-of-control benefits
✓ No excise tax gross-ups
✓ No employment agreements
✓ Limited perquisites
✓ Independent compensation consultant to the Board of Directors
✓ Regular outreach to shareholders to request feedback regarding corporate governance and executive compensation practices

36	TENET HEALTHCARE ● 2016 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION, DISCUSSION AND ANALYSIS: IN DETAIL

Description and Analysis of Our Program and 2015 Compensation Decisions

This section describes the components of our executive compensation program, the way in which the Human Resources Committee makes decisions about each component, the philosophy behind each component and how these decisions and philosophies were applied to each NEO in 2015. The following table shows the target component pay mix across all our NEOs and lists where we discuss each component in this section.

COMPENSATION ELEMENT	PERCENTAGE OF TOTAL TARGET COMPENSATION FOR CEO	AVERAGE PERCENTAGE OF TOTAL TARGET COMPENSATION FOR ALL OTHER NEOS	WHERE DISCUSSED
Base Salary	10.5%	18.5%	Page 37
Annual Incentive Plan	15.7%	17.7%	Page 37
Long-Term Equity Program, comprised of: • Performance-based RSUs (50%) • Time-based RSUs (50%)	73.8%	63.8%	Page 42

Base Salary

Base salary provides our NEOs with a fixed monthly income. The Human Resources Committee approves the base salary of each NEO based on its review of peer group and market survey data provided by our independent compensation consultant, blended as described on page 45 under “Benchmarking Against Peer Companies.” The following table summarizes the annualized base salaries approved by the Committee in 2015 and the increase from each NEO’s annualized salary as of December 31, 2014:

NAMED EXECUTIVE OFFICER	2014 SALARY	2015 SALARY	INCREASE FROM 2014
Trevor Fetter	$1,250,000	$1,275,000	2.0%
Daniel Cancelmi	$600,000	$618,000	3.0%
Keith Pitts	$700,000	$925,000	32.1%
Britt Reynolds	$700,000	$721,000	3.0%
Audrey Andrews	$475,000	$489,250	3.0%

The increases in base salary (outlined in the table above) for each of Messrs. Fetter, Cancelmi and Reynolds and Ms. Andrews, were driven by market competitive data and also corresponded to the annual salary adjustment received by the company’s general employee population. Mr. Pitts also received an initial 3% increase, followed by an additional increase, effective as of July 1, 2015, to reflect the Committee’s desire to raise his target level of compensation to approximately the 75th percentile of our peer group, in recognition of the broader role Mr. Pitts plays in the formation and execution of the company’s long-term strategic plans. Mr. Pitts’ development and leadership of the company’s corporate development team and his successful negotiation and completion of a number of significant joint venture transactions, strategic acquisitions and divestitures throughout 2015 were viewed by the Committee as critical contributions and representative of Mr. Pitts’ ability to help the company strategically align its assets and businesses with the future of healthcare delivery. In considering Mr. Pitts’ 2016 compensation, the Committee chose to target the 50th percentile of our 2016 peer group for Mr. Pitts’ total target direct compensation.

Performance-Based Annual Incentive Plan

The Human Resources Committee annually determines the payment of cash bonuses for NEOs under our Annual Incentive Plan (AIP), which is a broad-based management compensation program in which approximately 3,000 of our employees participate. Payment of a bonus is based on the company’s achievement of performance goals established by the Committee. If the threshold performance goals are not met, no bonus is paid. The Committee has the discretion to reduce bonus payments for failure to comply with the company’s standards of conduct or in response to other quality, safety or compliance events that put the company’s reputation or financial results at risk. In addition, AIP awards to NEOs are subject to a ‘‘clawback’’ provision under which the Board of Directors may require reimbursement to the company of a cash bonus in the event of a material restatement of our financial results caused by the recipient’s fraud or in other circumstances involving fraud or misconduct that causes substantial harm to the company even in the absence of a restatement of financial statements. In the following section, we describe how the Human Resources Committee determined the AIP bonuses for our NEOs for 2015.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	37

COMPENSATION DISCUSSION AND ANALYSIS

2015 Target Annual Incentive Award Levels for Named Executive Officers

In 2015, the Human Resources Committee approved the following target bonus award levels for each NEO. The target award level represents the amount of potential cash bonus that might be paid to an officer if the company meets pre-established performance goals set by the Committee:

NAMED EXECUTIVE OFFICER	TARGET AWARD EXPRESSED AS A PERCENTAGE OF BASE SALARY
Trevor Fetter	150%
Daniel Cancelmi	100%
Keith Pitts	100%
Britt Reynolds	100%
Audrey Andrews	75%

The following table summarizes the factors taken into account by the Committee in setting the target incentive award levels.

NAMED EXECUTIVE OFFICER	DECISION AND BASIS FOR ACTION
Trevor Fetter

No change in the target award level as a percentage of base salary for 2015, consistent with 2014 and 2013 levels

•   The Committee made its determination based on its review of target annual cash incentive award levels provided by our peer group companies to their chief executive officers.

•   As in past years, the Committee continued to assign the highest target award level to Mr. Fetter given the unique role that a company’s CEO performs in overseeing all areas of a company’s operations and strategies.

•   The Committee also noted that the differential in target awards between the company’s CEO and the other NEOs is consistent with market practice.

Daniel Cancelmi

Increased target award level from 95% to 100% of base salary

•   The Committee made this determination based on its desire to recognize Mr. Cancelmi’s successful performance as Chief Financial Officer since his transition into the role in 2012.

•   The Committee also considered the critical role he plays in developing the company’s business plan and driving financial performance.

•   The Committee also took into account target annual cash incentive award levels paid by our peer group companies to their chief financial officers.

Keith Pitts

No change in the target award level as a percentage of base salary for 2015, consistent with 2014 and 2013 levels

•   The Committee determined the target award level for Mr. Pitts in late 2013 when the company extended Mr. Pitts’ employment offer to become the company’s vice chairman, taking into account his significant prior experience in the healthcare sector, market data for officers performing similar functions at peer companies and Mr. Pitts’ assumption of responsibility over the company’s corporate development programs.

Britt Reynolds

No change in the target award level as a percentage of base salary for 2015

•   Mr. Reynolds’ target award level was based on his tenure and the critical role he played as the chief hospital operational officer in executing the business plan of the company’s largest business segment.

Audrey Andrews

No change in the target award level as a percentage of base salary for 2015

•   Ms. Andrews’ target award level is based on her critical role as the company’s chief legal officer and is aligned with levels paid by our peer group companies to their chief legal officers.

38	TENET HEALTHCARE ● 2016 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2015 AIP Performance Metrics

For 2015, the Committee selected metrics to measure management’s performance with respect to the AIP under a “Balanced Scorecard.” The Balanced Scorecard measures the company’s performance in the following broad categories, which we call “pillars”: Cost, Growth, Quality, Service and People. Points are awarded for each metric under the Balanced Scorecard based on the degree to which the pre-determined goals for that metric are achieved. The aggregate target number of points under the Balanced Scorecard is 100 and the maximum is 200.

PILLAR METRIC	WEIGHTING	MEASUREMENT	LINK TO PERFORMANCE

Cost	65%	Financial Objectives	•Adjusted EBITDA (55%) •Adjusted Free Cash Flow (10%)
Growth	10%		•Inpatient Admissions (5%) •Outpatient Visits (5%)

Quality	10%		•Quality Composite Index (10%)

Service	10%	Operational Objectives	•Inpatient Satisfaction (5%) •Physician Net Promoter Score® (5%)

People	5%		•Employee Turnover (5%)

Goal-Setting Process for the Balanced Scorecard

Financial Pillars. The Committee assigned the greatest weight within the Balanced Scorecard (75%) to management’s performance on Cost and Growth metrics. It is the Committee’s expectation that achievement of target-level performance under the Cost and Growth metrics requires management to perform at levels exceeding the prior year’s performance, which is consistent with the Committee’s objective of challenging management to deliver on performance that increases shareholder value. The Committee believes that achievement of above-target performance under the Cost and Growth metrics requires the company’s management to achieve the “stretch” goals embedded in the company’s annual business plan. To achieve this level of performance, management must not only meet the basic objectives of the business plan, but also execute at superior levels on all aspects of the plan.

As in prior years, the Committee chose Adjusted EBITDA as the key financial performance metric driving the majority of the Balanced Scorecard calculation, with Adjusted Free Cash Flow as the secondary financial metric. The target for Adjusted Free Cash Flow of $250 million was set at a level substantially exceeding the prior year’s performance of $(55) million and which matched the company’s business plan. The Committee set the target-level Adjusted EBITDA goal at $2.0 billion, which exceeded the company’s Adjusted EBITDA in 2014 of $1.952 billion, but was slightly lower than the $2.1 billion Adjusted EBITDA goal embedded in the business plan. The Committee set the 2015 Adjusted EBITDA target in consideration of business goals, expectations, and other industry and market factors.

The AIP structure requires that the company achieve the threshold level of Adjusted EBITDA in order for any bonus to be paid in excess of 50% of target award levels, and it must achieve the target level of Adjusted EBITDA in order for any above-target payments to be earned. In further recognition of the value the Committee places on financial performance, an additional 25.0 points are added to the total Balanced Scorecard points earned in the event that the company achieves Adjusted EBITDA above the maximum payout level approved by the Committee ($2.2 billion for 2015); however, in no event will the aggregate points earned under the Balanced Scorecard exceed 200 (i.e., 200% of target).

Operational Pillars. The remaining metrics of the Balanced Scorecard measure our management’s achievement of healthcare and other operational performance goals. The Committee selected the metrics discussed below to incentivize management to focus on improving the quality of the healthcare we provide our patients and reducing healthcare costs. The Committee believes that these operational metrics are critical drivers of value as patients are increasingly adopting a consumer orientation in the selection of their healthcare provider and taking more ownership of their healthcare spend. In addition, achieving operational excellence benefits shareholders by enhancing the company’s competitive position in the market.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	39

COMPENSATION DISCUSSION AND ANALYSIS

The Committee established performance goals for each of these metrics based on achieving national performance benchmarks and/or continued internal improvement. Targets are designed to be challenging yet attainable, and take into consideration results from the prior year. The following table sets forth a description of each Quality, Service and People metric and how the targets were set by the Committee.

BALANCED SCORECARD METRICS
Quality Quality Composite Index

•   Measures the company’s performance on eight equally-weighted sub-measures that target the company’s focus areas for clinical improvement in 2015. The measures within the index fall into one of four quality drivers identified by the company: Process, Safety, Outcomes and Value. Several of the measures also correspond with the evidence-based indicators used by the Centers for Medicare and Medicaid Services (CMS) to reward hospitals based on the quality of patient care they deliver.

•   2015 target performance goal was set at the 60th percentile of Tenet’s 2014 performance on the same index—requiring internal improvement to reach the target.

Service Inpatient Satisfaction

•   Measures inpatient satisfaction scores to patient survey questions that correlate to the national patient satisfaction tool used as part of CMS’ value-based purchasing program.

•   2015 target performance goal was set at the 60th percentile of Tenet’s 2014 performance on the same metric—requiring internal improvement to reach the target.

Service Physician Satisfaction Net Promoter Score®

•   Measures physician engagement and loyalty (which the Committee believes is correlated to better patient care outcomes) by using the results of a physician survey conducted at various times each year.

•   2015 target performance goal was set at the 60th percentile of Tenet’s 2014 performance on the same metric—requiring internal improvement to reach the target.

People Employee Turnover

•   Measures the percentage of employees who terminate their employment with the company. High turnover among skilled healthcare workers requires the company to incur higher recuiting and training expenses, costs associated with contract or temporary labor, and other intangible costs associated with loss of productivity. Employees who are terminated for job performance or because of a divestiture are not included in this calculation, but reductions in force are included as turnover.

•   2015 target performance goal was set at the 50th percentile of Tenet’s 2014 performance on the same metric, due to the expectation that turnover would be higher in light of the competition for talent within the industry and ongoing shortage of qualified healthcare workers.

2015 Performance Under the Balanced Scorecard

The following tables set forth the individual component metrics of the five Balanced Scorecard pillars, the target level of points allocated to each metric and the actual performance levels achieved by management in 2015, before the application of any negative discretion by the Human Resources Committee.

COST AND GROWTH (FINANCIAL) METRIC	THRESHOLD LEVEL	TARGET LEVEL	MAXIMUM LEVEL	ACTUAL PERFORMANCE	TARGET BALANCED SCORECARD POINTS	ACTUAL BALANCED SCORECARD POINTS EARNED
Adjusted EBITDA(1)	$1.925 billion	$2.0 billion	$2.2 billion	$ 2.276 billion	55	135.0	(2)
Adjusted free cash flow(3)	$(141) million	$250 million	$641 million	$ 405 million	10	14.0
Inpatient admissions(4)	703,051	732,345	754,316	743,320	5	7.5
Outpatient visits(4)	7,119,226	7,564,173	7,860,840	7,947,515	5	10.0
TOTAL:					75	166.5

(1)	Please see Appendix C for the definition and reconciliation of Adjusted EBITDA.

(2)	25.0 additional points added due to Adjusted EBITDA achievement exceeding the maximum payout level.

(3)	Please see Appendix C for the definition and reconciliation of Adjusted free cash flow.

(4)	Targets and results are adjusted by the Human Resources Committee to exclude charity and self-pay admissions/visits.

40	TENET HEALTHCARE ● 2016 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

NON-FINANCIAL METRIC	TARGET BALANCED SCORECARD POINTS	ACTUAL BALANCED SCORECARD POINTS EARNED
Quality (Quality Composite Index)	10.0	20.0
Service (Inpatient Satisfaction)	5.0	5.0
Service (Physican Satisfaction)	5.0	4.5
People (Employee Turnover)	5.0	7.1
Total:	25.0	36.6

Negative Discretion Exercised by Committee and Actual Award Payments

Based on AIP performance targets set at the end of 2014, the company’s 2015 performance resulted in formula-driven payouts that exceeded the AIP cap of 200% of target. The 2015 financial results were driven in large part by the successful execution by management of the USPI transaction, in addition to several other acquisitions and divestitures completed during the year. While acquisitions and divestitures are generally considered as part of the AIP design process, the particular 2015 transactions were not contemplated or substantially certain at the time the 2015 AIP targets were established. As a result, upon review of 2015 performance, the Committee believed it was appropriate to exercise negative discretion and lower payouts to all corporate AIP participants in order to better reflect the rigor of the target ranges set at the end of 2014 and ensure payouts were closely aligned with the company’s performance excluding the impact of incremental earnings acquired during the performance period. Based on the Committee’s analysis of the impact of the 2015 transactions and other factors, the Committee decided to reduce the 2015 corporate AIP overall funding level to 156.8% of target award level, down from the formula-driven result under the Balanced Scorecard of 203.1% of target (which would have been subject to the 200% cap).

In addition, while achievement under the Quality pillar of the 2015 Balanced Scorecard was met at the maximum level, at Mr. Fetter’s recommendation, the Committee reduced by 15% to 50% the Quality scores used for purposes of calculating the individual awards of the NEOs, with the most significant reduction applied to Mr. Fetter’s award. The Committee determined that the proposed reductions were appropriate because the company’s performance on certain external quality and service measures outside the Balanced Scorecard metrics did not meet its expectations.

Based on management’s achievement of the performance goals and the Committee’s applied discretion with respect to the Cost and Quality metrics, the 2015 annual incentive award to each NEO is shown in the table below.

NAMED EXECUTIVE OFFICER	TARGET AIP PAYOUT	FORMULA-DRIVEN AIP PAYOUT	% DECREASE IN AIP PAYOUT	ACTUAL AIP PAYOUT
Trevor Fetter	$1,912,500	$3,825,000	(26.6)%	$2,807,550
Daniel Cancelmi	618,000	1,236,000	(23.1)%	950,484
Keith Pitts	925,000	1,850,000	(23.1)%	1,422,650
Britt Reynolds	721,000	1,442,000	(24.1)%	1,094,478
Audrey Andrews	366,938	733,876	(23.1)%	564,350

The Committee believes the resulting AIP payouts appropriately recognized management for its leadership in driving significant performance achievements for Tenet this year, including creating a stronger and more diversified portfolio of businesses, managing overhead costs, and meeting or exceeding earnings and cash flow goals throughout the year.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	41

COMPENSATION DISCUSSION AND ANALYSIS

2015 Long-Term Incentive Compensation Program

We designed our long-term incentive compensation programs to align the economic interests of our NEOs with those of our shareholders. Among other things, we believe these programs incentivize our NEOs to create long-term shareholder value and are an important retention tool.

The following table summarizes the long-term incentive awards granted to each of our NEOs in 2015:

NAMED EXECUTIVE OFFICER	NUMBER OF RESTRICTED STOCK UNITS	TARGET LONG-TERM INCENTIVE AWARD VALUE(1)
Trevor Fetter	197,240	$9,000,061
Daniel Cancelmi	48,214	$2,200,005
Keith Pitts	76,704	$3,500,004
Britt Reynolds	54,790	$2,500,068
Audrey Andrews	28,492	$1,300,090

(1)	Target value is based on the NYSE closing price per share of our common stock on the date of grant (February 25, 2015: $45.63) and values performance-based restricted stock units at target level.

The following table summarizes the awards in our 2015 long-term incentive compensation program, including the types of long-term awards that we granted, and the purpose, performance measured and vesting period of each type.

TYPE OF AWARD	PURPOSE	PERFORMANCE MEASURED	VESTING PERIOD
Performance-Vested Restricted Stock Units (50% of the total award to each NEO)	•Encourages retention •Focuses management on activities that increase long-term shareholder value consistent with financial forecasts	Adjusted EBITDA (as such term is defined above under “Performance-Based Annual Incentive Plan”)	Three years (1/3 after each year contingent upon attainment of Adjusted EBITDA-based performance criteria in year one)
Time-Vested Restricted Stock Units (50% of the total award to each NEO)	•Encourages retention •Fosters shareholder alignment among the executive team	Stock price performance	Three years (1/3 after each year)

For a discussion of the changes that the Human Resources Committee has implemented for the 2016 long-term incentive compensation program, please see “2016 Executive Compensation Program Changes” beginning on page 33.

Target-Setting and Vesting Terms

Performance-Based Restricted Stock Units. For the performance-based restricted stock units, the actual number of shares to be received by our NEOs ranges from 0% to 200% of the target share levels established by the Committee for each executive, depending on the degree to which the pre-specified performance goals are met. The performance goals for the performance-based restricted stock units were based on the company’s 2015 Adjusted EBITDA.

2015 ADJUSTED EBITDA (IN BILLIONS)	POTENTIAL SHARE AMOUNT AS A PERCENTAGE OF TARGET
<$1.925	0%
$2.0	100%
>$2.2	200%

Adjusted EBITDA is a primary metric that financial analysts and investors use to measure the company’s financial performance. When selecting the appropriate performance metric applicable to the performance equity grants, the Committee believed that Adjusted EBITDA was the measure by which senior executives’ long-term performance is judged by many investors and would best align management incentives with the goals of investors. In setting the specific performance goal levels, the Committee noted that the target-level goal of $2.0 billion exceeded the company’s Adjusted EBITDA in 2014 ($1.952 billion) and was set to match the target-level goal under the 2015 AIP. In order to achieve the maximum payout, management would be required to achieve Adjusted EBITDA of at least $2.2 billion, which was above the high end of the earnings outlook range that management disclosed to investors in early 2015.

42	TENET HEALTHCARE ● 2016 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

As discussed in the preceding section on our AIP, our performance metrics were significantly impacted by the successful execution of the USPI transaction in addition to several other acquisitions and divestitures completed during the year, though the goals used to determine the 2015 payouts were set before these transactions were announced or completed. Accordingly, the company’s 2015 financial performance and corresponding metrics resulted in formula-driven payouts for the long-term incentive awards at 200% of target, as noted in the table below. Taking these circumstances into account, the Committee exercised negative discretion to lower the total shares awarded to each NEO upon vesting of the performance-based RSUs in order to more accurately reflect the performance achieved excluding such transactions.

2015 ADJUSTED EBITDA ACTUAL RESULT	FORMULA-DRIVEN SHARE AMOUNT AS A PERCENTAGE OF TARGET	% DECREASE IN SHARE AMOUNT	ACTUAL SHARE AMOUNT AS A PERCENTAGE OF TARGET
$2.276 billion	200%	(17.7)%	164.7%

Time-Based Restricted Stock Units. Time-based annual restricted stock unit awards vest in one-third increments on each of the first three anniversaries of the grant date. The Committee believes the three-year vesting schedule is consistent with general market practice for time-based awards.

Committee Rationale for Long-Term Incentive Awards

General. The differences in long-term compensation awarded to individual NEOs are primarily attributable to their differing roles and functions and experience in those roles. Other factors taken into account in determining each NEO’s target long-term incentive award include: individual performance and overall work responsibilities at the company, tenure in role, peer company and survey data, the Committee’s assessment of other elements of compensation provided to the NEOs and the incentive and retention value of past long-term incentive awards.

Long-Term Equity Awards to Mr. Fetter. The Committee considered several factors in determining the annual long-term equity award it granted to Mr. Fetter in 2015. While the Committee had reduced the value of Mr. Fetter’s annual equity grant in 2014 (primarily to take into account a special recognition and retention award granted to Mr. Fetter in 2013), the Committee in 2015 desired to recognize Mr. Fetter’s individual performance in leading the company through a time of rapid change and transformation. The Committee noted that, under Mr. Fetter’s leadership, the company’s Adjusted EBITDA has increased in each year of his tenure as Chief Executive Officer since 2004. In addition, the Committee took into account Mr. Fetter’s compensation against market practice, as described below under “Benchmarking Against Peer Companies.”

Long-Term Equity Awards to Other NEOs. In connection with the annual awards, Mr. Fetter provided the Committee with his assessment of the performance of each of the other NEOs. Each of these four officers either joined the company or was promoted to his or her current role between January 2012 and October 2013, and in making annual award grants, the Committee particularly noted these individuals’ progression in their roles and determined that moderate increases in award levels were appropriate for each officer given individual performances and compensation against market practice.

As discussed on page 34 under “2016 Executive Compensation Program Changes,” the Human Resources Committee reduced the grant value of target long-term incentive compensation awards made in March 2016 to Mr. Fetter and the other NEOs (in the aggregate) by 19% and 13%, respectively, as compared with the 2015 awards.

Equity Grant Timing and Stock Option Exercise Prices

Historically, we have made annual equity awards to the NEOs and other employees during the first quarter of the year in connection with annual executive compensation decisions. In accordance with the terms of our equity plans, the grant date of these awards is the date the Human Resources Committee approves the grant, which occurs at a meeting date which is generally scheduled more than one year in advance.

We occasionally may grant equity awards, including stock options (though no options were granted during 2015) to newly hired employees, employees who have been promoted to executive officer positions, or for special recognition or retention outside of the annual grant process. For equity grants awarded outside of the annual grant process cycle, the grant date generally is the last trading day of the month of hire or the approval of the promotion or retention award. None of our NEOs received any such special equity awards in 2015. The exercise price for all stock options is the NYSE closing price per share of our common stock on the date of grant or on the immediately preceding trading day if the date of grant is a non-trading day.

Human Resources Committee approval is required in all cases where the recipient of the equity grant is a NEO or other senior officer.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	43

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Process

Role of the Human Resources Committee

The Human Resources Committee of our Board of Directors, which is comprised entirely of independent directors, makes all compensation decisions regarding our NEOs. The Committee considers input from (i) the other independent members of our Board of Directors, (ii) the company’s shareholders and (iii) its independent compensation consultant. In the case of NEOs other than the Chief Executive Officer, the Committee considers input and recommendations from the Chief Executive Officer. The Committee’s decisions regarding compensation of our NEOs are made outside the presence of these officers. The Committee is also responsible for approving our executive compensation program and general compensation policies, all new or materially amended broad-based compensation plans, and the performance measures used in our executive compensation programs.

In setting compensation levels and performance targets, the Human Resources Committee seeks to compensate our NEOs, as a group, at competitive compensation levels relative to our peer group when target-levels of performance goals are met. The Committee considers the “market median” to be a helpful benchmark in setting compensation levels for our NEOs. In 2015, the Committee determined to raise target total 2015 compensation for both Mr. Fetter and Mr. Pitts from the 50th to the 75th percentile, recognizing the need to retain key executives in a highly competitive market for talent. Mr. Fetter and Mr. Pitts made significant contributions to the company during 2015, including the successful negotiation and completion of a number of strategic acquisitions, divestitures and other transactions, to drive strong performance in light of macroeconomic challenges and industry trends. The remaining NEOs’ 2015 compensation remained targeted at approximately the 50th percentile.

As discussed on page 34 under “2016 Executive Compensation Program Changes,” one of the actions taken by the Committee with respect to 2016 compensation was to significantly reduce the total target value of long-term incentive compensation awards made to our NEOs in 2016. After factoring in these reductions, Mr. Fetter’s 2016 total target direct compensation is now set at approximately the 25th percentile of our 2016 peer group, Mr. Pitts is at approximately the 50th percentile, and the other NEOs are each between the 25th and 50th percentiles.

Independent Compensation Consultant

The Human Resources Committee has retained an independent consultant, Frederic W. Cook & Co. (the “Consultant”), to provide data on market compensation practices and advise the Committee on executive compensation decisions generally as well as the design and structure of our executive compensation plans and policies. In 2015, the Consultant participated in or provided input with respect to all meetings of the Committee.

Subject to the approval of the Committee, the Consultant meets with members of management to:

•	review management’s proposed compensation recommendations to the Committee;

•	discuss compensation trends and best practices;

•	review company compensation data, including management’s calculations of the value of equity grants, hypothetical change of control payments and total wealth analysis for individual officers; and

•	review and provide input on meeting agendas and presentation materials that management proposes to submit for the consideration of the Committee.

Any material information provided to management by the Consultant is disclosed to the Committee.

To safeguard the independence of the Consultant:

•	the Committee retains the Consultant, determines the terms and conditions of the Consultant’s engagement, and has the sole authority to approve the Consultant’s fees and other retention terms or to terminate the engagement;

•	the Consultant reports directly to the Committee and has direct access to the Committee Chair during and between meetings; and

•	the Consultant provides no services to the company or management except as related to executing the Human Resources Committee Charter and with the knowledge and approval of the Committee Chair.

The Committee has assessed the independence of the Consultant pursuant to SEC and NYSE rules and concluded that no conflict of interest exists in connection with the Consultant’s service as an independent advisor to the Human Resources Committee.

44	TENET HEALTHCARE ● 2016 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Performance Review Process

Each year, the Human Resources Committee reviews the performance of the Chief Executive Officer with the other independent members of the Board in executive session. This review is based on the performance evaluations of the Chief Executive Officer by each of the independent Board members as well as other data provided to the Committee, including the Chief Executive Officer’s self-evaluation and the feedback provided by selected members of management. The Committee also receives an assessment by the Chief Executive Officer of the performance of each other NEO. To maintain the integrity of the review process, the contents of individual reviews and related discussions are kept confidential. If and to the extent that performance factors addressed in any individual review affect an individual NEO’s compensation, those factors are discussed above.

Benchmarking Against Peer Companies

In setting compensation for our NEOs, the Human Resources Committee reviews comparative compensation data derived from the companies that comprise our peer group (as defined below) as well as market survey data provided to us by the Consultant.

In evaluating the compensation of our Chief Executive Officer, Chief Financial Officer and President of Hospital Operations, the Committee assigned the following weightings to each data source: peer group (75%) and survey data (25%). In the case of our Vice Chairman and our General Counsel, the following weightings were used: peer group (50%) and survey data (50%). The Committee believes it is appropriate to evaluate the compensation of the NEOs against a blend of peer group and market survey data given the small number of publicly held healthcare services companies comparable in size to our company and the fact that hospital companies comprise only a small portion of the publicly held healthcare service companies. We describe each of the data sources in more detail below.

Peer Group. The following companies comprised the peer group that we reviewed in making compensation determinations for 2015.

Aetna Inc.	Kindred Healthcare, Inc.
CIGNA Corporation	Laboratory Corporation of America Holdings
Community Health Systems, Inc.	LifePoint Health, Inc.
Davita Inc.	Omnicare, Inc.
HCA Holdings, Inc.	Quest Diagnostics Incorporated
Humana Inc.	Universal Health Services, Inc.

The Human Resources Committee developed the 2015 peer group in late 2014, taking into account the advice of the Consultant, based on a set of characteristics that include annual revenues ranging from approximately $5 billion to $50 billion with at least 10,000 employees (to recognize managerial scope and complexity) and operations that are classified under the Global Industry Classification System (GICS) code for healthcare facilities (which is our code), or under the GICS codes for healthcare services or managed care. Based on available data as of August 31, 2014 the actual revenue for the latest four quarters for the companies in the peer group ranged from $3.9 billion to $54.7 billion, with the median being $9.9 billion, while Tenet reported net operating revenue of $16.6 billion for the fiscal year ended December 31, 2014. The number of employees for the companies in the peer group ranged from 13,900 to 251,000, with the median being 50,300, while Tenet had approximately 108,000 employees as of December 31, 2014.

Each of the companies comprising the 2015 peer group was also included in the company’s 2014 peer group. Health Management Associates, Inc. was removed from the 2015 peer group as it was acquired by Community Health Systems during 2014. The 2015 peer group included both hospital companies and non-hospital companies, reflecting the small number of publicly held hospital companies in the U.S. market and the relevance of other healthcare-related companies in terms of labor market competition. The hospital companies include Community Health Systems, HCA, LifePoint Health and Universal Health Services. The non-hospital companies in the peer group include:

•	health insurance companies (AETNA, CIGNA and Humana);

•	a provider of kidney dialysis and integrated health care delivery and management services (Davita);

•	a healthcare services company that operates hospitals, nursing centers, home health, hospice and non-medical home care locations (Kindred Healthcare);

•	clinical laboratory companies (LabCorp and Quest Diagnostics); and

•	a pharmaceutical services company (Omnicare).

TENET HEALTHCARE ● 2016 PROXY STATEMENT	45

COMPENSATION DISCUSSION AND ANALYSIS

Market Survey Data. For 2015 compensation decisions, the Committee reviewed additional compensation data from the following survey sources:

SURVEY	COVERED ORGANIZATIONS	TARGETED ANNUAL REVENUE OF COMPANIES COMPRISING DATA USED BY CONSULTANT
2014 Aon Hewitt Total Compensation Measurement survey	70 companies, all industries	$10 billion to $25 billion
2014 Mercer Executive Benchmark survey	62 companies, all industries	greater than $10 billion
2014 Towers Watson U.S. Compensation Database survey	64 companies, all industries	$10 billion to $20 billion
2014 Towers Watson General Industry Top Management survey	18 companies, all industries	greater than $5 billion
2014 Frederic W. Cook & Co. Survey of Long-Term Incentives	57 companies, all industries	$15 billion

The Consultant compiles data from these survey sources relating to the compensation levels received for each position held by a NEO against the compensation levels received by executives holding similar positions at other companies. The Consultant uses the revenue criteria shown above in selecting the data it compiles from these sources and presents the data to the Committee in aggregated form. In benchmarking compensation levels against the survey data, the Committee considers only the aggregated survey data provided by the Consultant. The identity of the companies comprising the survey data is not disclosed to, or considered by, the Committee in its decision-making process. The Committee members do not consider the identity of the companies comprising the survey data to be material for this purpose.

Other Compensation, Benefits and Considerations

Perquisites

Tenet operates aircraft that we believe provide for a more efficient use of our executives’ time given the greater likelihood of direct flights and improved flight times than are available commercially. It also provides a more secure traveling environment where sensitive business issues may be discussed.

Under our aircraft usage policy, our Chief Executive Officer and certain other employees of the company approved by him from time to time are eligible to use the company’s aircraft for limited personal use. We believe this is a reasonable perquisite to offer to our senior executive officers so long as there is a business necessity of maintaining company aircraft. To the extent any travel on our aircraft results in imputed income to a NEO, the company does not provide gross-up payments to cover the officer’s personal income tax obligation due to such imputed income.

Under our aircraft usage policy, Mr. Fetter must reimburse us for any personal use of the corporate aircraft above 75 hours per year. In 2015, Mr. Fetter’s personal use of the corporate aircraft totaled 47.6 hours. The incremental cost of his use is disclosed in the Summary Compensation Table.

We do not provide our NEOs with any other significant perquisites.

Executive Severance Plan

In 2006, we adopted the Tenet Executive Severance Plan (ESP), which is applicable to our NEOs and certain other senior managers and officers of the company, including hospital chief executive officers. The terms of the ESP were approved by the Human Resources Committee after consultation with the Consultant at the time it was adopted.

The ESP provides cash severance and other benefits that vary by position level, consistent with market practice. In May 2012, our Human Resources Committee eliminated from the ESP all gross-ups of excise taxes upon a change of control to current and future participants.

The ESP is intended to continue the company’s practice of strengthening retention and recruitment by offering competitive compensation packages consistent with industry standards. Each of the NEOs participates in the ESP. The severance periods for the company’s NEOs under the ESP were determined by the Committee based on (1) past company practice, (2) competitive data provided by the Consultant regarding the severance periods in place for executives of similar sized companies and other healthcare peers, and (3) the Committee’s analysis of the future financial impact of various severance compensation scenarios on each of these executives and on the company.

Provisions in the ESP and related severance agreements regarding non-competition, confidentiality, non-disparagement and non-solicitation as a condition of receipt of severance benefits under the ESP remain in effect for the period during which the severed executive is entitled to receive severance payments. There are no provisions regarding waiver of breach of any such agreements or provisions.

A more detailed description of the ESP is contained in “Potential Payments Upon Termination or Change of Control” beginning on page 57.

46	TENET HEALTHCARE ● 2016 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (SERP) provides our NEOs (and certain other officers) with retirement benefits in the form of lifetime annuity payments. The benefit amount is based on the executive’s years of service, age and earnings. Benefit amounts received under the SERP are reduced (offset) by any benefit received under the Tenet Executive Retirement Account described below.

Our SERP has been in place since 1984. It is similar to the types of defined benefit retirement plans that other large companies maintain for their senior executives, especially among our hospital company peers. Additional information regarding benefit calculations and other terms of the SERP is provided in the narrative discussion following the Pension Benefits Table on page 55.

In May 2014, the Committee adopted a policy to discontinue the admission of future new entrants into the SERP. The SERP will be continued for existing participants, including each of the current NEOs, but the Committee does not intend to include any additional new participants into the SERP. As of December 31, 2015, 20 current employees of the company (including the NEOs) participated in the SERP.

Executive Retirement Account

In 2007, we established the Tenet Executive Retirement Account (the “ERA”) in order to attract and retain certain members of company management, particularly those not eligible to participate in the SERP. The company makes an annual contribution to the ERA each year on behalf of each participant in an amount equal to a specified percentage of the participant’s base salary. Such contributions accrue earnings credits. Upon a qualifying termination, participants are entitled to a retirement benefit equal to the vested balance of their ERA account. Upon becoming eligible to participate in the SERP, a participant’s ERA account balance is frozen and such participant is no longer eligible to receive contributions or earnings credits under the ERA. Such individual, however, may continue to accrue years of vesting service under the ERA.

Mr. Cancelmi and Ms. Andrews began participating in the ERA prior to becoming eligible to participate in our SERP. Upon a qualifying termination of employment, Mr. Cancelmi and Ms. Andrews will receive their vested balances under the ERA and will also be entitled to receive their applicable benefit under the SERP, but such SERP benefit will be reduced (offset) by any benefit received under the ERA.

Deferred Compensation Plan

Our NEOs and other eligible management employees may defer under our 2006 Deferred Compensation Plan (the “2006 DCP”) a portion of their base salary and annual incentive compensation that would otherwise be paid during a given calendar year. We make employer matching contributions to the 2006 DCP for employee participants in an amount equal to 50% of participant supplemental deferrals not to exceed 6% of compensation. The purpose of our deferred compensation plans is to enable highly paid employees to defer the taxable receipt of a portion of their income until such time as the employee is more likely to be in a lower tax bracket, usually at retirement, and to provide these employees with the matching contribution they would have received under our 401(k) Plan if Internal Revenue Code limits did not apply.

Each of the NEOs is eligible to participate in the 2006 DCP. Additional details regarding our deferred compensation plans are set out under “Deferred Compensation Plans” beginning on page 56.

Employee Benefits

Our NEOs participate in the company’s broad-based programs generally available to all employees, including our 401(k) retirement plan, health and dental and various other insurance plans, including disability and life insurance. Also, in connection with the SERP we provide additional life insurance and accidental death and dismemberment insurance as described under “Potential Payments Upon Termination or Change of Control – Death, Disability and Retirement” beginning on page 57. These benefits are consistent with providing a total pay program that is sufficiently competitive with our peer companies so as to attract and retain highly qualified personnel.

Tax Matters

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to any NEOs (other than the chief financial officer employed at the end of the year) in any single year, but exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Human Resources Committee generally seeks to structure performance-based compensation in a manner intended to satisfy these requirements. Section 162(m)(6) of the Internal Revenue Code imposes a deductibility limit of $500,000 for compensation paid to all of our employees, including our NEOs, if we are determined to be a covered health insurance provider within the meaning of Section 162(m)(6). The exception for “performance-based compensation” is not applicable to the $500,000 deductibility limitation under Section 162(m)(6). Based on guidance from applicable government agencies, we currently believe that we are not subject to the deductibility limitations of Section 162(m)(6).

TENET HEALTHCARE ● 2016 PROXY STATEMENT	47

COMPENSATION DISCUSSION AND ANALYSIS

The Board and the Committee reserve the authority to award nondeductible compensation as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended by the Committee to satisfy the requirements for deductibility under Section  162(m) does in fact do so.

Compensation Governance Practices

Stock Ownership and Stock Retention Requirements

Our Board of Directors has adopted stock ownership and stock retention requirements for our non-employee directors and all company officers with the title of Senior Vice President and above, to further align their financial interests with those of our shareholders. The ownership requirements must be met within five years from the date on which an individual becomes a director or senior officer. If, during or after such five-year period, a senior officer is promoted to a position that requires a higher stock ownership multiple than the position previously held, the senior officer will be granted an additional two-year period to meet the increased multiple.

Each senior officer is required to own shares of our stock with a value equal to the following multiples of his or her base salary:

EXECUTIVE LEVEL	MARKET VALUE OF COMMON STOCK OWNED AS A MULTIPLE OF BASE SALARY
Chief Executive Officer	6x
Vice Chairman, Chief Financial Officer and President of Hospital Operations	2x
Senior Vice President	1x

Shares counted toward the stock ownership requirements include: (i) shares of common stock held of record or in a brokerage account by the individual or his or her spouse; (ii) unvested restricted stock or restricted stock units; and (iii) stock units credited under deferred compensation plans. Outstanding stock options do not count toward satisfaction of the ownership requirements.

If a director or senior officer does not meet the applicable ownership requirements, he or she must retain 100% of any “net shares” received upon the exercise of stock options and the vesting of restricted stock or restricted stock units until such time as the requirements are met. For this purpose, “net shares” means the number of shares received upon exercise of stock options or upon vesting of restricted stock or restricted stock units less the number of shares sold or deducted to pay the exercise price (in the case of options), withholding taxes and any brokerage commissions.

As of March 14, 2016, all NEOs were in compliance with the requirements. All senior officers are required to certify that they are in compliance with these guidelines prior to executing a sale of the company’s common stock.

Prohibition on Hedging or Pledging Our Stock

Our insider trading policy prohibits any NEO or any other officer or employee subject to its terms (approximately 80 people) from entering into short sales or derivative transactions to hedge their economic exposure to our stock. In addition, these officers and employees are prohibited from pledging our stock, including through holding our stock in margin accounts.

48	TENET HEALTHCARE ● 2016 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation in the years ended December 31, 2015, 2014 and 2013 for our Chief Executive Officer, our Chief Financial Officer and our three most highly compensated other executive officers during 2015 (collectively, the NEOs). Additional information concerning our NEOs’ compensation can be found in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 29.

2015 Summary Compensation Table

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)	STOCK AWARDS ($)(2)	OPTION AWARDS ($)(3)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(1)(4)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(5)	ALL OTHER COMPENSATION ($)(6)	TOTAL ($)
Trevor Fetter Chief Executive Officer	2015	1,316,346	-0-	9,000,061	-0-	2,807,550	2,016,823	213,503	15,354,283
	2014	1,250,000	-0-	8,000,000	-0-	3,857,428	4,612,782	229,897	17,950,107
	2013	1,207,983	-0-	17,500,077	2,499,193	1,313,996	-0-	212,878	22,734,127
Daniel Cancelmi Chief Financial Officer	2015	636,231	-0-	2,200,005	-0-	950,484	824,015	25,956	4,636,691
	2014	565,923	-0-	4,900,001	-0-	984,001	2,316,274	15,575	8,781,774
	2013	484,865	-0-	1,700,000	249,914	277,494	366,203	29,405	3,107,881
Keith Pitts Vice Chairman	2015	828,577	-0-	3,500,004	-0-	1,422,650	696,404	541,645	6,989,280
	2014	699,992	-0-	5,999,987	-0-	1,170,400	515,666	179,962	8,566,007
	2013	145,379	-0-	2,500,030	-0-	-0-	-0-	8,956	2,654,365
Britt Reynolds Former President of Hospital Operations(7)	2015	742,270	-0-	2,500,068	-0-	1,094,478	359,679	44,172	4,740,667
	2014	690,616	-0-	3,800,020	-0-	1,356,167	648,483	41,268	6,536,554
	2013	663,500	-0-	2,100,019	-0-	445,357	184,693	24,254	3,417,823
Audrey Andrews SVP and General Counsel	2015	503,683	-0-	1,300,090	-0-	564,350	318,090	11,557	2,697,770
	2014	459,616	-0-	2,900,014	-0-	595,650	976,419	11,218	4,942,917
	2013	411,702	-0-	800,037	-0-	167,280	102,350	6,884	1,488,253

(1)	Includes amounts deferred by the Named Executive Officers under the 2006 DCP. For further information, see the table and related discussion under “Nonqualified Deferred Compensation” beginning on page 56. Amounts shown in this column for 2015 are higher than the annualized base salary levels discussed on page 37 due to one additional pay cycle occurring in calendar year 2015.

(2)	Values in this column represent the grant date fair value of performance-based restricted stock unit awards and time-based restricted stock unit awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are discussed in Note 8 to our consolidated financial statements for the year ended December 31, 2015 included in our Annual Report on Form 10-K. For performance-based restricted stock unit awards, the value shown is based on the probable outcome of the conditions at grant date. Amounts payable under these awards can range from 0% to 200% of the target awards. Assuming the highest level of performance is achieved, the grant date fair values of the restricted stock units (including the performance-based awards) granted in 2015 would have been:

NAME	GRANT DATE	STOCK AWARD AT GRANT DATE VALUE ($)	STOCK AWARD AT HIGHEST LEVEL OF PERFORMANCE CONDITIONS ($)
Trevor Fetter	2/25/15	9,000,061	13,500,091
Daniel Cancelmi	2/25/15	2,200,005	3,300,007
Keith Pitts	2/25/15	3,500,004	5,250,005
Britt Reynolds	2/25/15	2,500,068	3,750,102
Audrey Andrews	2/25/15	1,300,090	1,950,135

(3)	Values in this column represent the grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are discussed in Note 8 to our consolidated financial statements for the year ended December 31, 2015 included in our Annual Report on Form 10-K.

(4)	This column reflects cash awards under our AIP for fiscal year 2015.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	49

EXECUTIVE COMPENSATION TABLES

(5)	The amounts shown for each Named Executive Officer represent the change in the actuarial present value of accumulated benefits under our SERP as of December 31, 2015. In 2013, the changes in value were $(593,719) and $-0- for Mr. Fetter and Mr. Pitts, respectively. No Named Executive Officer received preferential or above-market earnings on deferred compensation.

(6)	Amounts shown in this column for 2015 include the following:

	FETTER	CANCELMI	PITTS	REYNOLDS	ANDREWS
Premiums for long-term disability and survivor benefit life insurance under our SERP	$3,830	$3,710	$3,984	$3,650	$3,540
Matching contributions under our 401(k) Retirement Savings Plan	7,950	7,950	7,950	7,950	7,950
Matching contributions under our 2006 DCP	16,183	14,296	-0-	32,531	-0-
Personal use of company aircraft*	185,540	-0-	30,642	41	67
Relocation expenses	-0-	-0-	394,858	-0-	-0-
Tax gross-up on reimbursement of relocation expenses	-0-	-0-	104,211	-0-	-0-
Total	$213,503	$25,956	$541,645	$44,172	$11,557

*	Amounts shown in this row represent the incremental costs in 2015 associated with the personal use of our aircraft. Incremental costs include fuel costs, landing and parking fees, customs and handling charges, per hour accruals for maintenance service plans, passenger catering and ground transportation, crew travel expenses and other trip-related variable costs (including fees for contract crew members and the use of our fractional jet interest). Because our aircraft are used primarily for business travel, incremental costs exclude fixed costs that do not change based on usage, such as pilots’ salaries, aircraft purchase or lease costs, fractional jet interest management fees, home-base hangar costs and certain maintenance fees.

(7)	As previously disclosed, Mr. Reynolds notified the company of his resignation as the company’s President of Hospital operations on March 16, 2016.

50	TENET HEALTHCARE ● 2016 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Grants of Plan-Based Awards During 2015

The following table sets forth information concerning grants of equity awards made in 2015 under our stock incentive plans and grants of cash that potentially could have been earned in 2015 under our AIP.

NAME	AWARD TYPE(1)	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(2)
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Trevor Fetter	AIP		-0-	1,912,500	3,825,000
	PRSU	2/25/15				24,655	98,620	197,240		4,500,031
	AIP	2/25/15							98,620	4,500,031
Dan Cancelmi	AIP		-0-	618,000	1,236,000
	PRSU	2/25/15				6,027	24,107	48,214		1,100,002
	RSU	2/25/15							24,107	1,100,002
Keith Pitts	AIP		-0-	925,000	1,850,000
	PRSU	2/25/15				9,588	38,352	76,704		1,750,002
	RSU	2/25/15							38,352	1,750,002
Britt Reynolds	AIP		-0-	721,000	1,442,000
	PRSU	2/25/15				6,849	27,395	54,790		1,250,034
	RSU	2/25/15							27,395	1,250,034
Audrey Andrews	AIP		-0-	366,938	733,875
	PRSU	2/25/15				3,562	14,246	28,492		650,045
	RSU	2/25/15							14,246	650,045

(1)	AIP Awards. Awards designated “AIP” are awards that our Named Executive Officers might have earned during 2015 under our Annual Incentive Plan, dependent upon our 2015 performance. Awards actually earned are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Restricted Stock Unit Awards. Awards designated “RSU” reflect time-vested restricted stock unit awards under our 2008 Stock Incentive Plan. The RSUs granted on February 25, 2015 vest ratably on each of the first three anniversaries of the grant date.

Performance-Based Restricted Stock Unit Awards. Awards designated “PRSU” reflect performance-based restricted stock unit awards under our 2008 Stock Incentive Plan. The following table summarizes the terms of the 2015 awards.

NAME	GRANT DATE	NYSE CLOSING PRICE ON GRANT DATE	POTENTIAL PAYOUT RANGE	VESTING PERIOD
Trevor Fetter Dan Cancelmi Keith Pitts Britt Reynolds Audrey Andrews	2/25/15	$45.63	Actual shares to be received ranges from 0% to 200% of the target share level shown, depending on the degree to which specified performance goals are met.	Three years (one-third after each year depending on attainment of Adjusted EBITDA-based performance goals in year one). In February 2016, the Compensation Committee certified that based on the company’s 2015 adjusted EBITDA, for each recipient the number of shares eligible for payout would be 164.7% of the target share level. These shares provisionally vested upon such certification and now vest in one-third increments on each of the first three anniversaries of the grant date.

(2)	We calculate the grant date fair value of restricted stock units based on the NYSE closing price per share of our common stock on the date of grant (February 25, 2015: $45.63). For performance-based restricted stock units, the value shown is based on the probable outcome of the performance conditions at grant date. Assumptions used in the calculation of the amounts shown are discussed in Note 8 to the consolidated financial statements for the year ended December 31, 2015 included in our Annual Report on 10-K.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	51

EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards

The following table sets forth information as of December 31, 2015 with respect to outstanding equity awards granted to each of the Named Executive Officers. Where applicable, the numbers of securities and values in this table and throughout this Proxy Statement have been adjusted for the reverse stock split effective October 11, 2012.

Outstanding Equity Awards at 2015 Fiscal Year-End Table

		OPTION AWARDS(1)				STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(3)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
Trevor Fetter	3/1/07	182,000		26.40	3/1/17
	3/6/08	416,750		19.76	3/6/18
	2/25/10	52,532		20.12	2/25/20
	2/25/10	52,532		20.12	2/25/20
	2/29/12	109,250		22.60	3/1/22
	2/29/12	109,250		22.60	3/1/22
	2/28/13		171,844	39.31	2/28/18
	2/28/13					31,799		963,510
	2/28/13					31,799	(4)	963,510
	6/13/13					106,090	(5)	3,214,527
	6/13/13					106,090	(6)	3,214,527	106,090	3,214,527
	2/26/14					60,142		1,822,303
	2/26/14					120,284	(4)	3,644,605
	2/25/15					98,620		2,988,186
	2/25/15					162,428	(4)	4,921,568
Total values								$21,732,736		$3,214,527
Dan Cancelmi	4/30/12					25,000	(7)	757,500
	9/28/12	37,500		25.08	9/28/22
	2/28/13		17,188	39.31	2/28/18
	2/28/13					7,208		218,402
	2/28/13					7,208	(4)	218,402
	2/26/14					14,284		432,805
	2/26/14					28,568	(4)	865,610
	8/25/14					16,695	(7)	505,859
	8/25/14					23,323	(8)	706,687	33,389	1,011,687
	2/25/15					24,107		730,442
	2/25/15					39,705	(4)	1,203,062
Total values								$5,638,769		$1,011,687
Keith Pitts	10/1/13					20,144		610,363
	2/26/14					22,553		683,356
	2/26/14					45,106	(4)	1,366,712
	8/25/14					16,695	(7)	505,859
	8/25/14					23,323	(8)	706,687	33,389	1,011,687
	2/25/15					38,352		1,162,066
	2/25/15					63,166	(4)	1,913,930
Total Values								$6,948,973		$1,011,687

52	TENET HEALTHCARE ● 2016 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

		OPTION AWARDS(1)				STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(3)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
Britt Reynolds	2/29/12	28,250		22.60	3/1/22
	2/29/12	28,250		22.60	3/1/22
	2/28/13					8,904		269,791
	2/28/13					8,904	(4)	269,791
	2/26/14					17,291		523,917
	2/26/14					34,582	(4)	1,047,835
	8/25/14					8,348	(7)	252,944
	8/25/14					11,661	(8)	353,328	16,695	505,859
	2/25/15					27,395		830,069
	2/25/15					45,120	(4)	1,367,136
Total values								$4,914,811		$505,859
Audrey Andrews	2/28/13					3,392		102,778
	2/28/13					3,392	(4)	102,778
	2/26/14					6,766		205,010
	2/26/14					13,532	(4)	410,020
	8/25/14					11,130	(7)	337,239
	8/25/14					15,549	(8)	471,135	22,259	674,448
	2/25/15					14,246		431,654
	2/25/15					23,464	(4)	710,959
Total values								$2,771,573		$674,448

(1)	All options have a term of ten years and options listed in the “Number of Securities Underlying Unexercised Options Unexercisable” column vest on the third anniversary of the date of grant.

(2)	Based on the NYSE closing price of $30.30 per share of our common stock on December 31, 2015.

(3)	The awards shown in this column are performance-based restricted stock units which remain subject to performance-based vesting conditions. Pursuant to applicable regulations, the numbers shown are based on achievement at the goal levels shown below:

NAME	GRANT DATE	PERFORMANCE LEVEL ASSUMED ($)
Trevor Fetter	6/13/13	Maximum
Daniel Cancelmi	8/25/14	Maximum
Keith Pitts	8/25/14	Maximum
Britt Reynolds	8/25/14	Maximum
Audrey Andrews	8/25/14	Maximum

(4)	The award shown represents performance-based restricted stock units that are no longer subject to performance-based conditions because the conditions have been satisfied. These awards now vest ratably on each of the first three anniversaries of the grant date.

(5)	One-half of these time-based restricted stock units vest on the third anniversary of the date of grant and one-half will vest on the sixth anniversary of the date of grant.

(6)	The award shown represents the portion of Mr. Fetter’s June 13, 2013 grant of performance-based restricted stock units that are no longer subject to performance-based conditions because the conditions have been satisfied, with the award earned at 200% of target. This earned award remains subject to vesting conditions and will vest on the third anniversary of the date of grant.

(7)	These time-based restricted stock units vest on the fifth anniversary of the date of grant.

(8)	The award shown represents the portion of the NEO’s August 25, 2014 grant of performance-based restricted stock units that are no longer subject to performance-based conditions because the conditions have been satisfied, with the award earned at 139.7% of target. This earned award remains subject to vesting conditions and will vest on the fifth anniversary of the date of grant.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	53

EXECUTIVE COMPENSATION TABLES

Option Exercises and Stock Vested

The following table sets forth certain information regarding options and restricted stock unit awards exercised and vested, respectively, during 2015 for the Named Executive Officers.

2015 Option Exercises and Stock Vested Table

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)(1)	VALUE REALIZED ON EXERCISE ($)(2)(3)	NUMBER OF SHARES ACQUIRED ON VESTING (#)(1)	VALUE REALIZED ON VESTING ($)(3)(4)
Trevor Fetter	182,924	5,205,958	192,140	8,935,774
Dan Cancelmi	-0-	-0-	51,671	2,287,418
Keith Pitts	-0-	-0-	22,552	1,054,080
Britt Reynolds	-0-	-0-	53,743	2,499,712
Audrey Andrews	-0-	-0-	21,099	981,349

(1)	Where applicable, the numbers of shares in this table and throughout this Proxy Statement have been adjusted for the reverse stock split effective October 11, 2012.

(2)	Calculated by multiplying the number of shares exercised by the difference between the exercise price and the market price of common stock on the date of exercise.

(3)	These amounts represent gain realized on prior-year equity compensation and are not considered 2015 compensation.

(4)	Calculated by multiplying the number of shares vested by the market price of common stock on the vesting date. The values shown do not represent proceeds actually received by the Named Executive Officers, as shares were withheld to cover applicable taxes.

Pension Benefits

The following table sets forth information as of December 31, 2015 with respect to our SERP and ERA, which provide for payments or other benefits in connection with the retirement of the Named Executive Officers.

2015 Pension Benefits Table

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)(1)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)(2)(3)		PAYMENTS DURING LAST FISCAL YEAR ($)
Trevor Fetter	SERP	20	17,847,051		-0-
Dan Cancelmi	SERP	20	4,576,210	(4)	-0-
	ERA	20	69,502		-0-
Keith Pitts	SERP	2	1,212,070		-0-
Britt Reynolds	SERP	4	1,429,885		-0-
Audrey Andrews	SERP ERA	17 17	2,283,190 55,858	(4)	-0- -0-

(1)	None of the Named Executive Officers has been credited with years of service in excess of his or her actual years of service with the company. However, to incentivize Mr. Pitts to join the company following the October 2013 acquisition of Vanguard and to encourage retention, we agreed that, following his completion of five years of service with Tenet, Mr. Pitts would be credited with his service at Vanguard for the purpose of determining benefits under our SERP.

(2)	Computed as of December 31, 2015, the same pension plan measurement date used for financial statement reporting purposes with respect to our consolidated financial statements for the year ended December 31, 2015, which are included in our Annual Report on Form 10-K filed with the SEC on February 22, 2016.

(3)	Determined using the benefit formula, age and service credits, and final average earnings as of December 31, 2015, using: (i) the assumption that retirement age is age 62, which is the earliest age at which a participant under the SERP may retire or terminate employment without a reduction in benefits; (ii) actuarial tables used in calculating life expectancies; and (iii) a discount rate of 4.75%.

(4)	The amount shown is the present value of the full accumulated benefit amount under the SERP; however, the amount received under the SERP upon retirement will be reduced (offset) by any benefit received under the ERA.

54	TENET HEALTHCARE ● 2016 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Supplemental Executive Retirement Plan

The SERP provides our Named Executive Officers (and certain other executives) with supplemental retirement benefits in the form of retirement payments for life, generally commencing on the first day of the month following the attainment of age 62, subject to the six-month delay applicable to key employees under Section 409A. At retirement, the monthly benefit paid to a participant will be a product of four factors:

highest average monthly earnings (base salary and annual cash bonus under our AIP) for any consecutive 60-month period during the 10 years preceding retirement	x	years of service with the company (max of 20 years)(1)	x	vesting factor	x	percentage factor (to offset certain other retirement benefits)

(1)	For first five years of participation in the SERP a participant is given partial credit for years of service performed prior to the participant’s enrollment in the SERP. Upon achieving five years of SERP participation, a participant receives full credit for service years performed prior to SERP participation.

The monthly SERP benefit is reduced in the event of a participant’s early retirement (age 55 with 10 years of service) or termination of employment prior to age 62, by 3.0% for each year that employment termination occurs before age 62 (max reduction of 21%). Monthly SERP benefits are further reduced by an additional 3% each year if benefits begin to be paid prior to age 62. Unreduced retirement benefits under the SERP are available for participants who terminate on or after age 62 or at age 60 with at least five years of service. Mr. Fetter is our only Named Executive Officer presently eligible for early retirement under the SERP.

In the event of a change of control, participants will be deemed fully vested in their SERP benefits without regard to their actual years of service, and their SERP benefits will be calculated based on all of their years of service with the company (i.e., the partial credit for service prior to enrollment in the SERP will not apply) and no early retirement or payment reduction will apply. SERP benefits payable in the event of a termination of employment within two years of a change of control event described in Section 409A will commence on the first day of the month following the participant’s termination of employment, subject to the six-month delay applicable to key employees under Section 409A. Otherwise any SERP benefits payable following a change of control will be paid at normal retirement or early retirement as described above.

None of our Named Executive Officers has received credited service under the SERP for years not worked, however:

•	the ESP, which was adopted during 2006, would provide each Named Executive Officer with the accrual of age and service credit under the SERP during his or her “severance period.” The SERP and ESP have been amended to eliminate these accruals during the severance period for employees that became SERP participants after August 3, 2011, including Messrs. Pitts and Reynolds.

•	To incentivize Mr. Pitts to join the company following the October 2013 acquisition of Vanguard and to encourage retention, the Committee approved a limited exception to its policy to grant Mr. Pitts credit for his 14-year employment with Vanguard, which is now a wholly-owned subsidiary of the company, subject to his completion of five years of service with Tenet. If Mr. Pitts does not satisfy the five-year employment condition, he will forfeit his entitlement to all SERP benefits. In approving the conditional credit for Vanguard service, the Committee took into account:

•	the fact that the other company for which we would count Mr. Pitts’ service time (Vanguard) now comprises a substantial portion of Tenet’s business;

•	Mr. Pitts’ unique ability to help complete the integration of Vanguard into our operations, which we believe is critical for our long-term success; and

•	Mr. Pitts’ extensive background and experience in the acquisition and development area.

During their employment, SERP participants are provided a life insurance and accidental death benefit for the designated beneficiary of each participant and a disability insurance policy for the benefit of each participant.

Executive Retirement Account

No Named Executive Officers currently accrue benefits under both the SERP and the ERA. The ERA is maintained primarily for members of company management who are not eligible to participate in the SERP. Mr. Cancelmi and Ms. Andrews began participating in the ERA prior to becoming eligible to participate in the SERP. While they were active participants in the ERA, the company made an annual contribution to the ERA each year on their behalf in an amount equal to a specified percentage of their respective base salaries. Such contributions accrued earnings credits. Upon a qualifying termination, participants in the ERA are entitled to a retirement benefit equal to the vested balance of their ERA account. Upon becoming participants in the SERP, Mr. Cancelmi’s and Ms. Andrews’ participation in the ERA and their account balances were frozen and no additional contributions or earnings credits will be made, though the account balances continue to accrue years of vesting service. Upon a qualifying termination of employment, Mr. Cancelmi and Ms. Andrews will receive their vested balances under the ERA and will also be entitled to receive their applicable benefit under the SERP, but such SERP benefit will be reduced (offset) by the benefit received under the ERA.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	55

EXECUTIVE COMPENSATION TABLES

Nonqualified Deferred Compensation

The following table sets forth information as of December 31, 2015 with respect to our deferred compensation plans.

2015 Nonqualified Deferred Compensation Table

NAME	PLAN NAME(1)	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR ($)(2)	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR ($)(3)	AGGREGATE EARNINGS IN LAST FISCAL YEAR ($)(4)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FISCAL YEAR END ($)(5)
Trevor Fetter	2006 DCP	32,365	16,183	50,424	-0-	1,742,108
	2001 DCP	-0-	-0-	-0-	-0-	209,004
Dan Cancelmi	2006 DCP	28,591	14,296	5,796	-0-	173,938
Keith Pitts		-0-	-0-	-0-	-0-	-0-
Britt Reynolds	2006 DCP	65,061	32,531	7,827	-0-	219,025
Audrey Andrews		-0-	-0-	-0-	-0-	-0-

(1)	More information about our two deferred compensation plans appears below under “Deferred Compensation Plans.”

(2)	Included in the amounts represented in the Summary Compensation Table as “Salary” and “Non-Equity Incentive Plan Compensation.”

(3)	Included in the amounts represented in the Summary Compensation Table as “All Other Compensation.”

(4)	These amounts are not included in the Summary Compensation Table because plan earnings were not preferential or above-market.

(5)	The fiscal year-end balance reported for the 2006 DCP includes the following amounts that were previously reported in the Summary Compensation Table as compensation for years 2006 through 2014: Mr. Fetter, $1,167,510; Mr. Cancelmi, $4,092; Mr. Pitts, $-0-; Mr. Reynolds, $64,642; and Ms. Andrews, $-0-. The fiscal year-end balance reported for the 2001 DCP includes $842 for Mr. Fetter that was previously reported in the Summary Compensation Table as compensation for years 2006 through 2014. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

Deferred Compensation Plans

We maintain two deferred compensation plans: (i) the Fourth Amended and Restated Tenet 2006 Deferred Compensation Plan (“2006 DCP”), a Section 409A compliant plan for deferrals elected with respect to amounts otherwise payable in calendar years beginning on and after January 1, 2005; and (ii) the Ninth Amended and Restated Tenet 2001 Deferred Compensation Plan (“2001 DCP”), a grandfathered plan for deferrals elected with respect to amounts otherwise payable in calendar years beginning before January 1, 2005. No additional elective deferrals or employer contributions may be made to the 2001 DCP. All of our Named Executive Officers and non-employee directors are eligible to participate in the 2006 DCP; however, Mr. Pitts and Ms. Andrews do not currently participate in this plan.

Employee participants are permitted to elect up to six types of elective deferral contributions (“Deferral Contributions”) to the 2006 DCP:

(i) base compensation deferrals of up to 75% of eligible compensation (base salary and certain other cash compensation, but excluding bonuses under the AIP);

(ii) bonus deferrals of up to 100% of bonus under the AIP (94% if a bonus with match deferral is made as described below);

(iii) base compensation with match deferrals of up to 6% of eligible compensation when the employee reaches certain statutory limits on contributions under our 401(k) Plan;

(iv) bonus with match deferrals of 6% of bonus under the AIP;

(v) if authorized, discretionary compensation deferrals; and

(vi) if authorized, restricted stock unit deferrals, of up to 100% of the restricted stock units awarded under our stock incentive plans.

We make an employer matching contribution to the 2006 DCP equal to 50% of an employee’s base compensation with match deferrals and/or bonus with match deferrals. In addition, we may elect to make a discretionary contribution to the 2006 DCP with respect to any participant. We did not elect to make any discretionary contributions to the 2006 DCP during 2015. All elective deferrals and employer contributions made to the 2006 DCP are fully vested when made and are credited to a separate bookkeeping account on behalf of each participant.

56	TENET HEALTHCARE ● 2016 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Amounts deferred under the 2006 DCP or 2001 DCP will generally be distributed, as directed by the participant, upon either termination of service or the occurrence of a specified date. Matching and discretionary contributions are distributed upon termination of service. Distributions may be made in cash or in shares of our common stock, and may be made in the form of a lump sum payment or annual installments over a one to 15 year period, as elected by the participant. Any amounts that are payable from the 2006 DCP upon a termination of employment are subject to the six-month delay applicable to key employees under Section 409A. Under certain circumstances, a participant may elect to receive an immediate lump sum distribution under the 2001 DCP subject to a 10% forfeiture, a 13-month delay or the occurrence of a change of control.

Participants may request, on a daily basis, that any of the following investment crediting rates be applied to amounts credited to their 2001 DCP and 2006 DCP accounts: (i) an annual rate of interest equal to 120% of the applicable federal long-term (10-year) interest rate (which generated an annual return for 2015 of 3.05%); (ii) a rate of return based on one or more benchmark mutual funds, which are the same funds as those offered under our 401(k) Plan; or (iii) a rate of return based on the performance of our common stock, designated as stock units that are payable in shares of our common stock. Amounts that are deemed to be invested in stock units may not be transferred out of stock units and will be paid in shares of our common stock.

Potential Payments Upon Termination or Change of Control

The information below describes and quantifies certain compensation that would be paid under existing plans and arrangements if a Named Executive Officer’s employment had terminated on December 31, 2015, given his or her compensation and service levels as of that date and, as applicable, based on the NYSE closing price of $30.30 per share of our common stock on that date. These benefits are in addition to benefits available generally to our salaried employees, such as distributions under our 401(k) Plan, disability benefits and accrued vacation pay. A Named Executive Officer’s benefits under our deferred compensation plans will generally be distributed in connection with his or her termination of employment or the occurrence of a specified date. Benefits under the SERP are generally paid on early or normal retirement.

Due to the number of factors that affect the nature and amount of any benefits paid upon the occurrence of any of the events discussed below, any actual amounts paid may be different. Factors that could affect these amounts include the timing of the event, the company’s stock price and the executive’s age.

Death, Disability and Retirement

Upon the death of a Named Executive Officer, his or her survivors would receive payments from our insurance carriers under life insurance and accidental death and dismemberment policies provided in connection with the SERP. We provide coverage under each policy in an amount up to two times a Named Executive Officer’s salary, not to exceed $550,000 per policy (i.e., we pay up to $1,100,000), with excess coverage elected by the executive at his or her expense. As of December 31, 2015, the survivors of the Named Executive Officers would receive the following lump sum cash payments: Mr. Fetter, $1,600,000; Mr. Cancelmi, $3,455,000; Mr. Pitts, $2,525,000; Mr. Reynolds, $3,764,000; and Ms. Andrews, $3,558,000. In addition, under the SERP, the surviving spouse of a deceased Named Executive Officer would receive monthly payments equal to 50% of the retirement benefits that would have been payable to the executive.

Upon total and permanent disability, a Named Executive Officer would receive a cash payment from our insurance carrier, payable on a monthly basis until the executive reaches age 65, not to exceed $25,000 per month.

Upon retirement, a Named Executive Officer would receive a pro-rata bonus earned under the AIP for the year that includes the date of retirement.

Pursuant to the terms of the award agreements under the 2008 Stock Incentive Plan, if a Named Executive Officer dies, becomes totally and permanently disabled or, in the case of stock options only, retires, unvested options and restricted stock units will vest in full. If the options or restricted stock units are subject to performance criteria, however, then vesting is subject to the satisfaction of such performance criteria, and, if termination occurs prior to the end of the performance period, the awards will be subject to pro-rata vesting and settlement if and when the performance criteria are satisfied, based on the period of time employed during the performance period.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	57

EXECUTIVE COMPENSATION TABLES

The table set forth below reflects the estimated aggregate amount of payments and other benefits each Named Executive Officer would receive upon termination of employment due to death, disability or retirement assuming that terminations occurred as of December 31, 2015. As of December 31, 2015, Mr. Fetter was our only Named Executive Officer considered retirement-eligible for purposes of the SERP or accelerated equity vesting.

NAME	TERMINATION SCENARIO	SERP BENEFIT ($)(1)	ACCELERATED EQUITY AWARDS ($)(2)	TOTAL ($)
Trevor Fetter	Death	9,923,485	23,339,878	33,263,363
	Disability	14,909,441	23,339,878	38,249,319
	Retirement	17,292,584	-0-	17,292,584
Dan Cancelmi	Death	3,031,071	6,144,476	9,175,547
	Disability	3,832,464	6,144,476	9,976,940
	Retirement	-0-	-0-	-0-
Keith Pitts	Death	-0-	7,454,739	7,454,739
	Disability	1,007,439	7,454,739	8,462,178
	Retirement	-0-	-0-	-0-
Britt Reynolds	Death	-0-	5,167,665	5,167,665
	Disability	1,214,700	5,167,665	6,382,365
	Retirement	-0-	-0-	-0-
Audrey Andrews	Death	1,531,887	3,108,750	4,640,637
	Disability	1,922,163	3,108,750	5,030,913
	Retirement	-0-	-0-	-0-

(1)	Represents the present value of the benefit payable under the SERP in each of the named scenarios based on each Named Executive Officer’s years of service to the company as of the date of death, disability or retirement and using the executive’s highest average monthly earnings (base salary and annual cash bonus under our AIP) over a 60-consecutive month period. Further, in the case of death and disability, the prior service credit percentage described under “Supplemental Executive Retirement Plan” on page 55 is 100%, the reduction for early commencement of death benefits is limited to 21% and disability benefits continue to accrue vesting credit until the executive attains normal retirement age. These amounts differ from the SERP benefit amounts shown in the Pension Benefits Table on page 54 because they reflect the SERP payment provisions under each scenario rather than the unreduced commencement of benefits at age 62.

(2)	Unvested performance-based restricted stock unit awards are reported as vesting at target levels. Amounts reflected are based on the NYSE closing price of $30.30 per share of our common stock on December 31, 2015 with respect to restricted stock units.

Non-Cause Termination/No Change of Control

Subject to the terms of the ESP and applicable equity plans and award agreements, and with respect to the ESP, further subject to signing a severance agreement containing restrictive covenants as well as a release, each of the Named Executive Officers is entitled to the following severance payments and other benefits if his or her employment is terminated without cause, or by the executive for good reason (a “non-cause” termination), outside the context of a change of control of the company:

•	Severance pay (base salary plus target bonus) during the “severance period” which is three years for Mr. Fetter, two and a half years for Mr. Cancelmi, Mr. Pitts and Mr. Reynolds, and one and a half years for Ms. Andrews;

•	Lump sum pro-rata bonus earned under the Annual Incentive Plan for the year that includes the date of termination;

•	Continued coverage during the severance period under medical, dental, vision, life and long-term care benefit programs; provided that the executive continues to pay his or her portion of the cost of such coverages as in effect upon termination; reduced to the extent that the Named Executive Officer receives comparable benefits through other employment during the severance period;

•	Outplacement services not to exceed $25,000;

•

Pursuant to the terms of the ESP, the Named Executive Officers will forfeit any non-vested outstanding equity awards at termination to the extent the underlying equity award agreements do not otherwise provide for acceleration of vesting. Time-vested restricted stock unit awards and stock options vest upon a non-cause termination. Likewise, subject to satisfaction of the performance criteria,

58	TENET HEALTHCARE ● 2016 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

performance-based restricted stock unit awards and performance-based stock options vest upon a non-cause termination (with proration for any performance period not completed as of termination with respect to performance-based restricted stock unit awards);

•	Performance cash awards are subject to the same treatment as performance-based restricted stock unit awards with respect to any performance period not completed as of termination (any previously “banked” amounts shall also be payable); and

•	Age and service credit under the SERP during the severance period, for employees who became participants in the SERP prior to August 3, 2011.

The table set forth below reflects the estimated aggregate amount of payments and other benefits (not including reimbursable legal fees, if any, to obtain benefits under the ESP and certain reimbursable excise taxes, if any, incurred by the participant under Section 409A) each Named Executive Officer would receive upon a non-cause termination unrelated to any change of control assuming that terminations occurred as of December 31, 2015.

NAME	CASH SEVERANCE ($)(1)	HEALTH AND WELFARE BENEFITS ($)(2)	OUTPLACEMENT SERVICES ($)	ADDITIONAL SERP BENEFIT ($)(3)	ACCELERATED EQUITY AWARDS ($)(4)	EXCISE TAX REIMBURSE- MENTS ($)	TOTAL ($)
Trevor Fetter	9,562,500	43,879	25,000	3,452,774	23,339,878	Not offered	36,424,031
Dan Cancelmi	3,090,000	35,816	25,000	1,473,498	6,144,476		10,768,791
Keith Pitts	4,625,000	41,382	25,000	-0-	7,454,739		12,146,121
Britt Reynolds	3,605,000	36,816	25,000	-0-	5,167,665		8,834,481
Audrey Andrews	1,284,281	24,863	25,000	259,408	3,108,750		4,702,302

(1)	Severance is paid on a bi-weekly basis at termination, subject to certain amounts being delayed for a six-month period in compliance with Section 409A. Severance pay will be reduced for any SERP benefits that become payable during the severance period. For employees who became participants in the SERP prior to August 3, 2011, at the end of the severance period, the Named Executive Officer’s SERP benefits will be adjusted to reflect the additional age and service credit provided under the ESP during the severance period. The Named Executive Officer’s severance pay will not be considered in calculating his or her final average earnings under the SERP.

(2)	Represents the aggregate incremental cost of providing medical, dental, life insurance, and accidental death and dismemberment benefits to the executive at active employee rates. “Incremental cost” is comprised of our contributions to the premium cost for these benefits and our cost of paying benefits under our self-funded plans.

(3)	Represents the present value of the additional benefit payable under the SERP which is attributable to the additional age and service credits that the Named Executive Officers accrue during their applicable severance periods, for employees who became participants in the SERP prior to August 3, 2011; however, the additional SERP benefit attributable to such age and service credits does not begin to be paid until the end of the severance period. The additional SERP benefit amounts do not include an amount of SERP benefits equal to that which would be payable in the event of retirement as shown in the Death, Disability and Retirement table on page 58; however, those benefits would also be payable by reason of a non-cause termination unrelated to a change of control of the company.

(4)	Unvested performance-based restricted stock unit awards are reported as vesting at target levels (as such levels are disclosed above in the Outstanding Equity Awards Table and footnote 3 thereto). Amounts reflected are based on the NYSE closing price of $30.30 per share of our common stock on December 31, 2015 with respect to restricted stock units.

Non-Cause Termination/Change of Control

Subject to the terms of the ESP and applicable equity plans and award agreements, each of the Named Executive Officers is entitled to the following severance payments and other benefits if his or her employment is terminated without cause, or by the executive for good reason (a “non-cause” termination), during the period beginning six months prior to a change of control and ending 24 months following the occurrence of a change in control (the “protection period”):

•	The same benefits to which the executive would be entitled with respect to a non-cause termination outside the context of a change of control, provided that the “severance period” is three years for Messrs. Fetter, Cancelmi, Pitts and Reynolds and two years for Ms. Andrews. If the termination occurs within the six months prior to a change of control that results from the liquidation or dissolution of the company, however, then the severance period applicable to non-cause terminations outside the context of a change of control will apply; and

•

Equity awards under our stock incentive plans that have not vested and are not assumed or exchanged for substitute equity by the successor to the company will accelerate and become vested upon a change of control irrespective of whether the Named Executive Officer terminates employment. Equity awards under our stock incentive plans that have not vested and are assumed or substituted

TENET HEALTHCARE ● 2016 PROXY STATEMENT	59

EXECUTIVE COMPENSATION TABLES

by the successor to the company will accelerate and become vested upon a non-cause termination in connection with a change of control; performance-based restricted stock units and performance-based stock options will vest subject to the satisfaction of performance criteria (with proration for any performance period not completed as of termination).

In 2012 the company amended the ESP to eliminate all reimbursements and gross-ups with respect to golden parachute excise taxes. Pursuant to the ESP, if any payment or other benefit to which an executive is entitled under the ESP or otherwise will become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive’s payments and benefits shall be either (i) provided to the executive in full, or (ii) provided to the executive as to such lesser extent which would result in no portion of such payments and benefits being subject to the excise tax, whichever of the amounts results in the receipt by the executive, on an after-tax basis, of the greatest amount of benefits.

The table set forth below reflects the estimated aggregate amount of payments and other benefits (not including reimbursable legal fees, if any, to obtain benefits under the ESP and certain reimbursable excise taxes, if any, incurred by the participant under Section 409A) each Named Executive Officer would receive upon a non-cause termination related to any change of control assuming that terminations occurred as of December 31, 2015.

NAME	CASH SEVERANCE ($)(1)	HEALTH AND WELFARE BENEFITS ($)(2)	OUTPLACEMENT SERVICES ($)	ADDITIONAL SERP BENEFIT ($)(3)	ACCELERATED EQUITY AWARDS ($)(4)	ESP CUTBACK FOR EXCISE TAX AVIODANCE ($)(5)	EXCISE TAX REIMBURSE- MENTS ($)	TOTAL ($)
Trevor Fetter	9,562,500	43,879	25,000	6,713,880	23,339,878	-0-	Not offered	39,685,137
Dan Cancelmi	3,708,000	42,979	25,000	4,315,626	6,144,476	-0-		14,236,082
Keith Pitts	5,550,000	49,658	25,000	1,568,645	7,454,739	-0-		14,648,043
Britt Reynolds	4,326,000	44,179	25,000	2,927,957	5,167,665	(1,934,324)		10,556,477
Audrey Andrews	1,712,375	33,151	25,000	4,922,184	3,108,750	-0-		9,801,460

(1)	In the case of a non-cause termination that occurs during the six months preceding either a change of control described in Section 409A or a change of control that is not described in Section 409A, severance pay will be paid in the same manner as a termination that is not related to a change in control. In the case of a non-cause termination that occurs within two years following a change of control described in Section 409A, payment of severance pay under the ESP will be made to the Named Executive Officer in a lump sum at termination, subject to any six-month delay required by Section 409A. In the case of a non-cause termination that occurs during the two years following a change of control that is not described in Section 409A, payment of severance pay under the ESP will be made to the Named Executive Officer in a lump sum at termination, to the extent permitted under Section 409A without penalty, and the remainder of such severance pay will be paid in the same manner as a termination that is not related to a change in control.

(2)	Represents the aggregate incremental cost of providing medical, dental, life insurance, and accidental death and dismemberment benefits to the executive at active employee rates. “Incremental cost” is comprised of our contributions to the premium cost for these benefits and our cost of paying benefits under our self-funded plans.

(3)	Represents the present value of the SERP benefit payable in the event of a non-cause termination related to a change of control of the company in excess of the present value of the SERP benefit payable in the event of a non-cause termination unrelated to a change in control, which is presented in the “Additional SERP Benefit” column of the table on page 59. The additional SERP benefit amounts would include age and service credits for the Named Executive Officers that would accrue during their applicable severance periods, for employees who became participants in the SERP prior to August 3, 2011, and would be based on: (i) the deemed full vesting of the Named Executive Officers in their SERP benefits without regard to their actual years of service; (ii) all of their years of service to the company and using the executive’s highest average monthly earnings (base salary and annual cash bonus under our AIP) over a 60-month period; and (iii) the immediate commencement of SERP benefits without any reduction in benefits for early commencement.

In the event of a change of control of the company without termination of employment, the additional retirement benefits payable under the SERP to the Named Executive Officers would be as follows: Mr. Fetter, $25,033,541; Mr. Cancelmi, 6,323,625; Mr. Pitts; $541,476; Mr. Reynolds, $1,551,167, and Ms. Andrews, $3,525,752. These amounts have been calculated as described above in this footnote, but without the accrual of additional age and service credits during the severance period. These amounts differ from the additional SERP benefits payable by reason of a termination following a change of control because in a non-termination scenario (i) the benefit cutback provisions of the ESP for the avoidance of golden parachute excise taxes are not applicable and (ii) benefits under the SERP do not commence until retirement. These amounts do not include those benefits shown in the Pension Benefits table on page 54 and those benefits would also be payable upon retirement.

Present value calculations use the assumptions discussed in footnote 3 to the Pension Benefits Table.

(4)	Performance-based restricted stock unit awards are reported at target levels (as such levels are disclosed above in the Outstanding Equity Awards Table and footnote 3 thereto). Amounts reflected have been calculated using the NYSE closing price of $30.30 per share of our common stock on December 31, 2015 with respect to restricted stock units.

(5)	Represents a reduction in otherwise payable ESP benefits in an amount sufficient to avoid an application of the golden parachute excise tax.

60	TENET HEALTHCARE ● 2016 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Definitions:

“Cause” under our deferred compensation plans, ESP, SERP, AIP and stock incentive plans is defined as (a) when used in connection with a qualifying termination triggering benefits outside the context of a change of control, an executive’s: (i) dishonesty, (ii) fraud, (iii) willful misconduct, (iv) breach of fiduciary duty, (v) conflict of interest, (vi) commission of a felony, (vii) material failure or refusal to perform his job duties in accordance with company policies, (viii) a material violation of company policy that causes harm to the company or an affiliate, or (ix) other wrongful conduct of a similar nature and degree; (b) when used in connection with a qualifying termination triggering benefits in the context of a change of control: (i) any intentional act or misconduct materially injurious to the company or any affiliate, financial or otherwise, including, but not limited to, misappropriation or fraud, embezzlement or conversion by the executive of the company’s or any affiliate’s property in connection with the executive’s employment with the company or an affiliate, (ii) any willful act or omission constituting a material breach by the executive of a fiduciary duty, (iii) a final, non-appealable order in a proceeding before a court of competent jurisdiction or a final order in an administrative proceeding finding that the executive committed any willful misconduct or criminal activity (excluding minor traffic violations or other minor offenses), which commission is materially inimical to the interests of the company or any affiliate, whether for his personal benefit or in connection with his duties for the company or an affiliate, (iv) the conviction (or plea of no contest) of the executive for any felony, (v) material failure or refusal to perform his job duties in accordance with company policies (other than resulting from the executive’s disability as defined by company policies), or (vi) a material violation of company policy that causes material harm to the company or an affiliate.

A “change of control” under our deferred compensation plans, ESP, SERP, AIP and stock incentive plans will have occurred if: (i) any one person, or more than one person acting as a group, acquires, directly or indirectly, whether in a single transaction or a series of related transactions, more than 50% of the total fair market value or voting power of our stock (including stock held prior to such acquisition); (ii) any one person, or more than one person acting as a group, acquires, directly or indirectly, during a 12-month period ending on the date of the most recent acquisition by such person or persons, 35% or more of the total voting power of our stock (not considering stock owned by such person or group prior to such 12-month period); (iii) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of our Board prior to such election; (iv) a sale, exchange, lease, disposition or other transfer of all or substantially all of the assets of the company; or (v) there occurs a liquidation or dissolution of the company that is approved by a majority of the company’s shareholders. This definition of change of control complies with Section 409A except for item (v) (i.e., items (i), (ii), (iii) and (iv) are described in Section 409A).

“Good Reason” under our ESP, SERP, AIP and stock incentive plans is defined as: (a) in the case of a voluntary termination of employment by an executive preceding or more than two years following a change of control: (i) a material diminution in the executive’s job authority, responsibilities or duties; (ii) a material diminution of the executive’s base salary; (iii) an involuntary and material change in the geographic location of the workplace at which the executive must perform services; or (iv) any other action or inaction that constitutes a material breach by the employer or a successor of the agreement under which the executive provides services; (b) in the case of a voluntary termination of employment by an executive upon or within two years following a change of control: (i) a material downward change in job functions, duties, or responsibilities which reduces the rank or position of the executive; (ii) a reduction in the executive’s annual base salary; (iii) a reduction in the aggregate value of the executive’s annual base salary and AIP target bonus opportunity; (iv) a material reduction in the executive’s retirement or supplemental retirement benefits; (v) an involuntary and material change in the geographic location of the workplace at which the executive must perform services; or (vi) any other action or inaction that constitutes a material breach by the employer or a successor of the agreement under which the executive provides services.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	61

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

We currently grant stock options, as well as restricted stock units, under our 2008 Stock Incentive Plan. All options were granted with an exercise price equal to the NYSE closing price per share of our common stock on the date of grant. Options normally are exercisable at the rate of one-third per year beginning one year from the date of grant and generally expire within a period of no more than 10 years from the date of grant. Most of our restricted stock unit grants vest over a three-year period, although certain special retention awards contain longer vesting periods.

The following table summarizes certain information with respect to our equity compensation plans pursuant to which rights remain outstanding as of December 31, 2015.

Equity Compensation Plan Information

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (A)	WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (B)(3)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A)) (C)
Equity compensation plans approved by security holders	1,606,842	$22.87	2,445,843	(1)
Equity compensation plans not approved by security holders(2)	84,613	—	-0-
Total	1,691,455		2,445,843

(1)	Includes 70,363 shares remaining available for issuance pursuant to the Tenth Amended and Restated 1995 Employee Stock Purchase Plan and 2,375,480 shares remaining for issuance under the 2008 Stock Incentive Plan, assuming that all outstanding performance-based restricted stock units that had not already provisionally vested would settle at maximum levels.

All shares available under the 2008 Stock Incentive Plan may be used for option-based and all other awards authorized under the 2008 Stock Incentive Plan. As approved by our shareholders, option-based awards and stock appreciation rights reduce the number of shares available for issuance on a one-to-one basis. However, grants of all other awards, such as restricted stock units, reduce the number of shares available by 1.65 shares for each share subject to such awards.

On March 10, 2016, 879,248 restricted stock units were granted from available shares under the 2008 Stock Incentive Plan as part of our annual equity compensation process. As of March 14, 2016, 1,061,696 shares remained available for grant assuming that all outstanding performance-based restricted stock units that have not provisionally vested will settle at maximum levels.

(2)	Consists of deferred compensation invested in 84,613 stock units under our deferred compensation plans payable in common stock. The potential future dilutive effect of our deferred compensation plans due to future investment of deferrals into stock units cannot be estimated. A description of the material features of our deferred compensation plans is contained in “Deferred Compensation Plans” beginning on page 56.

(3)	The weighted average exercise price does not take into account the shares issuable upon the vesting of outstanding restricted stock units, which have no exercise price. In addition, no exercise price is applicable to the stock units under our deferred compensation plans.

62	TENET HEALTHCARE ● 2016 PROXY STATEMENT

PROPOSAL 2–ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking shareholders to vote on an advisory resolution to approve the company’s executive compensation as reported in this Proxy Statement. As described in the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 29, we have designed our executive compensation program to align the interests of our Named Executive Officers with shareholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term performance goals.

We urge you to read the “Compensation Discussion and Analysis,” which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the 2015 Summary Compensation Table and other related compensation tables and narrative, appearing on pages 49 through 61, which provide detailed information on the compensation of our Named Executive Officers. The Human Resources Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving the goals of our executive compensation program and that the compensation of our Named Executive Officers reported in this Proxy Statement reflects and supports these compensation policies and procedures.

In accordance with Section 14A of the Securities Exchange Act of 1934, adopted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are asking shareholders to vote in favor of the following advisory resolution at the Annual Meeting:

“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the company’s 2016 Annual Meeting of Shareholders.”

This resolution, commonly referred to as a “say-on-pay” resolution, will be considered to have been approved by shareholders on an advisory basis if the votes cast for approval exceed the votes cast against approval. This advisory resolution is not binding on the Board of Directors. Although non-binding, the Board and the Human Resources Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Unless marked to the contrary, proxies will be voted FOR the approval of the advisory resolution on the company’s executive compensation.

The Board recommends that shareholders vote “FOR” the approval of the advisory resolution to approve executive compensation.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	63

PROPOSAL 3–AMENDMENT TO 2008 STOCK INCENTIVE PLAN

The Tenet Healthcare 2008 Stock Incentive Plan (the “Plan”) provides for the issuance of long-term incentive compensation, including equity-based awards, to our employees and directors. Assuming that all outstanding performance-based awards that have not provisionally vested will settle at maximum levels, as of March 14, 2016, there were 1,061,696 shares remaining for issuance under the Plan. We are seeking shareholder approval of a proposal to amend the Plan to increase the number of shares available for issuance by 5,400,000 shares. As of March 14, 2016, there were 99,253,641 shares of our common stock outstanding. The Plan is the only compensation plan under which we grant equity-based compensation awards to our employees (other than the Employee Stock Purchase Plan).

Background and History of Plan. The company’s shareholders initially approved the Plan in May 2008 and approved amendments of the Plan (the primary purpose of each was to add additional shares for issuance) in May 2010 and May 2014. The Plan initially provided for the issuance of 8,750,000 shares of our common stock. The subsequent amendments of the Plan added an aggregate of 9,525,000 additional shares for issuance under the Plan.

Proposed Amendment. On March 10, 2016, the Human Resources Committee of our Board of Directors approved, subject to shareholder approval, an amendment and restatement of the Plan which would have the following effects:

Amendment	Purpose
Add 5,400,000 shares (the “Additional Shares”) to the Plan

The Plan is intended to enable us to deliver a portion of our employee and director compensation in the form of grants of stock and cash-based incentive awards, which awards in the discretion of the Committee may be designed to satisfy the performance-based compensation exception to the $1 million limit on deductible compensation under Section 162(m) of the Internal Revenue Code (the “Code”).

We are proposing to add the Additional Shares to give the company increased flexibility to continue to attract, motivate and retain qualified employees and directors, and provide them with the incentive to maximize long-term shareholder returns and achieve long-term objectives that will inure to the benefit of our shareholders.

•   The number of participants in the Plan is approximately 1,000, of which only 16 are directors and executive officers.

•   The Additional Shares will allow for the issuance of up to 3,272,727 full-value awards such as restricted stock, performance units or service-vesting restricted units (or 1,636,364 performance-vesting restricted units that have the potential to earn at 200% of target), or up to 5,400,000 shares subject to awards other than full-value awards such as stock options and stock appreciation rights. The 3,272,727 full-value awards or 5,400,000 shares represent only 3.3% or 5.4%, respectively, of the company’s outstanding common shares (measured as of March 14, 2016).

•   The Additional Shares would result in the overhang related to the Plan increasing from 5.5% to 8.3% (calculated as the total number of shares subject to equity awards outstanding plus the total number of shares available for grant under the company’s equity plans divided by the sum of the total common stock outstanding, including the total number of shares subject to equity awards outstanding and the total number of shares available for grant under the company’s equity plans).

Impose a limit on the value of awards granted under the Plan and any other compensation paid to our non-employee directors of $850,000 for our Lead Director or any non-executive chairman and $650,000 for any other non-employee director during any calendar year

We are proposing to add these limitations in order to provide an upper limit on the compensation the company pays to its directors each calendar year.

64	TENET HEALTHCARE ● 2016 PROXY STATEMENT

PROPOSAL 3–AMENDMENT TO 2008 STOCK INCENTIVE PLAN

In determining the number of Additional Shares, our Human Resources Committee considered a number of factors, including primarily our burn rate (including projected future usage) and our current outstanding equity awards.

Burn Rate. Burn Rate is a metric that our Human Resources Committee monitors to ensure that the shares awarded under our equity compensation plans are not excessively dilutive to our shareholders. Burn rate is defined as the total number of equity awards the company granted in a fiscal year (with performance awards shown at target level) divided by the weighted average common stock outstanding during the year. Over the past three full fiscal years, our burn rate has been 1.73%, 1.81% and 1.83%, respectively. We currently expect, based on current grant practices, that our burn rate for 2016 will be approximately 1.4%. Based upon our historical burn rate and our currently anticipated equity compensation requirements, we currently anticipate that the Additional Shares will be sufficient to fund our equity compensation program for at least the next two years.

Outstanding Equity Compensation Awards. As of March 14, 2016, there were 1,573,500 options outstanding under all equity compensation plans, with a weighted average exercise price of $22.75 and a weighted average remaining term of 2.9 years. On such date, the aggregate number of unvested full value awards (i.e., restricted stock units) outstanding under all equity compensation plans was 3,502,161. The closing price of a share of our common stock on the New York Stock Exchange on March 28, 2016 was $28.01.

Promotion of Good Corporate Governance Practices. As proposed to be amended, our plan provides for the following good corporate governance practices:

•	An annual limit on the cash and equity compensation that may be paid to our non-employee directors;

•	Minimum vesting periods for grants of options, stock appreciation rights, restricted stock, and restricted stock units;

•	A “fungible share pool design” under which each option or stock appreciation right granted counts against the available share pool on a one-for-one basis and each restricted stock award, restricted stock unit or performance share granted counts against the available share pool as 1.65 shares for each share issued;

•	Shares tendered or withheld for the payment of the exercise price of an option or to satisfy any tax withholding obligation with respect to a stock option or stock appreciation right are not again made available for issuance under the plan;

•	No evergreen feature;

•	Stock options and stock appreciation rights may not be repriced without stockholder approval and may not be granted at a discount to the fair market value of our common stock on the grant date;

•	Only “double-trigger” equity acceleration for any awards assumed or substituted by a successor, requiring both a change in control and a qualifying termination of a Plan participant’s employment;

•	In no event will dividends or dividend equivalents be paid during the performance period with respect to unearned performance-based awards or prior to the lapse of any restrictions on restricted stock awards or restricted stock units; and

•	Awards made under the Plan may qualify as “performance-based compensation” under Section 162(m) of the Code, as discussed below.

Deductibility for Federal Tax Purposes. We believe that it is in the best interests of the company and its shareholders to continue to provide for an equity incentive plan under which equity-based compensation awards made to our executive officers can qualify for deductibility by us for federal income tax purposes. Accordingly, the Plan has been structured in a manner such that awards under it can satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) (“Section 162(m)”) of the Code, however, there can be no guarantee that amounts payable under the Plan will be treated as qualified “performance-based compensation” under Section 162(m).

In general, under Section 162(m), in order for us to be able to deduct compensation in excess of $1 million paid in any one year to our Chief Executive Officer or any of our three other most highly compensated executive officers (other than our Chief Financial Officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by our shareholders at least once every five years. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goals are based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goals. With respect to awards under the Plan, each of these aspects is discussed below, and shareholder approval of the Plan will constitute approval of each of these aspects of the Plan for purposes of the approval requirements of Section 162(m).

TENET HEALTHCARE ● 2016 PROXY STATEMENT	65

PROPOSAL 3–AMENDMENT TO 2008 STOCK INCENTIVE PLAN

Summary of Plan. We have summarized below the primary features of the Plan, as proposed to be amended, below. The summary is qualified by, and subject to, the actual provisions of the Plan, a copy of which is attached as Appendix A. The meaning of capitalized terms not defined in this summary can be found in the “Definitions” section of the Plan.

Shares Available Under the Plan

Upon approval of the proposed amendment by our shareholders, there will be an aggregate of 6,461,696 shares of our common stock (“Shares”), par value $0.05 per share, available for issuance pursuant to future Awards (as defined below) under the Plan, reduced by any shares subject to awards granted between March 14, 2016 and the date of the Annual Meeting. Each share of Common Stock issued pursuant to settlement of Options and Appreciation Rights will reduce the number of shares on a 1-for-1 basis. Each share of Common Stock issued pursuant to settlement of Restricted Stock, Performance Units or Restricted Units granted on or prior to March 12, 2014 reduced or will reduce the number of shares by 1.2 shares. Each share of Common Stock issued pursuant to settlement of Restricted Stock, Performance Units or Restricted Units granted after March 12, 2014 will reduce the number of shares by 1.65 shares. The aggregate number of Shares that may be issued to settle Awards that are intended to satisfy the performance-based compensation exception of Section 162(m) will not exceed certain amounts as described below under “Section 162(m) Provisions.” Upon approval of the proposed amendment by our shareholders, the Additional Shares will be registered with the SEC on a Form S-8.

Administration of the Plan; Eligibility and Awards

The Plan is administered by the Human Resources Committee (the “Committee”), which is composed entirely of independent directors. The Committee selects the individuals eligible to participate in the Plan, the types of Awards granted, the time(s) at which Awards may be granted and the number of Shares to be covered by each Award granted. The Committee also has the authority to interpret and administer the Plan, to determine the terms and conditions of Awards and to make all other determinations relating to the Plan that it deems necessary or desirable for the administration of the Plan. The Plan will terminate on February 26, 2024, except with respect to Awards then outstanding.

Eligible participants under the Plan include all of our directors and employees as selected by the Committee. Approximately 1,000 persons currently participate in the Plan. The numbers of employees and non-employee directors eligible to be granted awards under the Plan as of March 14, 2016 were approximately 822 and 11, respectively. Awards that may be granted under the Plan include Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards and Other Share-Based Awards and any other right, interest or option relating to shares of the company or cash granted pursuant to the Plan. Each Award granted under the Plan is evidenced by a written Award Agreement in a form, and containing such terms and conditions, as the Committee determines. While Awards typically are granted to selected eligible participants once a year, the Committee may grant Awards to any eligible participant at any time. The Board of Directors must determine the non-employee directors to whom Awards may be granted, the time at which such Awards may be granted and the number of shares subject to such Awards. The Committee may delegate to management the authority to grant Awards to employees who are not executive officers or directors.

Terms and Conditions of Options

Options may be granted alone or in addition to other Awards. Options may be nonqualified stock options or incentive stock options within the meaning of Section 422 of the Code; provided that incentive stock options may only be granted to employees and are subject to the requirements of Section 422 of the Code as explained in the Plan.

The exercise price for Shares purchasable under an Option will not be less than 100% of the Fair Market Value of the Shares on the date of grant. Options may be exercised during a term not to exceed 10 years from the date of grant. The Committee will determine the period over which Options will vest and become exercisable, which (except for certain limited circumstances such as death, disability, retirement or a Change in Control) will not be less than one year from the date of grant; provided, however, that this minimum vesting period is not applicable to (i) grants to new hires to replace forfeited Awards from a prior employer, (ii) grants of Options in payment of Performance Awards and other earned cash-based incentive compensation or (iii) grants of Options to non-employee directors. The Committee may permit participants to use Shares they own to pay the exercise price and may provide that the Shares to be issued upon an Option’s exercise will be in the form of Restricted Stock or other similar securities.

Terms and Conditions of Stock Appreciation Rights

A Stock Appreciation Right may be granted in connection with, or without relationship to, all or part of any Award, either at the time of grant or at any time during the term of the Award. A Stock Appreciation Right will have (i) a grant price not less than Fair Market Value on the date of grant (subject to the requirements of Section 409A of the Code with respect to Stock Appreciation Rights granted in conjunction with, but subsequent to, an Option), and (ii) a term not greater than ten years. The Committee may impose such other conditions or restrictions on the

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terms of the exercise and the grant price of any Stock Appreciation Right as it deems appropriate. Stock Appreciation Rights will be subject to the same minimum vesting period (and same exceptions thereto) as Options.

Upon the exercise of a Stock Appreciation Right, the holder will have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than the Fair Market Value as the Committee determines at any time during a specified period before the date of exercise) over (ii) the grant price of the Stock Appreciation Right on the date of grant, which, except as provided in the Plan with respect to substitute shares or share adjustments, will not be less than the Fair Market Value of one Share on such date of grant of the Stock Appreciation Right. The Committee may determine, in its sole discretion, whether payment of a Stock Appreciation Right will be made in cash, in whole Shares, or any combination thereof.

Terms and Conditions of Restricted Stock and Restricted Stock Units

The Committee may grant Restricted Stock and Restricted Stock Units either alone or in addition to other Awards and as a form of payment of Performance Awards and other earned cash-based incentive compensation. The Committee will determine the Vesting Period, which (except for certain limited circumstances such as death, disability, retirement or a Change in Control) will not be less than three years from the date of grant (but which may provide for pro rata vesting over such time); provided, however, that this minimum Vesting Period is not applicable to (i) grants to new hires to replace forfeited Awards from a prior employer (the total number of Shares subject to such Awards may not exceed 5% of the number of Shares authorized for issuance under the Plan), or (ii) grants of Restricted Stock or Restricted Stock Units in payment of Performance Awards and other earned cash-based incentive compensation. Restricted Stock Awards and Restricted Stock Unit Awards subject to the achievement of performance objectives will have a minimum Vesting Period of one year. The minimum Vesting Period requirements will not apply to Restricted Stock or Restricted Stock Units granted to non-employee directors.

Unless otherwise provided in the applicable Award Agreement, beginning on the date of the grant of Restricted Stock, the Participant will become a shareholder of the company with respect to all Shares subject to the Award Agreement and will have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares. A Participant receiving Restricted Stock Units will not possess voting rights with respect to such Award. Generally, Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any unvested Awards of Restricted Stock or Restricted Stock Units will be subject to the same restrictions as the Award itself. The certificates representing a grant of Restricted Stock will remain in the physical custody of the company until such Restricted Stock has vested and any other restrictions are removed or expire.

Terms and Conditions of Performance Awards

The Committee may grant Performance Awards in the form of Performance Cash or Performance Share Units. Performance Awards may be granted for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards. The amount of the Award to be distributed, the performance criteria to be achieved during any Performance Period and the length of the Performance Period will be conclusively determined by the Committee. However, a Performance Period will not be shorter than 12 months. Except as provided otherwise in an Award Agreement or in the event of a Change in Control, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, or any combination thereof, as determined in the sole discretion of the Committee. Performance Awards may also be paid in lump sum or in installments following the close of the Performance Period, or, in accordance with procedures established by the Committee, on a deferred basis subject to Section 409A of the Code.

Terms and Conditions of Other Share-Based Awards

The Committee may grant Other Share-Based Awards to participants either alone or in addition to other Awards. Other Share-Based Awards are also available as a form of payment of other Awards and other earned cash-based compensation. Other Share-Based Awards are subject generally to the same vesting conditions noted for Restricted Stock and Restricted Stock Units above. Other Share-Based Awards may be paid in cash, Shares, or any combination thereof, as determined by the Committee in its sole discretion. Other Share-Based Awards may be paid in a lump sum or in installments or on a deferred basis subject to Section 409A of the Code.

Effect of Termination of Employment

The Committee will determine and set forth in each Award Agreement whether any Awards will, as applicable, continue to be exercisable and the terms of such exercise, or cease to be subject to restrictions and the timing of when such restrictions will lapse, on and after the date that a participant ceases to be employed by or to provide services to us (including as a director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.

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Limitations on Director Awards

Under the Plan, the aggregate dollar value of Awards granted under the Plan or compensation otherwise provided to any single non-employee director in any calendar year may not exceed $650,000. This limitation increases to $850,000 in any calendar year in which a non-employee director serves as Chairman of the Board or Lead Director. These limitations do not count any Stock Appreciation Rights granted in conjunction with all or part of any other Award granted under the Plan.

Section 162(m) Provisions

If the Committee determines that at the time a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award or an Other Share-Based Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that the provisions of the Plan relating to Section 162(m) will be applicable to such Award (i.e., may grant such Award as a 162(m) Award). In such case, the vesting of the Award and the distribution of cash, Shares or other property pursuant thereto, as applicable, will be subject to the achievement of one or more objective performance criteria established by the Committee within the time required by Section 162(m). In addition, certain limitations apply to Section 162(m) Awards. Specifically, during any consecutive five year period, no participant may with respect to 162(m) Awards (1) be granted Options or Stock Appreciation Rights with respect to more than an average of 375,000 Shares per year, or (2) earn more than an average of (a) 375,000 Shares per year under other Awards or (b) an average of $7,500,000 per year with respect to Performance Awards. If a 162(m) Award is cancelled, the cancelled Award will continue to be counted toward the applicable Limitations. The rules and regulations promulgated under Section 162(m) are complicated, however, and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to qualify as performance-based compensation under Section 162(m). As such, there can be no assurance that any compensation awarded or paid under the Plan will be deductible under all circumstances.

The performance criteria for 162(m) Awards are limited to the following performance measures, taken alone or in conjunction with each other, each of which may be adjusted by the Committee to exclude the before-tax or after-tax effects of certain matters not included in the calculations made in connection with setting the performance criteria for the relevant 162(m) Award and each of which may be based solely by reference to the company’s performance or the performance of a Subsidiary, division, business segment or business unit of the company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies:

(1)	Basic or diluted earnings per share of common stock, which may be calculated as income calculated in accordance with (4) below, divided by (x) the weighted average number of shares, in the case of basic earnings per share, and (y) the weighted average number of shares and share equivalents of common stock, in the case of diluted earnings per share;

(2)	Cash flow, which may be calculated or measured in any manner specified by the Committee;

(3)	Economic value added, which is after-tax operating profit less the annual total cost of capital;

(4)	Income, which may include, without limitation, net income, operating income, volume measures (e.g., admissions or visits) and expense control measures, and which may be calculated or measured before or after income taxes, including or excluding interest, depreciation and amortization, minority interests, extraordinary items and other material non-recurring items, discontinued operations, the cumulative effect of changes in accounting policies and the effects of any tax law changes;

(5)	Quality of service and/or patient care which may be measured by the extent to which the company achieves pre-set quality objectives including, without limitation, patient, physician and/or employee satisfaction objectives;

(6)	Business performance or return measures (consisting of market share, debt reduction, return on assets, capital, equity, or sales), which may be calculated or measured in any manner specified by the Committee;

(7)	The price of the company’s common stock or preferred stock (including, but not limited to, growth measures and total shareholder return), which may be calculated or measured in any manner specified by the Committee; or

(8)	Any of the above performance criteria, determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies deemed by the Committee to be comparable to the company.

All determinations regarding the achievement of performance goals are made by the Committee. The Committee may adjust downwards, but not upwards, the amount payable pursuant to a 162(m) Award; provided, however, that no such adjustment shall be made if it would cause the Plan or an Award to fail to comply with or be exempt from the requirements of Section 409A of the Code. The Committee may not waive

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the achievement of the applicable performance goals, except in the case of the death or disability of the Participant or as otherwise determined by the Committee in special circumstances, subject to the requirements of Section 162(m).

Adjustment Provisions

Awards may be adjusted in the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof. In addition, in the event of a Change in Control, the treatment of outstanding Awards granted to employees generally depends on whether: (i) the successor company assumes or substitutes the applicable Award, in which case such Awards will generally continue pursuant to their terms; and/or (ii) the participant incurs a Qualifying Termination, in which case such outstanding Awards will become immediately vested and exercisable or transferable, depending on the type of Award. If the successor company does not assume or substitute the applicable Award, such Award will become immediately vested and exercisable, depending on the type of Award, as of the date of the Change in Control irrespective of whether the participant incurs a Qualifying Termination.

In addition, the Committee may make other determinations, as described in the Plan, regarding the effect of a Change in Control on Awards.

Transferability of Awards

Generally, Awards granted under the Plan are not transferable other than (i) by will or the laws of descent and distribution, or (ii) pursuant to a qualified domestic relations order. The Committee in its discretion may permit other transfers of Awards pursuant to the terms of the Plan.

Amendment and Termination of the Plan

The Plan will currently terminate on February 26, 2024, except with respect to Awards then-outstanding. The Committee has the authority to alter, amend, suspend or terminate the Plan at any time. The Committee may not amend the Plan in any respect that materially increases the benefits available under the Plan without the approval of our shareholders, including, (a) increasing the number of Shares that may be the subject of Awards under the Plan, (b) expanding the types of Awards available under the Plan, (c) materially expanding the class of persons eligible to participate in the Plan, (d) amending any provision of the Plan regarding changes in the exercise price of Options and Stock Appreciation Rights, (e) increasing the maximum permissible term of any Option or the maximum permissible term of a Stock Appreciation Right, or (f) increasing the limitations on the size of grants to individual participants or non-employee directors described above.

Certain Federal Income Tax Consequences

The following is a general description of the U.S. federal income tax consequences to participants and the company relating to Awards. This discussion does not purport to cover all tax consequences relating to the Awards, and assumes, with respect to deductibility of compensation by the company, that to the extent applicable, the requirements of Section 162(m) have been satisfied. Also, our ability to obtain a deduction for future payments under the Plan could be limited by the “golden parachute rules” of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change of control of the employer corporation. The tax treatment may also vary depending on the participant’s particular situation and may, therefore, be subject to special rules not discussed below.

A participant who receives Options or Stock Appreciation Rights generally will not recognize any income, nor will the company be entitled to any tax deduction, in the year of the grant. At the time that a nonqualified stock option or Stock Appreciation Right is exercised, the participant will recognize ordinary income in an amount equal to the excess of (a) the Fair Market Value of the Shares purchased (or subject to a Stock Appreciation Right) over (b) the exercise price of the Option for such Shares (or the price stated in a Stock Appreciation Right). We generally will be entitled to a tax deduction in an amount equal to the amount includible in the income of the participant in the taxable year in which the participant is required to recognize the income. A participant who disposes of Shares received upon the exercise of a nonqualified stock option will recognize capital gain (or loss) in an amount equal to the difference between (a) the amount realized on the disposition of the Shares, and (b) the Fair Market Value of the Shares on the date on which the Option was exercised. The capital gain (or loss) will be considered long-term if the Shares received upon exercise of the nonqualified stock option are held for more than one year after the Option was exercised. We are not entitled to any deduction for federal income tax purposes upon a participant’s disposition of stock received upon the exercise of an Option (other than, in the circumstances described below, an incentive stock option).

A participant will recognize no income for federal income tax purposes upon the grant or the exercise of an incentive stock option, provided that the exercise occurs during employment or within three months after termination, other than in the case of disability. If the Shares acquired upon the exercise are held for a minimum of both (a) two years from the date of grant and (b) one year from the date of exercise, then any gain or loss recognized by the participant on the sale of such Shares will be treated as a long-term capital gain or loss, and the company will not be

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entitled to any deduction for federal income tax purposes. If the Shares acquired are not held for these minimum periods, then the participant will be required to recognize ordinary income in the year of the disposition to the extent that the Fair Market Value of the Shares on the date of disposition exceeds the exercise price for the shares. We generally will be entitled to a deduction for federal income tax purposes equal to the amount the participant is required to recognize as ordinary income.

A participant who receives Awards payable in cash or Restricted Stock, Restricted Stock Units or Performance Awards payable in stock, will not recognize income for federal income tax purposes until the Awards are settled. At that time, the participant will recognize ordinary income on the amount of cash received or, for Awards delivered in Shares, the excess of (a) the Fair Market Value of the Shares on the settlement date over (b) the amount, if any, paid for the Shares. We will be entitled to take a tax deduction in an amount equal to the ordinary income recognized by the participant.

The Plan allows the Committee to permit the transfer of Awards in limited circumstances. See “Transferability of Awards” above. For income and gift tax purposes, certain transfers of nonqualified stock options and Stock Appreciation Rights generally should be treated as completed gifts, subject to gift taxation.

An employee participant will be subject to withholding for federal and, if applicable, state and local, income taxes at the time the participant recognizes income under the rules described above with respect to Shares or cash received. As such, we will have the right to make all payments or distributions to a participant net of any taxes required to be paid at such time. We will have the right to withhold from wages or other amounts otherwise payable such withholding taxes as may be required by law, to otherwise require the participant to pay such withholding taxes or to take such other action as may be necessary to satisfy such withholding obligations. Non-employee directors are not subject to withholding by us and must make their own arrangements for satisfying any tax obligations they may have in connection with the grant or exercise of an Award under the Plan.

Code Section 409A imposes an additional 20% tax and interest on an individual receiving nonqualified deferred compensation, as defined in Section 409A, under a plan that fails to satisfy certain requirements. Awards made pursuant to the Plan are designed to comply with the requirements of Section 409A to the extent such Awards are not exempt from coverage. However, if the Plan fails to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest and may, in certain cases, be required to file an amended tax return for prior tax years with respect to such taxes and interest.

New Plan Benefits

As described above, the selection of officers, employees and non-employee directors who will receive awards under the Plan and the size and types of awards will be determined by the Committee in its discretion. Therefore, the amount of any future awards under the Plan, if the proposed amendment is approved by the shareholders, is not yet determinable and it is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups of employees. Please see the Grants of Plan-Based Awards During 2015 table on page 51 for information on awards granted in 2015 to certain of our executive officers.

Shareholder Approval

This proposal will be approved under the Amended and Restated Bylaws and NYSE rules (which contain separate approval requirements with respect to this proposal) if a majority of the votes cast are in favor of the proposal. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not change the number of votes cast for or against the proposal. However, for purposes of approval under NYSE rules, abstentions are treated as votes cast, and, therefore, will have the same effect as an “against” vote. Unless marked to the contrary, proxies will be voted FOR the approval of the Sixth Amended and Restated 2008 Stock Incentive Plan.

The Board recommends that shareholders vote FOR the approval of the Sixth Amended and Restated 2008 Stock Incentive Plan.

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PROPOSAL 4–AMENDMENT TO 1995 EMPLOYEE STOCK PURCHASE PLAN

On March 10, 2016, the Human Resources Committee of our Board of Directors approved, subject to shareholder approval, an amendment and restatement of our 1995 Employee Stock Purchase Plan (as amended from time to time, the “ESPP”). The ESPP was originally approved by our Board on August 11, 1995 and by our shareholders on September 27, 1995. The purpose of the ESPP is to provide our employees with added incentive to continue in their employment and encourage increased efforts to promote the best interests of the company by allowing our employees to purchase the company’s common stock at a 5% discount, thereby aligning our employees’ interests with those of our shareholders. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code.

We are proposing amending the ESPP at this time to increase the maximum number of shares available for purchase by 4,000,000 shares of our common stock from 5,062,500 shares (after taking into account our 1:4 reverse stock split in 2012) to a total of 9,062,500 shares. The number of shares available for purchase under the ESPP was last increased and approved by our shareholders in 2010. As of March 14, 2016, 70,363 shares remained available for purchase under the ESPP and there were 99,253,641 total shares of our common stock outstanding. If this proposal is not approved, we will be unable to continue our ESPP going forward.

In addition, the amendment and restatement will revise eligibility requirements and make certain administrative changes to the ESPP, including allowing Participants to roll residual balances remaining in their ESPP account, which are not sufficient to purchase a whole share of our common stock, from one purchase period to the next. These ESPP amendments are intended to decrease certain administrative costs and burdens with respect to the ESPP.

The primary features of the ESPP are summarized below, as amended and restated. The below summary is qualified in its entirety by, and subject to, the provisions of the ESPP, a copy of which is attached as Appendix B, which should be referred to for a complete statement of the terms of the ESPP. The meaning of capitalized terms not defined in this summary can be found in the “Definitions” section of the ESPP.

Administration

The ESPP is administered by the Human Resources Committee, which is composed solely of independent directors who are not eligible to participate in the ESPP. However, the Human Resources Committee has delegated certain of its administrative functions to our Retirement Plans Administration Committee and has delegated the day-to-day administration of the Plan to a member of our Human Resources Department.

Eligibility

Any employee who customarily works at least 20 hours per week is eligible to participate in the ESPP after having worked for us for 30 days. Our non-employee directors are not eligible to participate in the ESPP. As of March 14, 2016, approximately 86,500 employees were eligible to participate in the ESPP.

Operation of the ESPP

Each employee eligible to participate in the ESPP may contribute between one and ten percent of the employee’s “Covered Compensation” (as defined in the ESPP) towards the purchase of our common stock at a purchase price for each three-month calendar-quarter period equal to 95% of the fair market value of a share of our common stock on the last business day of that calendar quarter during which our common stock is publicly traded. Fair market value is defined in the ESPP as the closing price of our common stock on the relevant date. The amount to be contributed by a participant will be deducted from each paycheck on an after-tax basis, held for the participant and applied towards the purchase of the common stock on the last business day of the quarter. Amounts held for a participant during a quarter will not bear interest.

Participants who are reporting persons under Section 16 of the Securities Exchange Act of 1934, as amended, and who choose to withdraw from participation in the ESPP must wait at least six months after withdrawing before electing to participate again in the ESPP. The company will bear the costs of administration of the ESPP, including any fees, costs and expenses relating to the purchase of shares. The employee will be responsible for all fees, costs and expenses due upon the sale of any shares purchased under the ESPP. No fractional shares will be purchased under the ESPP. Amounts that otherwise would have been applied to the purchase of fractional shares will continue to be held for the participant and be applied towards the purchase of shares on the last day of the next quarter.

Shares of common stock purchased and held by active employees (i.e., those who have not terminated employment, retired, died, or incurred a permanent disability subsequent to the purchase of the shares) cannot be sold for a period of 12 months. Once the 12 months have expired or if a participant has terminated employment, the participant may at any time sell the shares of common stock in his or her account.

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Restrictions on Purchase

No employee may (a) purchase shares under the ESPP if the employee owns five percent or more of the total combined voting power or value of our stock, (b) purchase shares under the ESPP in excess of $25,000 (fair market value) of shares per year, or (c) purchase more than 1,000 shares (or such other number of shares as may be determined in advance by the Human Resources Committee) of common stock in any quarter.

Number of Shares Available

Upon approval of the ESPP, as amended and restated, the total number of shares available for purchase under the ESPP would be 4,070,363. Such shares may be treasury shares, shares purchased on the open market, newly issued shares reserved for issuance under the ESPP or any combination thereof. Shares purchased for a participant will be held for the participant. The participant will have the right to vote shares held for the participant’s account. Any cash dividends paid with respect to shares of stock held for the account of a participant will be, as determined by the Human Resources Committee on a uniform basis for all participants, either (i) distributed to the participant, or (ii) credited to the participant’s account and used to purchase additional shares of stock under the ESPP at the end of the next calendar quarter.

Termination of Employment

If a participant terminates employment for any reason (including by reason of death or retirement), contributions to the participant’s account will cease and the entire balance of such account will be refunded to the participant (or the participant’s estate).

Basic Federal Tax Consequences

No federal income tax will be recognized by the participant upon the grant of the option to purchase stock or upon the purchase of the stock under the ESPP. If a participant disposes of stock purchased under the ESPP within both (a) two years from the date of grant of the option to purchase shares under the ESPP and (b) one year from the date such stock was purchased, at the time of disposition the participant will recognize (a) ordinary income equal to the fair market value of the stock on the day it was purchased less the amount paid for the shares, and (b) a capital gain or loss equal to the difference between the participant’s basis in the stock (the amount paid for the stock plus the amount taxed as ordinary income under subparagraph (a) above) and the amount realized upon the disposition of the stock. If the participant holds the stock for more than 12 months, the capital gain or loss will be a long-term capital gain or loss. The company generally will be entitled to a deduction in the amount of the ordinary income on which the participant is taxed under subparagraph (a) above. A participant must notify the company if the participant disposes of any stock purchased under the ESPP within two years from the first day of the calendar quarter during which such stock was purchased.

If a participant disposes of stock purchased under the ESPP more than two years from the first day of the calendar quarter during which such stock was purchased, at the time of the disposition the participant will recognize ordinary income equal to the lesser of (x) the excess of the fair market value of the stock on the date of disposition over the amount paid for such stock, and (y) 5 percent of the fair market value of such stock at the beginning of the calendar quarter in which the stock was purchased. In addition, the participant will recognize a long-term capital gain or loss equal to the difference between the participant’s basis in the stock (the amount paid for the stock plus the amount taxed as ordinary income under subparagraph (x) or (y) above) and the amount realized upon the disposition of the stock. The company will not be entitled to any deduction with respect to the shares of stock transferred to the participant.

All dividends paid on shares under the ESPP will be treated as taxable income for federal income tax purposes whether paid in cash or shares and whether or not used to purchase additional shares under the ESPP.

Amendment or Termination of the Plan

The Human Resources Committee at any time may amend the ESPP, in whole or in part, and the Board at any time may suspend or discontinue the ESPP.

Plan Benefits

Future benefits available under the Plan are subject to the participation level of our employees and to our stock price at the time of any purchases and therefore are not determinable at this time. During the year ended December 31, 2015, 145,290 shares of our common stock were purchased by employees under the ESPP. No executive officer purchased shares under the ESPP in 2015. Our non-employee directors are not eligible to participate in the ESPP. As of March 28, 2016, the closing price of a share of our common stock on the New York Stock Exchange was $28.01.

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Shareholder Approval

This proposal will be approved if the votes cast for the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not change the number of votes cast for or against the proposal. Unless marked to the contrary, proxies will be voted FOR the approval of the Eleventh Amended and Restated 1995 Employee Stock Purchase Plan.

The Board recommends that shareholders vote FOR the approval of the Eleventh Amended and Restated 1995 Employee Stock Purchase Plan.

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AUDIT COMMITTEE REPORT

The Audit Committee is made up of the four members named below. The Board requires that each member of the Committee be an independent director as defined by the NYSE rules and the rules of the SEC. Each member of the Committee is independent under those criteria. In addition, the Board has determined that each of directors Gaines, Rittenmeyer, Romo and Unruh is an Audit Committee financial expert, as defined by SEC rules, and that all four Committee members are financially literate as required by NYSE rules. Ms. Gaines serves as Chair of the Committee.

The Committee, on behalf of the Board, oversees the company’s financial reporting process. In fulfilling its oversight responsibilities in 2015, the Committee reviewed and discussed with management and the company’s independent registered public accountants for the year ended December 31, 2015, Deloitte & Touche LLP (“Deloitte”), each Quarterly Report on Form 10-Q filed during 2015 (the “Forms 10-Q”), as well as the audited consolidated financial statements and the footnotes thereto in the company’s Annual Report on Form 10-K for the year ended December 31, 2015 (the “Form 10-K”), before the Forms 10-Q and Form 10-K were filed with the SEC. The Committee discussed with management the quality, not just the acceptability, of the company’s accounting principles, the reasonableness of significant estimates and judgments, and the degree and quality of disclosures in the financial statements prior to the time the respective Forms 10-Q and Form 10-K were filed with the SEC. The Committee also reviewed with management and Deloitte each press release concerning earnings prior to it being released.

The company’s independent registered public accountants are responsible for expressing an opinion on the company’s audited consolidated financial statements and the fair presentation, in all material respects, of the company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed with Deloitte its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed by the Committee with the company’s independent registered public accountants under the standards of the Public Company Accounting Oversight Board (United States) (PCAOB). Deloitte has expressed an opinion in its Report of Independent Registered Public Accounting Firm that the company’s 2015 audited consolidated financial statements conform, in all material respects, to accounting principles generally accepted in the United States of America.

During 2015, the Committee was provided updates on, monitored and discussed with management the status of the company’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. In addition, the Committee reviewed management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, where management excluded from its assessment the internal control over financial reporting at USPI Holding Company, Inc. and European Surgical Partners Ltd., which were formed and acquired on June 16, 2015. The Committee approved the inclusion of management’s report on such assessment in the Form 10-K. Deloitte has audited and also expressed an unqualified opinion on the effectiveness of the company’s internal control over financial reporting as of December 31, 2015.

The Committee also discussed with Deloitte its independence from management and the company, and received the written disclosures and the letter from Deloitte required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence). In concluding that Deloitte is independent, the Committee considered, among other factors, whether the non-audit services provided by Deloitte (as described below) were compatible with the firm’s independence. The Committee also retained Deloitte and made it clear to Deloitte that they report directly to the Committee and not to management.

The Committee discussed with the company’s internal auditors and Deloitte the overall scopes and plans for their respective audits. The Committee met separately at various meetings in executive session with each of the internal auditors and Deloitte to discuss, among other matters, the results of their audits, their evaluations of the company’s internal controls and the overall quality of the company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the company’s 2015 audited consolidated financial statements be included in the Form 10-K and filed with the SEC.

The Committee has engaged Deloitte to serve as our independent registered public accountants for the year ending December 31, 2016. For further information concerning this engagement, see “Proposal 5—Ratification of the Selection of Independent Registered Public Accountants.”

Members of the Audit Committee

Brenda J. Gaines, Chair

Ronald A. Rittenmeyer

Tammy Romo

James A. Unruh

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AUDIT COMMITTEE REPORT

Independent Registered Public Accounting Firm Fees

	Year Ended December 31, 2015	Year Ended December 31, 2014
Audit fees(1)	$4,445,518	$4,712,766
Audit-related fees(2)	5,298,676	3,221,843
Tax fees(3)	49,691	19,497
All other fees(4)	30,193	709,650

(1)	Audit fees include professional fees for the audit of our annual consolidated financial statements and the review of our quarterly financial statements. These amounts also include fees related to the audit of internal control over financial reporting performed pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-related fees include fees for assurance and related services reasonably related to audits and reviews. These consisted principally of fees for audits of certain of our subsidiaries and partnerships, financial statements of employee benefit plans, due diligence associated with acquisitions, and fees related to comfort letters, consents and reviews of filings with the SEC.

(3)	Tax fees in 2015 and 2014 consisted of professional fees for tax compliance services.

(4)	All other fees consist of fees for various advisory services. In 2015 and 2014, all other fees consisted of a project to assist the company with the identification and eligibility of various tax credits and incentives associated with a capital project at one of our hospitals, and other cost report settlement projects.

How We Control and Oversee the Non-Audit Services Provided by Deloitte

The Committee has retained Deloitte (along with other accounting firms) to provide non-audit services. We understand the need for Deloitte to maintain objectivity and independence as the auditor of our financial statements and our internal control over financial reporting. Accordingly, the Committee has established the following processes and procedures related to non-audit services.

•	We Restrict The Non-Audit Services That Deloitte Can Provide. To minimize relationships that could appear to impair the objectivity of Deloitte, the Committee has restricted the types of non-audit services that Deloitte may provide to us (and that otherwise would be permissible under SEC rules).

•	We Have Pre-Approval Processes For Non-Audit Services. The Audit Committee has adopted policies and procedures to pre-approve all non-audit services provided to us by our independent registered public accountants, in accordance with any applicable law, rules or regulations. The Committee pre-approved all fees presented in the table above.

The Committee has adopted policies and procedures for pre-approving all non-audit services that Deloitte performs for us. Specifically, the Committee has pre-approved the use of Deloitte for detailed, specific types of services related to: tax compliance, planning and consultations; acquisition/disposition services, including due diligence; employee benefit plan audits and reviews; attestation and agreed upon procedures; consultations regarding accounting and reporting matters; and reviews and consultations on internal control and other related services. The Committee has set a specific annual limit on the amount of non-audit services (tax services and all other) that the company can obtain from Deloitte, which is equal to the sum of the Audit fees and the Audit-related fees (approximately $9.6 million for 2015). The chair of the Committee is authorized to pre-approve any audit or non-audit service on behalf of the Committee, provided these decisions are presented to the full Committee at its next regularly scheduled meeting.

We Have Hiring Restrictions for Deloitte Employees

The Committee has adopted restrictions on our hiring of any Deloitte partner, director, manager, staff member, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other individuals responsible for providing audit assurance on any aspect of Deloitte’s audit and review of our financial statements.

We Rotate Key Audit Partners and Periodically Consider Audit Firm Rotation

The Committee assures that key Deloitte partners assigned to our audit are rotated as required at least every five years, and the Committee and its chair participate in selecting each new lead engagement partner. To help ensure continuing auditor independence, the Committee also periodically considers whether there should be a regular rotation of the independent registered public accountants.

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PROPOSAL 5–RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board is directly responsible for the appointment, compensation, retention and oversight of the company’s independent registered public accounting firm retained to audit the company’s financial statements. The Committee has selected Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accountants for the year ending December 31, 2016. Deloitte has been retained as the company’s independent auditor since 2007. The Committee annually evaluates Deloitte’s independence and performance and determines whether to retain Deloitte or consider other audit firms. Factors considered by the Committee in making its determination on appointment, include:

•	the performance of Deloitte in prior years, including the quality and extent of Deloitte’s communications with the Committee and the results of a management survey of Deloitte’s performance,

•	Deloitte’s independence and processes for maintaining independence,

•	External data on audit quality and performance, including the results of the most recent internal quality control review or Public Company Accounting Oversight Board inspection,

•	the performance of key members of the audit engagement team, and

•	Deloitte’s approach to resolving significant accounting and auditing matters, including consultation with the firm’s national office, as well as its reputation for integrity and competence in the fields of accounting and auditing.

Based on this evaluation, the members of the Audit Committee believe that the continued retention of Deloitte to serve as the company’s independent auditor is in the best interests of the company and its shareholders. Deloitte is familiar with our operations, and the Committee is satisfied with Deloitte’s reputation in the auditing field, its personnel, its professional qualifications and its independence.

The Audit Committee is responsible for the audit fee negotiations associated with the retention of Deloitte.

Deloitte representatives will attend the Annual Meeting and respond to questions where appropriate. Such representatives may make a statement at the Annual Meeting should they so desire.

Shareholder Approval

We are submitting the selection of the independent registered public accountants for shareholder ratification as a matter of good corporate governance. Ratification of the selection of the independent registered public accountants by the shareholders requires that the votes cast in favor of ratification exceed the votes cast opposing ratification. If a favorable vote is not obtained, the Audit Committee may reconsider the selection of Deloitte. Even if the selection is ratified, the Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the company and its shareholders. Unless marked to the contrary, proxies will be voted FOR the ratification of the selection of Deloitte as our independent registered public accountants.

The Board recommends that shareholders vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accountants.

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GENERAL INFORMATION REGARDING THE ANNUAL MEETING AND VOTING

The Board of Directors of Tenet Healthcare Corporation is requesting your proxy for use at the Annual Meeting of Shareholders to be held at Tenet Corporate Headquarters, 1445 Ross Avenue, Suite 1400, Dallas, Texas, Texas at 8:00 a.m. Central time on Thursday, May 12, 2016, and any postponements or adjournments of the meeting, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

Notice of Internet Availability of Proxy Materials

Under SEC rules, we have elected to make our proxy materials available to the majority of our shareholders over the Internet rather than mailing paper copies of those materials to each shareholder (unless the shareholder had elected to receive or subsequently requests hard copies of these proxy materials, as described below). On March 31, 2016, we mailed to the majority of our shareholders and also made available online at www.proxyvote.com a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) directing shareholders to a website where they can access this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2015 and view instructions on how to vote via the Internet or by telephone. If you received the Notice of Internet Availability only and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice of Internet Availability to request that a paper copy be mailed to you. Shareholders who do not receive the Notice of Internet Availability will receive a paper or electronic copy of our proxy materials. This Proxy Statement and related proxy materials are being mailed or made available to shareholders on or about March 31, 2016.

Who Can Vote

Only shareholders of record of our common stock at the close of business on March 14, 2016, the record date for the Annual Meeting, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 99,253,641 shares of our common stock outstanding. Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record. If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, you are considered the shareholder of record with respect to those shares and these proxy materials are being sent to you directly by the company. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered to be the beneficial owner of shares held in street name, and these proxy materials, together with a voting instruction card, are being forwarded to you by your broker, bank or other nominee. As the beneficial owner of the shares, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Annual Meeting. If you are a beneficial owner whose shares are held in street name, you are not the shareholder of record and you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy giving you the right to vote your shares at the Annual Meeting from the broker, bank or other nominee that holds your shares in street name. If your shares are held in street name, your broker, bank or other nominee has enclosed or provided voting instructions for you to use in directing the broker, bank or other nominee how to vote your shares.

Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Voting Information

You may vote in one of the following ways:

By Telephone or on the Internet. You may vote by calling the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern time on May 11, 2016. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. You also may choose to vote on the Internet. The website for Internet voting is noted on your proxy card or your Notice of Internet Availability. Internet voting also is available 24 hours a day and will be accessible until 11:59 p.m. Eastern time on May 11, 2016. As with telephone voting, you may confirm that your instructions have been properly recorded.

By Mail. If you received a paper copy of the proxy card by mail and choose to vote by mail, please mark your proxy card, date and sign it, and promptly return it in the postage-paid envelope provided.

In Person at the Annual Meeting. You may vote in person by attending the Annual Meeting. If you are a beneficial owner whose shares are held in street name (which means your shares are registered in the name of your broker, bank or other nominee), you must also obtain a legal proxy from your broker, bank or other nominee to vote in person and submit the proxy along with your ballot at the meeting.

Shares must be voted either in person, by telephone, on the Internet or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning a Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes.

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GENERAL INFORMATION REGARDING THE ANNUAL MEETING AND VOTING

If your proxy is properly completed, the shares it represents will be voted at the meeting as you instructed. If you submit your proxy, but do not provide instructions, your proxy will be voted in accordance with the Board’s recommendations as set forth in this Proxy Statement.

If your shares of our common stock are held by a broker in street name, under the rules of the New York Stock Exchange (“NYSE”) your broker may vote your shares on certain matters if you do not provide your broker with voting instructions. The ratification of the selection of our independent registered public accountants is considered a routine matter upon which brokerage firms may vote on behalf of their clients if no voting instructions are provided. A “broker non-vote” occurs when a broker holding your shares in street name does not vote on a particular matter because you did not provide the broker voting instructions and the broker lacks discretionary voting authority to vote the shares because the matter is non-routine. The non-routine matters on the agenda for this year’s Annual Meeting include the election of directors, an advisory approval of the company’s executive compensation, approval of the Sixth Amended and Restated Tenet Healthcare 2008 Stock Incentive Plan and approval of the Tenet Healthcare Corporation Eleventh Amended and Restated 1995 Employee Stock Purchase Plan.

Revoking Your Proxy

You have the right to revoke your proxy at any time before it is voted by (1) filing a written notice with our Corporate Secretary, (2) delivering a new proxy bearing a later date, (3) granting a later proxy through telephone or Internet voting, or (4) attending the Annual Meeting and voting in person.

Vote Required

The presence, in person or by proxy, of the persons entitled to vote a majority of the voting shares at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. There are different vote requirements for the various proposals:

•	The 12 nominees for director will be elected if the votes cast for the nominee exceed the votes cast against the nominee. Abstentions will not count as votes cast either for or against a nominee.

–	Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee named in this section. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the persons named as proxies may vote just for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board, or the Board may reduce its size. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

–	Our bylaws require that, to be elected, a director nominee must receive a majority of the votes cast in uncontested elections (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Each director nominee is currently serving on the Board. If a nominee is not re-elected, Nevada law provides that the incumbent director would continue to serve on the Board until his or her successor is elected or the director resigns. However, under our Corporate Governance Principles, any incumbent director who receives, in an uncontested election of directors, a greater number of votes cast “against” his or her election than votes “for” his or her election must submit his or her resignation to the Board. In that situation, our Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Our Board would then act on the Governance Committee’s recommendation and make prompt public disclosure of its decision and the rationale behind it, if applicable. If the Board accepts a director’s resignation offer, the Governance Committee will recommend to the Board and the Board will then determine whether to fill the vacancy or reduce the size of the Board.

–	Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

•	The following items of business will be approved if the votes cast for the proposal exceed those cast against the proposal, with abstentions not counted either for or against these proposals (and therefore having no effect on the approval of the proposals):

–	advisory approval of the company’s executive compensation (Proposal 2);

–	approval of the Tenet Healthcare Corporation Eleventh Amended and Restated 1995 Employee Stock Purchase Plan (Proposal 4); and

–	ratification of the selection of independent registered public accountants (Proposal 5).

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GENERAL INFORMATION REGARDING THE ANNUAL MEETING AND VOTING

Broker non-votes will have no effect on Proposal 2 or Proposal 4 because they are not considered votes “cast”. There should be no broker non-votes associated with Proposal 5 as brokers have discretionary voting authority to vote the shares because the matter is considered to be “routine” under the NYSE rules.

•	The following item of business will be approved if the votes cast for the proposal exceed those cast against the proposal, with abstentions having the same effect as a vote against this proposal (since under the NYSE rules that govern shareholder approval of equity-based compensation plans, abstentions are considered to be votes “cast”) and broker non-votes having no impact on this proposal:

–	approval of the Sixth Amended and Restated Tenet Healthcare 2008 Stock Incentive Plan (Proposal 3).

Attending the Annual Meeting

Each shareholder may attend the Annual Meeting, subject to space limitations. At the meeting, each shareholder will be asked to present government issued photo identification, such as a driver’s license or passport. If you are a beneficial owner (i.e., your shares are held in a brokerage account or by another nominee), you will also need to bring a copy of your brokerage statement reflecting your share ownership as of March 14, 2016. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Costs of Solicitation

We will pay for the cost of proxy solicitations on behalf of the Board. We have engaged MacKenzie Partners, Inc. to assist in our proxy solicitations. We will pay MacKenzie an amount not to exceed $27,500 in fees for its proxy solicitation services and reimburse it for its reasonable out-of-pocket expenses. In addition to solicitation by mail by MacKenzie, proxies may be solicited personally or by telephone, fax or e-mail by our directors, officers and other employees. Proxy materials also may be distributed to the beneficial owners of our stock by brokers, custodians and other parties, and we will reimburse such parties for their reasonable out-of-pocket and clerical expenses.

Householding of Shareholder Materials

We may send a single Notice of Internet Availability or set of proxy materials and other shareholder communications to any address shared by two or more shareholders. This process is called “householding.” This reduces duplicate mailings, saves printing and postage costs and conserves natural resources. We will deliver promptly upon written or oral request a separate copy of the Notice of Internet Availability or other proxy materials to shareholders at a shared address to which a single copy of the documents was delivered. To receive a separate copy, to stop receiving multiple copies sent to shareholders of record sharing an address, or to enroll in householding:

Shareholder of Record. If you are a shareholder of record, please submit your request by telephone at (800) 579-1639, by e-mail at sendmaterial@proxyvote.com or by mail to Tenet Healthcare Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Beneficial Owner. If you are a beneficial owner, please submit your request to your broker, bank or other nominee.

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OTHER INFORMATION

Date for Receipt of Shareholder Proposals

Shareholder Proposals Submitted Pursuant to SEC Rule 14a-8 for Inclusion in Next Year’s Proxy Statement. To be considered for inclusion in next year’s proxy statement, shareholder proposals submitted in accordance with the SEC’s Rule 14a-8 must be received at our principal executive offices no later than the close of business (5:00 p.m. Central Time) on December 1, 2016. Proposals should be addressed to Paul A. Castanon, Corporate Secretary, Tenet Healthcare Corporation, 1445 Ross Avenue, Suite 1400, Dallas, Texas 75202. Our Nominating and Corporate Governance Committee reviews all shareholder proposals and makes recommendations to the Board for action on such proposals. We will determine whether or not to include any proposals in the proxy statement in accordance with applicable law, including SEC regulations.

Other Shareholder Business for Presentation at Next Year’s Annual Meeting. Our bylaws require that any shareholder wishing to nominate a candidate for director or to propose other business at the next annual meeting (other than proposals submitted pursuant to the SEC’s Rule 14a-8) must give us written notice between January 12, 2017 and February 11, 2017, unless the 2017 annual meeting is called for a date that is not within 30 days before or after the anniversary of the 2016 annual meeting, in which case notice must be received no later than the close of business on the tenth day following the day on which we make a public announcement of the date of the annual meeting. The notice must comply with the requirements of our bylaws, which may be found on our corporate website at www.tenethealth.com (follow the For Investors and Corporate Governance links), and any applicable law. Any such business should be addressed to Paul A. Castanon, Corporate Secretary, Tenet Healthcare Corporation, 1445 Ross Avenue, Suite 1400, Dallas, Texas 75202. Any proposal or nomination that is not timely received by our Corporate Secretary or otherwise does not meet the requirements set forth in our bylaws will not be considered at the next annual meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such proposal or nomination.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than ten percent of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. Other than as disclosed below, to our knowledge, during 2015 all persons subject to these reporting requirements have filed the required reports on a timely basis under Section 16. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and executive officers.

Annual Report on Form 10-K

We will provide to shareholders by mail, without charge, a copy of our Annual Report on Form 10-K. To request a copy of the Annual Report on Form 10-K, you should write to Tenet Healthcare Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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APPENDIX A – SIXTH AMENDED AND RESTATED TENET HEALTHCARE 2008 STOCK INCENTIVE PLAN

SIXTH AMENDED AND RESTATED

TENET HEALTHCARE 2008 STOCK INCENTIVE PLAN

(As Amended and Restated Effective March 10, 2016)

Tenet Healthcare Corporation (the “Company”), a Nevada corporation, hereby establishes and adopts the following Sixth Amended and Restated Tenet Healthcare 2008 Stock Incentive Plan (the “Plan”). The Plan was originally approved by the Company’s shareholders on May 8, 2008. The Company amended and restated the Plan effective December 31, 2008 to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended. Effective February 24, 2010, the Company amended and restated the Plan and authorized an additional 21,300,000 (pre reverse-split) shares of Company common stock to be available for equity grants under the Plan, subject to the approval of the Company’s shareholders. The Company’s shareholders approved such additional shares on May 5, 2010. Effective May 5, 2010, the Human Resources Committee (formerly known as the “Compensation Committee”) also amended the Plan to clarify the minimum vesting requirements applicable to Restricted Stock Awards, Restricted Stock Units Awards and Other Share-Based Awards made to new hires. Effective May 9, 2012, the Company further amended and restated the Plan to clarify certain Change in Control provisions and revise the treatment of Awards for certain termination events. The Human Resources Committee further amended and restated the Plan effective October 10, 2012 to adjust the share limit and the individual annual award limits under the Plan to give effect to the 1-for-4 reverse stock split effective October 10, 2012. On October 1, 2013, 4,514,403 shares of Company common stock, which shares correspond to an equivalent number of shares previously available for issuance pursuant to the Vanguard Health Systems, Inc. 2011 Stock Incentive Plan, were assumed and made available for issuance under the Plan in accordance with Section 3.1(c) of the Plan in connection with the Company’s acquisition of Vanguard Health Systems, Inc. The Human Resources Committee further amended and restated the Plan effective February 26, 2014 to adjust the ratio used for counting Awards issued under the Plan and the individual annual award limits under the Plan, renounce the availability for further Awards funded by the Vanguard Shares upon shareholder approval thereof, authorize an additional 4,200,000 shares of Company common stock to be available for Awards under the Plan to all employees and directors of the Company and its Subsidiaries, and extend the term of the Plan, subject to the approval of the Company’s shareholders. The Company’s shareholders approved such additional shares and extended Plan term on May 8, 2014. This current amendment and restatement of the Plan will authorize an additional 5,400,000 shares of Company common stock to be available for equity grants under the Plan, subject to shareholder approval, and impose certain limits on the aggregate dollar value of equity-based and cash compensation granted under this Plan or otherwise during any calendar year to any Director.

1. PURPOSE OF THE PLAN

The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as employees and directors of the Company and its Subsidiaries who are expected to contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all stockholders of the Company through the additional incentives inherent in the Awards hereunder.

2. DEFINITIONS

2.1.	“Affiliate” means a corporation that is a member of a controlled group of corporations (as defined in section 414(b) of the Code) that includes the Company, any trade or business (whether or not incorporated) that is in common control (as defined in section 414(c) of the Code) with the Company, or any entity that is a member of the same affiliated service group (as defined in section 414(m) of the Code) as the Company.

2.2.	“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Other Share-Based Award, Performance Award or any other right, interest or option relating to Shares or cash granted pursuant to the provisions of the Plan.

2.3.	“Award Agreement” shall mean any agreement, contract or other instrument or document evidencing any Award hereunder, including through an electronic medium.

2.4.	“Board” shall mean the board of directors of the Company.

2.5.	“Cause” shall have the following meaning:

(a)	When used in connection with a Qualifying Termination occurring during a Participant’s Protection Period, the same meaning as set forth in Section 2.1(f)(2) of the ESP.

(b)	When used in connection with a Qualifying Termination not occurring during a Participant’s Protection Period:

(i)	For any Participant who is a “Covered Executive” under the ESP, the same meaning as set forth in Section 2.1(f)(1) of the ESP.

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APPENDIX A – SIXTH AMENDED AND RESTATED TENET HEALTHCARE 2008 STOCK INCENTIVE PLAN

(ii)	For any Participant who is not a “Covered Executive” under the ESP, “Cause” shall mean a Participant’s:

(A)	dishonesty;

(B)	fraud;

(C)	willful misconduct;

(D)	breach of fiduciary duty;

(E)	conflict of interest;

(F)	commission of a felony;

(G)	material failure or refusal to perform his or her job duties in accordance with Company policies;

(H)	a material violation of Company policy that causes harm to the Company or an Affiliate;

(I)	other wrongful conduct of a similar nature and degree; or

(J)	sustained unsatisfactory performance which is not improved after Participant has been provided with a reasonable opportunity to improve his or her performance in accordance with the Company’s standard policies and procedures.

(c)	A Participant will not be deemed to have been terminated for Cause pursuant to Section 2.5(a) or Section 2.5(b) above, as applicable, unless and until there has been delivered to the Participant written notice that the Participant has engaged in conduct constituting Cause. The determination of Cause will be made by the Committee with respect to any Participant who is employed as the Chief Executive Officer of the Company (“CEO”), by the CEO (or an individual acting in such capacity or possessing such authority on an interim basis) with respect to any Participant who is employed as the Vice Chairman of the Company, Chief Operating Officer of the Company (the “COO”), the Chief Financial Officer of the Company (the “CFO”), the General Counsel of the Company (“GC”), an Executive Vice President (“EVP”) of the Company, a Senior Vice President or the equivalent thereof of the Company (collectively “SVP”) or a Vice President of the Company (“VP”) and by the COO (or an individual acting in such capacity or possessing such authority on an interim basis) with respect to any Participant who is employed as a Hospital Chief Executive Officer (“Hospital CEO”) or any other Participants. A Participant who receives written notice that he has engaged in conduct constituting Cause, will be given the opportunity to be heard (either in person or in writing as mutually agreed to by the Participant and the Committee, CEO or COO, as applicable) for the purpose of considering whether Cause exists. If it is determined either at or following such hearing that Cause exists, the Participant will be notified in writing of such determination within five (5) business days.

2.6.	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.7.	“Change in Control” shall have the same meaning as set forth in the definition of “Change of Control” in the ESP.

2.8.	“Committee” shall mean the Human Resources Committee of the Board or a subcommittee thereof formed by the Human Resources Committee to act as the Committee hereunder. The Committee shall consist of no fewer than two Directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) an “independent director” for purpose of the rules and regulations of the New York Stock Exchange (or such other principal securities exchange on which the Shares are traded).

2.9.	“Covered Employee” shall mean an employee of the Company or its Subsidiaries who is a “covered employee” within the meaning of Section 162(m) of the Code.

2.10.	“Director” shall mean a non-employee member of the Board.

2.11.	“Dividend Equivalents” shall have the meaning set forth in Section 12.5.

2.12.	“Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Subsidiary.

2.13.	“ESP” shall mean the Tenet Executive Severance Plan, as amended from time to time.

2.14.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.15.	“Executive Officer” shall mean an officer of the Company within the meaning of the rules under Section 16 of the Exchange Act.

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2.16.	“Fair Market Value” shall mean the per Share closing price of the Shares as reported on the New York Stock Exchange as of the relevant date (or if there were no reported prices on such date, on the last preceding date on which the prices were reported) or, if the Company is not then listed on the New York Stock Exchange, on such other principal securities exchange on which the Shares are traded, and if the Company is not listed on the New York Stock Exchange or any other securities exchange, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion.

2.17.	“Good Reason” shall have the following meaning:

(a)	When used in connection with a Qualifying Termination occurring during a Participant’s Protection Period, the same meaning as set forth in Section 2.1(x)(2) of the ESP.

(b)	When used in connection with a Qualifying Termination not occurring during a Participant’s Protection Period, for any Participant who is a “Covered Executive” under the ESP, the same meaning as set forth in Section 2.1(x)(1) of the ESP.

(c)	For purposes of this Section 2.17, references to “Employer” in the ESP with respect to any Participant means the Company or an Affiliate employing such Participant.

2.18.	“Limitations” shall have the meaning set forth in Section 10.6.

2.19.	“Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.20.	“Other Share-Based Award” shall have the meaning set forth in Section 8.1.

2.21.	“Participant” shall mean an Employee or Director who is selected by the Committee to receive an Award under the Plan.

2.22.	“Payee” shall have the meaning set forth in Section 13.3.

2.23.	“Performance Award” shall mean any Award of Performance Cash or Performance Share Units granted pursuant to Article 9.

2.24.	“Performance Cash” shall mean any cash incentives granted pursuant to Article 9 which will be paid to the Participant upon the achievement of such performance goals as the Committee shall establish.

2.25.	“Performance Period” shall mean the period established by the Committee during which any performance goals specified by the Committee with respect to such Award are to be measured.

2.26.	“Performance Share Unit” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which value will be paid to the Participant upon achievement of such performance goals as the Committee shall establish.

2.27.	“Permitted Assignee” shall have the meaning set forth in Section 12.3.

2.28.	“Plan Administrator” shall mean the individual or committee appointed by the Committee to handle the day-to-day administration of the Plan. If the Committee does not appoint an individual or committee to serve as the Plan Administrator, the Committee will be the Plan Administrator.

2.29.	“Protection Period” shall mean:

(a)	with respect to a Participant who is not a “Covered Executive” under the ESP, the period beginning on the date of the Change in Control and ending twenty-four (24) months following the occurrence of a Change in Control; and

(b)	with respect to a Participant who is a “Covered Executive” under the ESP, the same period as set forth in the ESP, and as it may be amended from time to time.

2.30.	“Qualifying Termination” means a Participant’s “separation from service” (within the meaning of section 409A of the Code) by reason of:

(a)	the involuntary termination of a Participant’s employment by the Company (or Subsidiary) without Cause, or

(b)	the Participant’s resignation from the employment of the Company (or Subsidiary) for Good Reason;

provided, however, that a Qualifying Termination will not occur by reason of the divestiture of a Subsidiary or an Affiliate with respect to a Participant employed by such Subsidiary or an Affiliate who is offered a comparable position with the purchaser and either declines or accepts such position.

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2.31.	“Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.32.	“Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.33.	“Restricted Stock Unit” means an Award that is valued by reference to a Share, which value may be paid to the Participant by delivery, as the Committee shall determine, of cash, Shares, or any combination thereof, and that has such restrictions as the Committee, in its sole discretion, may impose, including without limitation, any restriction on the right to retain such Awards, to sell, transfer, pledge or assign such Awards, and/or to receive any cash Dividend Equivalents with respect to such Awards, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.34.	“Restricted Stock Unit Award” shall have the meaning set forth in Section 7.1.

2.35.	“Shares” shall mean the shares of common stock of the Company, par value $0.05 per share.

2.36.	“Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Article 6.

2.37.	“Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.38.	“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.39.	“Vesting Period” shall have the meaning set forth in Section 7.1.

3. SHARES SUBJECT TO THE PLAN

3.1.	Number of Shares.

(a)	Subject to the adjustment provided for in Section 12.2, a total of 23,675,000 Shares shall be authorized for grant under the Plan (i.e., the sum of (i) 8,750,000 Shares originally authorized in 2008; (ii) an additional 5,325,000 Shares authorized in 2010, both as adjusted to reflect the 1-for-4 reverse stock split effective October 10, 2012; (iii) an additional 4,200,000 Shares authorized in 2014; and (iv) an additional 5,400,000 Shares authorized in 2016). Any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights granted on or prior to March 12, 2014 shall be counted against this limit as one and two-tenths (1.2) Shares for every one (1) Share granted. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights granted after March 12, 2014 shall be counted against this limit as one and sixty-five hundredths (1.65) Shares for every one (1) Share granted.

(b)	If (i) any Shares subject to an Award are forfeited, cancelled or expire or (ii) an Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, cancellation, expiration or cash settlement, again be available for Awards under the Plan, in accordance with Section 3.1(d) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (A) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (B) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right, and (C) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof.

(c)

Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant under Section 10.6. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such

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acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination. On October 1, 2013, in connection with the Company’s acquisition of Vanguard Health Systems, Inc. (“Vanguard”) pursuant to that certain Agreement and Plan of Merger dated as of June 24, 2013, 4,514,403 Shares (the “Vanguard Shares”), corresponding to an equivalent number of shares previously available for granted under Vanguard’s stock incentive plan, were made available for issuance pursuant to Awards under this Section 3.1(c). From and after March 12, 2014, no further Awards shall be made pursuant to this Section 3.1(c) with respect to the Vanguard Shares, which Vanguard Shares shall not be considered available for issuance pursuant to Awards granted under the Plan after March 12, 2014.

(d)	Any Shares that again become available for grant pursuant to this Article shall be added back as (i) one (1) Share if such Shares were subject to Options or Stock Appreciation Rights under the Plan, (ii) as one and two-tenths (1.2) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan on or prior to March 12, 2014 or (iii) as one and sixty-five hundredths (1.65) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan after March 12, 2014.

(e)	No Award may be granted if the number of Shares to be delivered in connection with such Award exceeds the number of Shares remaining available under this Plan minus the number of Shares issuable in settlement of or related to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

3.2.	Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

4. ELIGIBILITY AND ADMINISTRATION

4.1.	Eligibility. Any Employee or Director shall be eligible to be selected by the Committee as a Participant.

4.2.	Administration.

(a)	The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees and Directors to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances, Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Award will have Dividend Equivalents and the time and form of payment of such Dividend Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b)	Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary. A majority of the members of the Committee may determine its actions, including fixing the time and place of its meetings. Notwithstanding the foregoing, the determination of the Directors to whom Awards may be granted, the time(s) at which Awards may be granted to Directors and the number of Shares subject to Awards to Directors (within the limitations set forth in Section 10.7 below) shall be made by the Board.

(c)

To the extent not inconsistent with applicable law, including Section 162(m) of the Code, or the rules and regulations of the New York Stock Exchange (or such other principal securities exchange on which the Shares are traded), the Committee may delegate to one or more Executive Officers or a committee of Executive Officers the right to grant Awards to Employees who are not

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Directors or Executive Officers of the Company, the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend Awards to Employees who are not Directors or Executive Officers of the Company and the authority to take any of the other actions described in Section 4.2(a).

(d)	The Committee may appoint the Plan Administrator, who will have the responsibility and duty to administer the Plan on a daily basis. The Committee may remove the Plan Administrator with or without cause at any time. The Plan Administrator will have all the day-to-day responsibilities of administering the Plan but for those duties retained by the Committee as set forth above in Section 4.2(c) and not otherwise delegated to such Plan Administrator.

5. OPTIONS

5.1.	Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

5.2.	Award Agreements. All Options granted pursuant to this Article shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. Such Award Agreement shall be exempt from the requirements of Code Section 409A. The terms of Options need not be the same with respect to each Participant. Granting an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article may hold more than one Option granted pursuant to the Plan at the same time.

5.3.	Option Price. Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Article shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Option. Other than pursuant to Section 12.2, the Committee shall not without the approval of the Company’s stockholders (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option in exchange for cash or another Award (other than in connection with Substitute Awards), or (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded.

5.4.	Option Term. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted, except in the event of death or disability.

5.5.	Minimum Vesting Period. Except for Substitute Awards and in certain limited situations determined by the Committee (including the death, disability or retirement of the Participant and a Change in Control), Options shall have a vesting period of not less than one (1) year from date of grant (but permitting pro rata vesting over such time); provided that such restrictions shall not be applicable to (i) grants to new hires to replace forfeited awards from a prior employer; or (ii) grants of Options in payment of Performance Awards and other earned cash-based incentive compensation. Subject to the foregoing minimum vesting period requirements, the Committee may, in its sole discretion, waive the vesting period and any other conditions set forth in any Award Agreement subject to such terms and conditions as the Committee shall deem appropriate. The minimum vesting period requirements of this Section shall not apply to Options granted to Directors.

5.6.	Exercise of Options.

(a)	Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement or in this Plan) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and in compliance with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

(b)	If an Employee voluntarily resigns his employment with the Company or a Subsidiary, then any vested Options will remain exercisable for ninety (90) days thereafter unless by their terms they expire sooner. During said period, such Options may be exercised in accordance with their terms, but only to the extent exercisable on the date of termination of employment.

(c)

Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), (iii) with the consent of the Committee, by delivery of other consideration (including, where permitted by law and the Committee, other

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Awards) having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (v) through any other method specified in an Award Agreement (including same-day sales through a broker except by Executive Officers), or (vi) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.

5.7.	Form of Settlement. In its sole discretion, the Committee may provide that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities.

5.8.	Incentive Stock Options. The Committee may grant Options intended to qualify as “incentive stock options” as defined in Section 422 of the Code, to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code. Solely for purposes of determining whether Shares are available for the grant of “incentive stock options” under the Plan, the maximum aggregate number of Shares that may be issued pursuant to “incentive stock options” granted under the Plan shall be the number of Shares set forth in the first sentence of Section 3.1(a), subject to adjustments provided for in Section 12.2. Incentive stock options shall not be granted more than ten years after the earlier of the adoption of this Plan or the approval of this Plan by the Company’s stockholders. In addition, the Fair Market Value of Shares subject to an incentive stock option and the aggregate Fair Market Value of Shares of any parent corporation or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock option (within the meaning of Section 422 of the Code)) of the Company or a parent corporation or a subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that first becomes purchasable by a Participant in any calendar year may not (with respect to that Participant) exceed $100,000, or such other amount as may be prescribed under Section 422 of the Code or applicable regulations or rulings from time to time. As used in the previous sentence, Fair Market Value shall be determined as of the date the incentive stock options are granted. Failure to comply with this provision shall not impair the enforceability or exercisability of any Option, but shall cause the excess amount of shares to be reclassified in accordance with the Code.

6. STOCK APPRECIATION RIGHTS

6.1.	Grant and Exercise. The Committee may provide Stock Appreciation Rights (a) in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (b) in conjunction with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award in each case upon such terms and conditions as the Committee may establish in its sole discretion.

6.2.	Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(a)	Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the grant price of the Stock Appreciation Right on the date of grant, which, except in the case of Substitute Awards or in connection with an adjustment provided for in Section 12.2, shall not be less than the Fair Market Value of one Share on such date of grant of the Stock Appreciation Right.

(b)	The Committee shall determine in its sole discretion whether payment of a Stock Appreciation Right shall be made in cash, in whole Shares, or any combination thereof.

(c)	The Award Agreement evidencing a grant of Stock Appreciation Rights shall be exempt from the requirements of Code Section 409A.

(d)	The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.

(e)	The Committee may impose such other conditions or restrictions on the terms of exercise and the grant price of any Stock Appreciation Right, as it shall deem appropriate. A Stock Appreciation Right shall have (i) a grant price not less than Fair Market Value on the date of grant (subject to the requirements of Section 409A of the Code with respect to a Stock Appreciation Right granted in conjunction with, but subsequent to, an Option), and (ii) a term not greater than ten (10) years except in the event of death or disability.

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(f)	Without the approval of the Company’s stockholders, other than pursuant to Section 12.2, the Committee shall not (i) reduce the grant price of any Stock Appreciation Right after the date of grant, (ii) cancel any Stock Appreciation Right in exchange for cash or another Award (other than in connection with Substitute Awards), and (iii) take any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities market on which the Shares are traded.

(g)	Except for Substitute Awards and in certain limited situations determined by the Committee (including the death, disability or retirement of the Participant and a Change in Control), Stock Appreciation Rights shall have a vesting period of not less than one (1) year from date of grant (but permitting pro rata vesting over such time); provided that such restrictions shall not be applicable to (i) grants to new hires to replace forfeited awards from a prior employer; or (ii) grants of Stock Appreciation Rights in payment of Performance Awards and other earned cash-based incentive compensation. Subject to the foregoing minimum vesting period requirements, the Committee may, in its sole discretion, waive the vesting period and any other conditions set forth in any Award Agreement subject to such terms and conditions as the Committee shall deem appropriate. The minimum vesting period requirements of this Section shall not apply to Stock Appreciation Rights granted to Directors.

(h)	The Committee may impose such other terms and conditions on Stock Appreciation Rights granted in conjunction with any Award as the Committee shall determine in its sole discretion.

7. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1.	Grants. Awards of Restricted Stock and of Restricted Stock Units may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award” or “Restricted Stock Unit Award” respectively), and such Restricted Stock Awards and Restricted Stock Unit Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. A Restricted Stock Award or Restricted Stock Unit Award shall be subject to vesting restrictions imposed by the Committee covering a period of time specified by the Committee (the “Vesting Period”). The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock or Restricted Stock Units.

7.2.	Award Agreements. The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. Such Award Agreement shall either comply with, or be exempt from, the requirements of Code Section 409A. The terms of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each Participant.

7.3.	Rights of Holders of Restricted Stock and Restricted Stock Units. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a stockholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a stockholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares. A Participant receiving a Restricted Stock Unit Award shall not possess voting rights with respect to such Award. Except as otherwise provided in an Award Agreement any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award or Restricted Stock Unit Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Award or Restricted Stock Unit Award.

7.4.	Minimum Vesting Period. Except for Substitute Awards and in certain limited situations determined by the Committee (including the death, disability or retirement of the Participant and a Change in Control), Restricted Stock Awards and Restricted Stock Unit Awards subject solely to continued service with the Company or a Subsidiary shall have a Vesting Period of not less than three (3) years from date of grant (but permitting pro rata vesting over such time); provided that such restrictions shall not be applicable to (i) grants to new hires to replace forfeited awards from a prior employer, provided that such grants together with grants under Section 8.3(i) shall not exceed 5% of the number of Shares authorized for Awards under Section 3.1; or (ii) grants of Restricted Stock or Restricted Stock Units in payment of Performance Awards and other earned cash-based incentive compensation. Restricted Stock Awards and Restricted Stock Unit Awards subject to the achievement of performance objectives shall have a minimum Vesting Period of one (1) year. Subject to the foregoing minimum Vesting Period requirements, the Committee may, in its sole discretion and subject to the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of a Restricted Stock Award intended to comply with the performance-based exception under Code Section 162(m), waive the Vesting Period and any other conditions set forth in any Award Agreement subject to such terms and conditions as the Committee shall deem appropriate. The minimum Vesting Period requirements of this Section shall not apply to Restricted Stock Awards or Restricted Stock Unit Awards granted to Directors.

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7.5.	Issuance of Shares. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

8. OTHER SHARE-BASED AWARDS

8.1.	Grants. Other Awards of Shares and other Awards that are valued by reference to, or are otherwise based on, Shares (“Other Share-Based Awards”) may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Other Share-Based Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based compensation.

8.2.	Award Agreements. The terms of Other Share-Based Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. Such Award Agreement shall either comply with, or be exempt from, the requirements of Code Section 409A. The terms of such Awards need not be the same with respect to each Participant.

8.3.	Minimum Vesting Period. Except for Substitute Awards and in certain limited situations determined by the Committee (including the death, disability or retirement of the Participant and a Change in Control), Other Share-Based Awards subject solely to continued service with the Company or a Subsidiary shall have a Vesting Period of not less than three (3) years from date of grant (but permitting pro rata vesting over such time); provided that such restrictions shall not be applicable to (i) grants to new hires to replace forfeited awards from a prior employer, provided that such grants together with grants under Section 7.4(i) shall not exceed 5% of the number of Shares authorized for Awards under Section 3.1; or (ii) grants of Other Share-Based Awards in payment of Performance Awards and other earned cash-based incentive compensation. Other Share-Based Awards subject to the achievement of performance objectives shall have a minimum Vesting Period of one (1) year. Subject to the foregoing minimum Vesting Period requirements, the Committee may, in its sole discretion and subject to the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of an Other Share-Based Award intended to comply with the performance-based exception under Code Section 162(m), waive the Vesting Period and any other conditions set forth in any Award Agreement subject to such terms and conditions as the Committee shall deem appropriate. The minimum Vesting Period requirements of this Section shall not apply to Other Share-Based Awards granted to Directors.

8.4.	Payment. Except as may be provided in an Award Agreement, Other Share-Based Awards may be paid in cash, Shares, or any combination thereof in the sole discretion of the Committee. Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9. PERFORMANCE AWARDS

9.1.	Grants. Performance Awards in the form of Performance Cash or Performance Share Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.2.

9.2.	Award Agreements. The terms of any Performance Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents. Such Award Agreement shall either comply with, or be exempt from, the requirements of Code Section 409A. The terms of Performance Awards need not be the same with respect to each Participant.

9.3.	Terms and Conditions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award; provided, however, that a Performance Period shall not be shorter than twelve (12) months. The amount of the Award to be distributed shall be conclusively determined by the Committee.

9.4.	Payment. Except as provided in Article 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, or any combination thereof in the sole discretion of the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

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10. CODE SECTION 162(m) PROVISIONS

10.1.	Covered Employees. Notwithstanding any other provision of the Plan, if the Committee determines at the time a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award or an Other Share-Based Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Article 10 is applicable to such Award.

10.2.	Performance Criteria. If the Committee determines that a Restricted Stock Award, a Restricted Stock Unit, a Performance Award or an Other Share-Based Award is intended to be subject to this Article 10, the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following:

(a)	Basic or diluted earnings per share of common stock, which may be calculated as income calculated in accordance with Section 10.2(d), divided by (x) the weighted average number of shares, in the case of basic earnings per share, and (y) the weighted average number of shares and share equivalents of common stock, in the case of diluted earnings per share;

(b)	Cash flow, which may be calculated or measured in any manner specified by the Committee;

(c)	Economic value added, which is after-tax operating profit less the annual total cost of capital;

(d)	Income, which may include, without limitation, net income, operating income, volume measures (e.g., admissions or visits) and expense control measures, and which and may be calculated or measured before or after income taxes, including or excluding interest, depreciation and amortization, minority interests, extraordinary items and other material non-recurring items, discontinued operations, the cumulative effect of changes in accounting policies and the effects of any tax law changes;

(e)	Quality of service and/or patient care, which may be measured by the extent to which the Company achieves pre-set quality objectives including, without limitation, patient, physician and/or employee satisfaction objectives;

(f)	Business performance or return measures (consisting of market share, debt reduction, return on assets, capital, equity, or sales), which may be calculated or measured in any manner specified by the Committee;

(g)	The price of the Company’s common or preferred stock (including, but not limited to, growth measures and total shareholder return), which may be calculated or measured in any manner specified by the Committee; or

(h)	Any of the above Performance Criteria, determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies deemed by the Committee to be comparable to the Company.

Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. As and to the extent permitted by Section 162(m) of the Code, in the event of (i) a change in corporate capitalization, a corporate transaction or a complete or partial corporate liquidation, (ii) a natural disaster or other significant unforeseen event that materially impacts the operation of the Company, (iii) any extraordinary gain or loss or other event that is treated for accounting purposes as an extraordinary item under generally accepted accounting principles, or (iv) any material change in accounting policies or practices affecting the Company and/or the performance goals, then, to the extent any of the foregoing events was not anticipated at the time the performance goals were established, the Committee may make adjustments to the performance goals, based solely on objective criteria, so as to neutralize the effect of the event on the applicable Award.

10.3.	Timing for Establishing Performance Criteria. Performance goals shall be established not later than 90 days after the beginning of any Performance Period applicable to such Awards, or at such other earlier date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

10.4.

Settlement and Adjustments. The Committee shall at the end of the applicable Performance Period, determine whether the applicable performance goals were satisfied and the amount payable with respect to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Share-Based Award. Notwithstanding any provision of the Plan (other than Article 11), with respect to any such Award that is subject to this Section 10, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award; provided, however, that no such adjustment shall be made if it would cause the Plan or an Award to

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fail to comply with or be exempt from the requirements of Section 409A of the Code. The Committee may not waive the achievement of the applicable performance goals, except in the case of the death or disability of the Participant, in the event of a Change in Control, or as otherwise determined by the Committee in special circumstances, subject to the requirements of Section 162(m) of the Code. All such determinations by the Committee shall be in writing and the Committee may not delegate any responsibility relating to Awards subject to this Section 10.

10.5.	Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Article as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

10.6.	Limitations on Grants to Individual Participants. Subject to adjustment as provided for in Section 12.2, no Participant may with respect to Awards that are intended to comply with the performance-based exception under Code Section 162(m) (i) be granted Options or Stock Appreciation Rights during any period of five consecutive fiscal years with respect to more than an average of 375,000 Shares per year over such five consecutive fiscal year period, and (ii) earn more than an average of 375,000 Shares per year under Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards and/or Other Share-Based Awards in any period of five consecutive fiscal years and are denominated in Shares (collectively, the “Limitations”). In addition to the foregoing, the maximum dollar value that may be earned by any Participant in any period of five consecutive fiscal years with respect to Performance Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in cash is an annual average of $7,500,000 during such five consecutive fiscal year period. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations.

10.7.	Limitations on Director Awards. The aggregate dollar value of equity-based (based on the grant date Fair Market Value of equity-based Awards) and cash compensation granted under this Plan or otherwise during any calendar year to any one Director shall not exceed $650,000; provided, however, that in any calendar year in which a Director serves as Chairman of the Board or Lead Director, the maximum aggregate dollar value of equity-based and cash compensation to the Director may be up to $850,000, and the foregoing limit shall not count any Stock Appreciation Rights granted in conjunction with all or part of any Award granted hereunder.

11. CHANGE IN CONTROL PROVISIONS

11.1.	Impact on Certain Awards. Award Agreements may provide that in the event of a Change in Control of the Company: (a) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall be cancelled and terminated without payment therefor if the Fair Market Value of one Share as of the date of the Change in Control is less than the per Share Option exercise price or Stock Appreciation Right grant price, and (b) all Performance Awards shall be considered to be earned and payable (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control and either based on achievement of target or actual performance during such period), and any limitations or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed.

11.2.	Assumption or Substitution of Certain Awards.

(a)

Unless otherwise provided in an Award Agreement or the ESP, with respect to a Participant who is a “Covered Executive” under the ESP, or, to the extent applicable, prohibited by Section 162(m) of the Code, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award, if a Participant incurs a Qualifying Termination with such successor company (or a subsidiary thereof) within the Protection Period (or such other period set forth in the Award Agreement, including a period prior thereto if applicable) and under the circumstances specified in the Award Agreement, then the following shall occur: (i) Options and Stock Appreciation Rights outstanding as of the date of such termination of employment will immediately vest (i.e., immediately vest on the termination date), become fully exercisable, and may thereafter be exercised for twenty-four (24) months (or the period of time set forth in the Award Agreement), but in any event no later than the date of the expiration of the term of such Award), (ii) restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested on the termination date, and (iii) the restrictions, limitations and other conditions applicable to any Other Share-Based Awards or any other Awards shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable, to the full extent of the original grant, on the termination date. For the purposes of this Section 11.2, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award

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immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b)	Unless otherwise provided in an Award Agreement or the ESP, with respect to a Participant who is a “Covered Executive” under the ESP, or, to the extent applicable, prohibited by Section 162(m) of the Code, in the event of a Change in Control of the Company to the extent the successor company does not assume or substitute for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award: (i) those Options and Stock Appreciation Rights outstanding as of the date of the Change in Control that are not assumed or substituted for shall immediately vest and become fully exercisable as of the date of the Change in Control, (ii) restrictions, limitations and other conditions on Restricted Stock and Restricted Stock Units that are not assumed or substituted for shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested as of the date of the Change in Control, and (iii) the restrictions, limitations and other conditions applicable to any Other Share-Based Awards or any other Awards that are not assumed or substituted for shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable, to the full extent of the original grant, as of the date of the Change in Control.

(c)	The Committee, in its discretion, and to the extent applicable, consistent with Section 162(m) of the Code, may determine that, upon the occurrence of a Change in Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

12. GENERALLY APPLICABLE PROVISIONS

12.1.	Amendment and Termination of the Plan. The Committee may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the principal securities market on which the Shares are traded; provided that the Committee may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Committee may not, without the approval of the Company’s stockholders, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend any provision of Section 5.3, Section 6.2(e) or Section 6.2(f) (regarding changes in the exercise price of Options and Stock Appreciation Rights), (e) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Stock Appreciation Right specified by Section 6.2(e), or (f) increase the limitations set forth in Section 10.6 or 10.7. The Committee may not, without the approval of the Company’s stockholders, take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, including a reduction of the exercise price of an Option or the grant price of a Stock Appreciation Right or the exchange of an Option or Stock Appreciation Right for cash or another Award. In addition, no amendments to, or termination of, the Plan shall impair in any material respect the rights of a Participant under any Award previously granted without such Participant’s consent except as required to comply with applicable securities laws or Section 409A of the Code.

12.2.

Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the

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Plan, the Limitations, the maximum number of Shares that may be issued as incentive stock options and, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate; provided, however, that no such adjustment or other substitution shall be made if it would cause the Plan or an Award to fail to comply with or be exempt from the requirements of Section 409A of the Code and provided, further, that the number of Shares subject to any Award shall always be a whole number.

12.3.	Transferability of Awards. Except as provided below, no Award and no Shares subject to Awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award (each transferee thereof, a “Permitted Assignee”) to (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders, (iv) for charitable donations or (v) pursuant to a domestic relations order entered or approved by a court of competent jurisdiction; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.

12.4.	Termination of Employment. Subject to Article 11, the Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will (i) in the case of Options or Stock Appreciation Rights, continue to be or become exercisable and, if so, the terms of exercise, and (b) in the case of Restricted Stock, Restricted Stock Units, Performance Awards or Other Share-Based Awards, cease to be subject to any applicable restrictions, limitations and other conditions, and if so, the timing of the removal of such restrictions, limitations and conditions, after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.

12.5.	Deferral; Dividend Equivalents. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Such procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of deferred payments denominated in Shares. Any deferral shall only be allowed as is provided in a separate deferred compensation plan adopted by the Company. This Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that such Dividend Equivalents (if any) shall be either (a) be paid with respect to such Award on the dividend payment date in cash or in unrestricted Shares having a Fair Market Value equal to the amount of such dividends or (b) be deferred and the amount or value thereof automatically reinvested in additional Shares, other Awards or otherwise reinvested and may provide that such Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Award; provided, however, that in no event shall any Dividend Equivalents be paid with respect to an Award subject to performance-based vesting conditions until (and only to the extent) such conditions have been satisfied.

13. MISCELLANEOUS

13.1.

Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The

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Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

13.2.	Other Benefit Plans. In the event that a provision of any other plan or benefit program of the Employer is more favorable to a Participant with respect to the treatment of any Award upon termination of employment or in connection with a Change in Control than the provisions contained in this Plan or an applicable Award Agreement, the provisions of such other plan or benefit program will control.

13.3.	Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the Participant’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact) otherwise deliverable in connection with the Award.

13.4.	Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee or Director the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee or Director at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

13.5.	Substitute Awards. Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

13.6.	Cancellation of Award. Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award shall be canceled if the Participant, without the consent of the Company, while employed by the Company or any Subsidiary or after termination of such employment or service, establishes a relationship with a competitor of the Company or any Subsidiary or engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, as determined by the Committee in its sole discretion. The Committee may provide in an Award Agreement that if within the time period specified in the Agreement the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company.

13.7.	Stop-Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.8.	Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

13.9.	Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

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13.10.	Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

13.11.	Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

13.12.	Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

13.13.	Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Nevada, without reference to principles of conflict of laws, and construed accordingly.

13.14.	Effective Date of Plan; Termination of Plan. The Plan was originally effective on May 8, 2008, the date of the first approval of the Plan by the holders of the shares entitled to vote at a duly constituted meeting of the stockholders of the Company. This amendment and restatement of the Plan shall also be subject to the approval by the holders of the shares entitled to vote at a duly constituted meeting of the stockholders of the Company. This amendment and restatement of the Plan shall be null and void and of no effect if the foregoing condition is not fulfilled. Awards may be granted under the Plan at any time and from time to time on or prior to February 26, 2024, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

13.15.	Foreign Employees. Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

13.16.	Compliance with Section 409A of the Code. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. Notwithstanding the foregoing, the Company, the Board and the Committee shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken or that was not taken by the Board or the Committee.

13.17.	Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	A-15

APPENDIX B – ELEVENTH AMENDED AND RESTATED 1995 EMPLOYEE STOCK PURCHASE PLAN

TENET HEALTHCARE CORPORATION

ELEVENTH AMENDED AND RESTATED

1995 EMPLOYEE STOCK PURCHASE PLAN

As Amended and Restated Effective March 10, 2016

ARTICLE I. PURPOSE, COMMENCEMENT AND HISTORY

1.1 Purpose

The purpose of the ESPP is to provide the employees of the Company and its Subsidiaries with added incentive to continue in their employment and to encourage increased efforts to promote the best interests of the Company by permitting eligible employees to purchase shares of Common Stock of the Company at prices less than the current market price thereof. The ESPP is intended to qualify as an employee stock purchase plan under section 423 of the Code and will be interpreted and construed in accordance with such purpose.

1.2 Commencement and History

The ESPP was approved by the Board of Directors of the Company on August 11, 1995 and approved by the Company’s shareholders on September 27, 1995. The purchase of Common Stock under the ESPP began with the calendar quarter commencing on April 1, 1996.

The ESPP has been amended and restated on ten prior occasions. Specifically, on July 30, 1997, the Board of Directors approved the first amendment and restatement of the ESPP, which was approved by the Company’s shareholders on October 1, 1997. This amendment and restatement increased the maximum number of shares of Common Stock available for purchase under the ESPP from 2,000,000 shares to 5,000,000 shares.

On December 3, 1997, the Board approved the second amendment and restatement of the ESPP. Shareholder approval was not required for this amendment and restatement, which clarified the definition of “Covered Compensation.”

On July 28, 1999, the Board approved the third amendment and restatement of the ESPP, which was approved by the Company’s shareholders on October 6, 1999. This amendment and restatement increased the maximum number of shares of Common Stock available for purchase under the ESPP from 5,000,000 shares to 9,500,000 shares.

On April 14, 2000, the Board approved the fourth amendment and restatement of the ESPP. Shareholder approval was not required for this amendment and restatement, which modified the definition of “Covered Compensation” and delegated authority to amend, modify or alter the ESPP to the Human Resources Committee.

On April 10, 2001, the Human Resources Committee approved the fifth amendment and restatement of the ESPP. Shareholder approval was not required for this amendment and restatement, which changed the period new employees must wait before being eligible to participate in the ESPP from six months to 30 days.

On May 22, 2001, the Human Resources Committee approved the sixth amendment and restatement of the ESPP. Shareholder approval was not required for this amendment and restatement, which clarified the definition of “Covered Compensation” and other operational terms of the ESPP.

On May 5, 2004, the Human Resources Committee approved the seventh amendment and restatement of the ESPP. Shareholder approval was not required for this amendment and restatement which amended the ESPP effective July 1, 2004 to (a) reduce the discount on the purchase price for each share of Common Stock, (b) eliminate the “look back period” for purposes of determining the purchase price for each share of Common Stock, (c) eliminate the cashout provision applicable upon a termination of employment, (d) impose a holding period of twelve (12) months on each share of Common Stock purchased by an active Employee under the ESPP, and (e) appoint the Plan Director to handle the day-to-day administration of the ESPP on a ministerial basis.

On March 5, 2008, the Human Resources Committee approved the eighth amendment and restatement of the ESPP, which was approved by the Company’s shareholders on May 8, 2008. This amendment and restatement increased the maximum number of shares of Common Stock available for purchase under the ESPP by 2,000,000 (i.e., from 14,250,000 shares (taking into account the 3:2 stock split in 2001) to 16,250,000.

On August 6, 2009, the Human Resources Committee approved the ninth amendment and restatement of the ESPP, which was approved by the Company’s shareholders on May 5, 2010 and increased the maximum number of shares of Common Stock available for purchase under the ESPP by 4,000,000 from 16,250,000 shares to 20,250,000.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	B-1

APPENDIX B – ELEVENTH AMENDED AND RESTATED 1995 EMPLOYEE STOCK PURCHASE PLAN

Effective as of October 10, 2012, the Human Resources Committee amended and restated the ESPP to adjust the maximum number of shares of Common Stock available for purchase under the ESPP from 20,250,000 to 5,062,500 shares to reflect the Company’s 1-for-4 reverse stock split effective as of such date.

By this instrument, the Human Resources Committee further amends and restates the ESPP, effective as of March 10, 2016, subject to Shareholder Approval, to increase the maximum number of shares of Common Stock available for purchase under the ESPP by 4,000,000 from 5,062,500 to 9,062,500.

ARTICLE II. DEFINITIONS

2.1 Definitions

As used in the ESPP, the following terms and phrases will have the following meanings:

(a)	“Additional Shares” means the 4,000,000 shares of Common Stock available for purchase under the ESPP which are subject to Shareholder Approval.

(b)	“Board of Directors” means the Board of Directors of the Company.

(c)	“Closing Market Price” means (i) if the Common Stock is traded on a national securities exchange, the Closing Market Price will be the closing price reported by the applicable composite transactions report on the date of any determination or, if the Common Stock is not traded on such date, the closing price so reported on the next following date on which the Common Stock is traded on such exchange, or (ii) if the foregoing provision is inapplicable, the Closing Market Price will be determined by the Human Resources Committee in good faith on such basis as it deems appropriate.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Commencement Date” means the first day of a Plan Quarter.

(f)	“Common Stock” means the common stock of the Company, par value $0.05 per share.

(g)	“Company” means Tenet Healthcare Corporation, a Nevada corporation.

(h)	“Contribution Account” means the bookkeeping account established on behalf of a Participant pursuant to Article III to which will be credited his or her Participant Contributions reduced by the amount of any funds used for purchases of shares of Common Stock pursuant to Section 4.1, including, without limitation, conditional purchases of Additional Shares (whether or not such shares have been delivered).

(i)	“Contribution Rate” means the whole percentage of a Participant’s Covered Compensation during each payroll period designated by each such Participant to be contributed by regular payroll deductions to his or her Contribution Account as set forth in Section 3.3.

(j)	“Covered Compensation” means:

(i)	The entire amount paid to an Employee by a Sponsoring Employer for the performance of duties including base salaries, wages paid on an hourly or other time basis, commissions, overtime and certain other amounts of cash compensation paid during the Plan Quarter, excluding bonuses, foreign service pay, hardship withdrawal allowances and any other pay intended to reimburse the Employee for a higher cost of living outside the United States, Annual Incentive Plan Awards, automobile allowances, ExecuPlan payments, housing allowances, relocation payments, deemed income, income payable under the stock incentive plans, Christmas gifts, insurance premiums and other imputed income, pensions, retirement benefits, prizes or awards (such terms to include, but not be limited to, amounts redeemed by an Employee from rideshare points, either in cash or in merchandise purchased by the Employee with such points).

(ii)	The entire amount paid to an Employee by a Sponsoring Employer on account of a period of time during which no duties are performed, including salaries, wages paid on an hourly or other time basis, commissions and salary or wage continuation paid during vacation, holiday, illness, jury duty, military duty or leave of absence, regardless of the form of payment, excluding (A) any payments made or due under a plan maintained solely for the purpose of complying with workers’ compensation or unemployment compensation or disability insurance laws, (B) any payment which solely reimburses the Employee for expenses incurred by the Employee, (C) severance pay, or (D) imputed income.

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APPENDIX B – ELEVENTH AMENDED AND RESTATED 1995 EMPLOYEE STOCK PURCHASE PLAN

(iii)	For purposes of Subparagraphs (i) and (ii) above, “Covered Compensation” for any Plan Quarter will also include amounts described in Subparagraph (i) and (ii) which are deferred by a Participant under the Tenet Healthcare Corporation 401(k) Retirement Savings Plan, as amended, in accordance with section 401(a) of the Code, under a “cafeteria plan” maintained by the Company or a subsidiary in accordance with section 125 of the Code, or under the Company’s deferred compensation plans.

(k)	“Effective Date” means March 16, 2010; provided, however, if Shareholder Approval is not obtained before March 10, 2017, the provisions of this ESPP which include the Additional Shares in the maximum number of shares of Common Stock that may be purchased under the ESPP will be of no effect.

(l)	“Employee” means each employee of a Sponsoring Employer whose customary employment is at least twenty (20) hours a week. For purposes of the ESPP, “employment” will be determined in accordance with the provisions of section 1.421-7(h) of the Treasury Regulations (or any successor regulations).

(m)	“ESPP” means the Eleventh Amended and Restated 1995 Employee Stock Purchase Plan as set forth herein, as it may be amended from time to time.

(n)	“Human Resources Committee” means the Human Resources Committee of the Board of Directors, or such other committee designated by the Board of Directors for purposes of administering the ESPP.

(o)	“Participant” means any Employee of a Sponsoring Employer who has met the conditions and provisions for becoming a Participant set forth in Article III.

(p)	“Participant Contributions” means the aggregate dollars actually contributed by each Participant to his or her Contribution Account.

(q)	“Permanent Disability” means an illness, injury or other physical or mental condition of an Employee that continues for at least one hundred and eighty (180) consecutive days and results in the Employee’s inability to provide in all material respects the duties previously performed in his or her capacity as an Employee of a Sponsoring Employer.

(r)	“Plan Director” means the individual appointed by the Human Resources Committee to handle the day-to-day administration of the ESPP on a ministerial basis as specified in Section 5.2(b).

(s)	“Plan Quarter” means each calendar quarter. The first Plan Quarter was the Plan Quarter commencing on April 1, 1996, and ending on June 30, 1996.

(t)	“Prior Authorized Shares” means the number of shares of Common Stock previously authorized (as reflected in the tenth amendment and restatement of the ESPP) but not purchased under the ESPP prior to March 31, 2016 (i.e., 5,062,500 less the number of shares that have been purchased pursuant to the ESPP).

(u)	“Purchase Date” means the last business day of a Plan Quarter on which the Common Stock publicly trades. The Human Resources Committee or the RPAC can extend the Purchase Date in its discretion in accordance with any applicable requirements of Code Section 423 and 424.

(v)	“Purchase Price” means the purchase price for a share of Common Stock to be paid by a Participant on a Purchase Date, which will equal ninety five percent (95%) of the Closing Market Price on the Purchase Date of such Plan Quarter.

(w)	“Request for Participation” means the form prescribed by the Plan Director for distribution to Employees in connection with participation in the ESPP.

(x)	“RPAC” means the Retirement Plans Administration Committee of the Company designated by the Human Resources Committee for purposes of assisting with the administration of the ESPP.

(y)	“Shareholder Approval” means approval of the Company’s shareholders to the Additional Shares available for purchase under Section 5.1.

(z)	“Sponsoring Employers” means the Company and each Subsidiary that has been designated by the Human Resources Committee as a Sponsoring Employer under the ESPP.

(aa)	“Subsidiary” means a subsidiary of the Company which is treated as a subsidiary corporation under section 424(f) of the Code.

(bb)	“Total Shares” means the 9,062,500 shares of common stock authorized for issuance under the ESPP; provided, however, that if Shareholder Approval is not obtained then the term Total Shares will mean the Prior Authorized Shares.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	B-3

APPENDIX B – ELEVENTH AMENDED AND RESTATED 1995 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE III. ELIGIBILITY AND PARTICIPATION

3.1 Eligibility

Each Employee will become eligible to be a Participant in the ESPP and may participate in the ESPP as of the Commencement Date of a Plan Quarter if such Employee has been an Employee for at least thirty (30) days prior to such Commencement Date. The date on which Employees may become eligible to become Participants of the ESPP may be amended, from time to time, by the Human Resources Committee or the RPAC.

3.2 Limitations

Notwithstanding anything to the contrary contained in the ESPP, no right to purchase Common Stock will accrue under the ESPP in favor of any person who is not an Employee eligible to participate in the ESPP under Section 3.1, and no Employee will acquire the right to purchase shares of Common Stock:

(a)	If immediately after receiving such right to purchase Common Stock, such Employee would own five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary, taking into account in determining stock ownership any stock attributable to such Employee under section 424(d) of the Code;

(b)	If to do so would permit such Employee’s right to purchase stock under all employee stock purchase plans (to which section 423 of the Code applies) of the Company and its Subsidiaries, as those plans are in effect from time to time, to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such stock (as determined as of each Commencement Date) for each calendar year, all as specified in the manner provided by section 423(b)(8) of the Code; or

(c)	If to do so would permit such Employee the right to purchase more than One Thousand (1,000) shares (or such other number as may be determined in advance for any Purchase Period by the Compensation Committee) of Common Stock in any Purchase Period.

3.3 Participation

(a)	Summary of ESPP and Request for Participation Form. Each Employee eligible to be a Participant in the ESPP may enroll by completing a Request for Participation and filing it with the Plan Director not later than fifteen (15) days prior to a Commencement Date of a Plan Quarter. The completed Request for Participation must indicate the Contribution Rate authorized by the Participant. If any Employee does not elect to participate in the ESPP during any given Plan Quarter, such Employee may elect to participate on any future Commencement Date so long as he or she continues to be an eligible Employee. An eligible Employee who enrolls in the ESPP will be furnished a summary of the ESPP by the Plan Director.

(b)	Payroll Deduction Authorization. On his or her Request for Participation, an Employee must authorize his or her Sponsoring Employer to deduct through a payroll deduction the amount of such Employee’s Participant Contribution. The payroll deduction specified in a Request for Participation for each payroll period will be at a Contribution Rate no less than one percent (1%) and no more than ten percent (10%) of such Employee’s Covered Compensation during such payroll period paid to him or her by his or her Sponsoring Employer. Such deductions will begin as of the first pay period ending after the Commencement Date of a Plan Quarter. Participant Contributions will not be permitted to begin at any time other than immediately after the Commencement Date of a Plan Quarter. Participant Contributions will be credited to the Participant’s Contribution Account. No interest will accrue on amounts credited to Participant Contribution Accounts, unless and until the Human Resources Committee approves such accrual of interest on terms that it specifies and applies on a uniform basis as to all Participants.

(c)	Changes in Contribution Rate. The Participant’s Contribution Rate, once established, will remain in effect for all Plan Quarters unless changed by the Participant in writing delivered to the Plan Director at least fifteen (15) days prior to the Commencement Date of the next Plan Quarter. Such change in the Participant’s Contribution Rate will be effective on the Commencement Date of the next Plan Quarter. A Participant’s Contribution Rate for a Plan Quarter may not be increased, decreased or otherwise modified at any time during the fifteen (15)-day period prior to the Commencement Date of such Plan Quarter.

(d)

Discontinuation of Contributions. A Participant may notify the Plan Director of such Participant’s desire to discontinue his or her Participant Contributions by delivering to the Plan Director written notice on such forms as may be provided by the Plan Director. If the Participant desires to cease Participant Contributions for the current Plan Quarter, the Participant must indicate that on the form and such form must be returned to the Plan Director at least fifteen (15) days prior to the Purchase Date of the relevant Plan Quarter. Upon such request, the entire cash balance in the Participant’s Contribution Account will be refunded to him or her as soon as practicable.

B-4	TENET HEALTHCARE ● 2016 PROXY STATEMENT

APPENDIX B – ELEVENTH AMENDED AND RESTATED 1995 EMPLOYEE STOCK PURCHASE PLAN

Alternatively, the Participant may elect to cease Participant Contributions for the next Plan Quarter by so indicating on the form and returning the form to the Plan Director before the last day of the current Plan Quarter, in which case the balance in his Participant Contribution Account will be used to purchase shares of Common Stock in accordance with Article IV but no Participant Contributions or stock purchases will be made following the current Plan Quarter unless the Participant reenrolls in the ESPP.

If a Participant discontinues his or her Participant Contributions pursuant to this Section 3.5(d), (i) such Participant will be terminated from the ESPP effective upon the date specified in the Participant’s notice to the Plan Director, and (ii) such Participant will not be permitted to be a Participant in the ESPP for the remainder of the calendar year in which such notice is received; provided, that if the Participant is subject to the reporting requirements of Section 16 of the Securities and Exchange Act of 1934, as amended, the Participant may not participate in the ESPP for at least six (6) months.

In the event a Participant’s payroll deduction is prevented by legal process, the Participant will be deemed to have terminated from the ESPP and the balance in such Participant’s Contribution Account will either be refunded or used to purchase additional shares of Common Stock depending on whether such termination of payroll deductions occurs before or after the fifteenth (15th) day prior to the Purchase Date of the relevant Plan Quarter (i.e., if the termination is on or before the fifteenth (15th) day prior to the Purchase Date of the relevant Plan Quarter, the balance in the Participant’s Participant Contribution Account will be refunded and if the termination is after the fifteenth (15th) day prior to the Purchase Date of the relevant Plan Quarter, the balance in his Participant Contribution Account will be used to purchase shares of Common Stock in accordance with Article IV).

(e)	Establishment of Brokerage Account and Purchase of Shares. By enrolling in the ESPP, each Participant will be deemed to have authorized the establishment of a brokerage account in his or her name at a securities brokerage firm or other financial institution selected by the Human Resources Committee in its discretion.

Only whole shares of Common Stock may be purchased on behalf of a Participant under the ESPP. So long as such Participant remains a Participant in the ESPP, any funds remaining in a Participant’s Contribution Account which cannot be used to purchase a whole share of Common Stock on a particular Purchase Date will remain in such Participant’s Contribution Account and be applied to purchase shares on the Purchase Date for the next succeeding Plan Quarter.

3.4 Termination of Employment or Death

Any Participant (a) whose employment by a Sponsoring Employer is terminated for any reason (including death or retirement), or (b) who ceases to be an Employee under the ESPP, will cease being a Participant as of the date of such termination of employment or cessation of Employee status and the entire balance credited to the Participant’s Contribution Account will be refunded to him or her as soon as practicable.

ARTICLE IV. PURCHASE OF COMMON STOCK

4.1 Determination and Purchase of Common Stock

(a)	Purchase on Each Purchase Date. On each Purchase Date each Participant’s Contribution Account will be used to purchase the maximum number of shares of Common Stock permitted (subject to the limits of Section 3.2 and the adjustment provisions of Section 4.1(b)) determined by dividing (i) the Participant’s Contribution Account as of such Purchase Date by (ii) the Purchase Price in respect of such Plan Quarter; provided, however, that the delivery of any Additional Shares is contingent upon Shareholder Approval. If Shareholder Approval is not obtained by March 10, 2017 the balance of the Participant’s Contribution Account as of each such Purchase Date that was applied or allocated to the purchase of Additional Shares will be refunded to the Participant as soon as administratively practicable.

(b)	Adjustment of Shares. If, in any Plan Quarter, the total number of shares of Common Stock to be purchased pursuant to the ESPP by all Participants exceeds the Total Shares, then each Participant will purchase his or her pro rata portion of the shares of Common Stock remaining available under the ESPP based on the ratio that (i) the balance of each Participant’s Contribution Account as of the Purchase Date bears to (ii) the total balance of all Participants’ Contribution Accounts as of the Purchase Date; provided, however, that, in no event, will any fractional shares of Common Stock be issued pursuant to the ESPP or this Section 4.1(b).

(c)	Dividends. Any cash dividends paid with respect to shares of Common Stock held for the account of a Participant will be, as determined by the Human Resources Committee on a uniform basis as to all Participants, either (i) distributed to the Participant or (ii) credited to the Participant’s Contribution Account and used, in the same manner as payroll deductions, to purchase additional shares of Common Stock under the ESPP on the next Purchase Date (subject to the limitations of Section 3.2). No dividends will be distributed or credited with respect to the Additional Shares unless and until Shareholder Approval is obtained.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	B-5

APPENDIX B – ELEVENTH AMENDED AND RESTATED 1995 EMPLOYEE STOCK PURCHASE PLAN

4.2 Notice of Purchase, Stock Certificates, Voting Rights

(a)	Notice of Purchase and Holding Period. After the Purchase Date in respect of each Plan Quarter, a report will be sent by the Plan Director, or the agent designated pursuant to Section 5.2(d), to each Participant stating (i) the entries made to his or her Contribution Account, (ii) the number of shares of Common Stock purchased, including with respect to the Additional Shares prior to Shareholder Approval that delivery of such shares of Common Stock is contingent upon such Shareholder Approval, and (iii) the applicable Purchase Price. Shares of Common Stock purchased by active Employees (i.e., those who as of the Purchase Date have not terminated employment or died) will be subject to restrictions on transfer in the form of a twelve (12) month holding period commencing on the Commencement Date for the Plan Quarter during which the shares were purchased, during which period such shares of Common Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred (i.e., the Employee may not dispose of such shares for a period of at least twelve (12) months from the Commencement Date); provided, that the Employee remains an active Employee during such twelve (12) month holding period. If the Employee terminates active employment during the twelve (12) month holding period, such holding period will cease to apply, subject to the condition that if such termination of active employment occurs prior to Shareholder Approval, delivery of any Additional Shares is contingent upon Shareholder Approval as provided in Section 4.1(a).

(b)	Stock Certificates. Evidence of shares of Common Stock purchased under the ESPP will be maintained under the ESPP for the account of each Participant and registered in the manner determined by the Human Resources Committee. As soon as practicable after each Purchase Date, the Company may issue one or more certificates representing the total number of whole shares of Common Stock purchased under the ESPP by Participants in the aggregate; provided, that no such delivery will occur with respect to any purchase of Additional Shares until Shareholder Approval is obtained. Any such certificates will be held by the Company (or its agent) and may be held in street name.

If the Company issues a certificate representing the shares of more than one Participant, the Company will keep accurate records of the beneficial interests of each Participant in each such certificate by means of a Company stock account. Each eligible Employee will be provided with such periodic statements as may be directed by the Human Resources Committee reflecting all activity in any such Company stock account. The Company will seek Shareholder Approval with respect to the Additional Shares and in the event the Company is required to obtain from any commission or agency authority to issue any such certificate, the Company will seek to obtain such authority. Inability of the Company to obtain Shareholder Approval with respect to the Additional Shares or to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such certificate will relieve the Company from liability to any Participant in the ESPP except to return to him or her the amount of the balance in his or her Participant Contribution Account with respect to the shares at issue.

A Participant may, following the end of the twelve (12) month holding period and on the form prescribed by the Human Resources Committee, request the Company or its agent to deliver to such Participant a certificate issued in his or her name representing all or a part of the aggregate whole number of shares of Common Stock then held by the Company on his or her behalf under the ESPP. Further, the Company may, at its election, and for any reason, including without limitation following the Participant’s termination of employment with a Sponsoring Employer, deliver to such Participant a certificate issued in his or her name representing the aggregate whole number of shares of Common Stock then held by the Company on his or her behalf under the ESPP; provided, that no delivery of any certificate representing Additional Shares will occur until Shareholder Approval is obtained. While shares of Common Stock are held by the Company, or its agent, (i.e., before a certificate has been issued to the Participant or his or her broker) such shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of by the Participant who has purchased such shares; provided, however, that such restriction will not preclude a transfer of such shares of Common Stock (other than the Additional Shares prior to Shareholder Approval) pursuant to (i) Section 5.1(b), but the stock, securities or other property received in exchange therefor will be held by the Company pursuant to the provisions hereof or (ii) a divorce.

The Human Resources Committee may cause the stock certificates issued in connection with the purchase of Common Stock under the ESPP to bear such legend or legends as are necessary to reflect the twelve (12) month holding period, and the Human Resources Committee may take such other actions, as it deems appropriate in order to reflect the provisions of this Subparagraph and to assure compliance with applicable securities laws. Neither the Company nor the Human Resources Committee will have any liability with respect to a delay in the delivery of a Stock certificate pursuant to this Subparagraph.

(c)	Voting. Shares of Common Stock held under the ESPP for the account of each Participant will be voted by the holder of record of such shares in accordance with the Participant’s instructions; provided, that no such voting rights will apply with respect to any Additional Shares until Shareholder Approval is obtained.

B-6	TENET HEALTHCARE ● 2016 PROXY STATEMENT

APPENDIX B – ELEVENTH AMENDED AND RESTATED 1995 EMPLOYEE STOCK PURCHASE PLAN

4.3 Notification of Disposition of Stock

If a Participant or former Participant disposes of a share of Common Stock purchased under the ESPP prior to two (2) years after the Commencement Date of the Plan Quarter during which such share was purchased, then such Participant or former Participant will notify the Plan Director immediately of such disposition in writing. As provided in Section 4.2, a Participant who is an active Employee on a Purchase Date may not dispose of shares of Common Stock purchased on the Purchase Date within twelve (12) months after such Commencement Date; provided, that the Participant remains an active Employee during such twelve (12) month period. If the Participant terminates active employment during the twelve (12) month holding period, such holding period will cease to apply; provided, that no such disposition will occur with respect to any purchase of Additional Shares until Shareholder Approval is obtained.

ARTICLE V. MISCELLANEOUS PROVISIONS

5.1 Shares Subject to Plan; Adjustments

(a)	Maximum Number of Shares. The maximum number of shares of Common Stock which may be purchased under the ESPP is 9,062,500, subject, however, to adjustment as hereinafter set forth. The shares of Common Stock to be purchased under the ESPP will be made available, at the discretion of the Board of Directors or the Human Resources Committee, either from authorized but unissued shares of Common Stock or from previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market.

(b)	Adjustment of Shares. If the outstanding shares of Common Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, spin off, sale of all or substantially all of the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock, or other securities, an appropriate and proportionate adjustment may be made in the maximum number and kind of shares provided in Sections 3.2(c) and 5.1(a), subject in the case of certain corporate reorganizations to the requirements of section 424(a) of the Code.

5.2 Administration of the Plan

(a)	Responsible Party. The Human Resources Committee will be responsible for the administration of the ESPP including, but not limited to, the determination of eligibility to participate in the ESPP and limitations on the number of shares of Common Stock eligible for purchase under the ESPP. In carrying out such responsibilities, the Human Resources Committee will have the discretionary authority to interpret and construe the ESPP and determine all questions arising in the administration, application and operation of the ESPP, including all questions of fact and all questions of interpretation of the provisions of the ESPP and will correct any defect or supply any omission or reconcile any inconsistency in the ESPP in the manner and to the extent that the Human Resources Committee deems desirable to carry out the terms of the ESPP. All such determinations by the Human Resources Committee will be conclusive and binding on all persons. The Human Resources Committee, from time to time, may adopt, amend and rescind rules and regulations not inconsistent with the ESPP for carrying out the administration of the ESPP, and may approve the forms of any documents or writings provided for in the ESPP.

The Human Resources Committee will have full discretionary authority to delegate certain of its administrative functions under this Section 5.2(a) to the RPAC. In addition, the Human Resources Committee or, if applicable, the RPAC will have full discretionary authority to delegate ministerial functions in the administration of the ESPP to employees of the Company.

(b)	Delegation of Duties. The Human Resources Committee has delegated certain of its administrative functions under Section 5.2(a) to the RPAC as set forth in this document. In addition, the Human Resources Committee has delegated the ministerial administrative functions of the ESPP, including the responsibility for the day-to-day administration of the ESPP, to the Plan Director as set forth in this document.

(i)	Duties of the RPAC. The RPAC will have the following administrative responsibilities:

(A)	To modify the date on which Employees are eligible to participate in the ESPP pursuant to Section 3.1;

(B)	To delegate ministerial functions in the administration of the ESPP to employees of the Company; and

(C)	To enforce the terms of the ESPP and any rules and regulations adopted by the Human Resources Committee.

The foregoing list of express powers is not intended to be either complete or conclusive, and the RPAC will, in addition, have such powers as it may reasonably determine to be necessary or appropriate in the performance of its powers and duties under the ESPP.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	B-7

APPENDIX B – ELEVENTH AMENDED AND RESTATED 1995 EMPLOYEE STOCK PURCHASE PLAN

(ii)	Duties of the Plan Director. The Plan Director will have the following administrative responsibilities:

(A)	To determine an Employee’s eligibility to participate in the ESPP;

(B)	To provide eligible Employees with a summary of the provisions of the ESPP and a Request for Participation and to prescribe the procedures to be followed by such Employees in order to commence participation in the ESPP;

(C)	To maintain Participant Contribution Accounts pursuant to Article III;

(D)	To determine the number of shares of Common Stock that may be purchased by each Participant as of each Purchase Date, to communicate the same to each such Participant and to ensure that the twelve (12) month holding period is met with respect to shares of Common Stock purchased by active Employee Participants;

(E)	To implement a Participant’s changes in Contribution Rate;

(F)	To implement a Participant’s cessation of Participant Contributions and the associated suspension in ESPP participation pursuant to Section 3.3(d);

(G)	To process withdrawal requests with respect to a Participant’s Contribution Account upon the Participant’s termination;

(H)	To refund the balance of a Participant’s Contribution Account upon the Participant’s death;

(I)	To determine the proportionate number of shares of Common Stock that may be purchased by each Participant pursuant to Section 4.1(b);

(J)	To receive notice from each Participant of a disposition of shares of Common Stock purchased under the ESPP within two (2) years as provided under Section 4.3;

(K)	To receive such information from the Company, the Sponsoring Employers and Participants as may be necessary in order to administer the ESPP;

(L)	To furnish the Company with information that the Company may require for tax or other purposes;

(M)	To engage the service of counsel (who may, if appropriate, be counsel for the Company) and agents whom it may deem advisable to assist it with the performance of its duties;

(N)	To establish and maintain, or cause to be maintained, the individual accounts described in Section 4.2;

(O)	To create and maintain such records and forms as are required for the efficient administration of the ESPP;

(P)	To comply with applicable federal, state and local tax withholding requirements;

(Q)	To enforce the terms of the ESPP and any rules and regulations adopted by the Human Resources Committee;

(R)	To implement any rules or restrictions imposed by the Human Resources Committee pursuant to Section 5.2(e) regarding section 16 of the Securities and Exchange Act of 1934, as amended;

(S)	To utilize the services of third parties to carry out the duties specified in Section 5.2(b)(ii); and

(T)	To comply with all applicable reporting and disclosure obligations imposed on the ESPP.

The foregoing list of express powers is not intended to be either complete or conclusive, and the Plan Director will, in addition, have such powers as it may reasonably determine to be necessary or appropriate in the performance of its powers and duties under the ESPP.

(c)	Liability. No member of the Board of Directors, the Human Resources Committee, the RPAC or the Plan Director will be liable for any action, determination or omission taken or made in good faith with respect to the ESPP or any right granted under the ESPP.

(d)	Custodial and Recordkeeping Services. The Human Resources Committee may in its discretion engage a bank trust department, securities brokerage firm or other financial institution as agent to perform custodial and recordkeeping functions for the ESPP, such as holding record title to the Participant’s stock certificates, maintaining an individual investment account for each Participant and providing periodic account status reports to Participants.

B-8	TENET HEALTHCARE ● 2016 PROXY STATEMENT

APPENDIX B – ELEVENTH AMENDED AND RESTATED 1995 EMPLOYEE STOCK PURCHASE PLAN

(e)	Exchange Act Requirements. The Human Resources Committee will have the authority to adopt and enforce such special rules and restrictions under the ESPP to be applicable to Participants who are subject to section 16 of the Securities and Exchange Act of 1934, as amended, as the Human Resources Committee will deem are necessary or appropriate to exempt certain ESPP transactions from the requirements of such section 16.

(f)	Costs of Administration. The Company and the Sponsoring Employers will bear the cost of administering the ESPP, including any fees, costs and expenses relating to the purchase of shares of Common Stock under the ESPP. Notwithstanding the foregoing, Participants will be responsible for all fees, costs and expenses incurred in connection with the disposition of shares of Common Stock purchased under the ESPP.

5.3 Amendment of the Plan

The Human Resources Committee will have the authority to modify, alter or amend the ESPP at any time and from time to time to any extent that it may deem advisable, including, without limiting the generality of the foregoing, any amendment deemed necessary to ensure compliance of the ESPP with section 423 of the Code. Notwithstanding the foregoing, no amendment of the ESPP will operate to reduce any amounts previously allocated to a Participant’s Contribution Account nor to reduce a Participant’s rights with respect to shares of Common Stock previously purchased and held on his or her behalf under the ESPP.

5.4 Termination of the Plan

The Company may, by action of the Board of Directors, terminate the ESPP at any time and for any reason. The ESPP will automatically terminate upon the purchase by Participants of all shares of Common Stock subject to the ESPP under Section 5.1, unless such number of shares is increased by the Board of Directors and such increase is approved by the shareholders of the Company. Upon termination of the ESPP, as soon as practicable each Participant will be refunded the entire cash balance in his or her Contribution Account and forwarded a certificate for all shares of Common Stock held under the ESPP for the account of such Participant. The Company in its discretion may waive any holding period with respect to such Common Stock. The Board of Directors may suspend operation of the ESPP for any period as it may deem advisable.

5.5 Governing Law; Compliance With Law

The ESPP will be construed in accordance with the laws of the State of Nevada. The Company’s obligation to sell and deliver shares of Common Stock hereunder will be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. The Company may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with a Participant’s participation in the ESPP.

5.6 No Assignment

The purchase rights granted hereunder are not assignable or transferable by the Participants, other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant. Any attempted assignment, transfer or alienation not in compliance with the terms of the ESPP will be null and void for all purposes and respects.

5.7 No Contract of Employment

The ESPP will not be deemed to constitute a contract between a Sponsoring Employer and any Participant nor to be consideration nor an inducement for the employment of any Participant or Employee. Nothing contained in the ESPP will be deemed to give any Participant or Employee the right to be retained in the service of a Sponsoring Employer or to interfere with the right of a Sponsoring Employee to discharge any Participant or Employee at any time regardless of the effect which such discharge will have upon him or her as a Participant of the ESPP.

5.8 No Rights as Stockholder

No eligible Employee or Participant will by reason of participation in the ESPP have any rights of a stockholder of the Company until he or she acquires shares of Common Stock as herein provided. No stockholder rights will apply with respect to any Additional Shares purchased by a Participant until Shareholder Approval has been obtained.

TENET HEALTHCARE ● 2016 PROXY STATEMENT	B-9

APPENDIX C – NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and Adjusted Free Cash Flow

Adjusted EBITDA, a non-GAAP term, is defined by the company as net income (loss) attributable to Tenet Healthcare Corporation common shareholders before (1) the cumulative effect of changes in accounting principle, net of tax, (2) net loss (income) attributable to noncontrolling interests, (3) preferred stock dividends, (4) income (loss) from discontinued operations, net of tax, (5) income tax benefit (expense), (6) investment earnings (loss), (7) gain (loss) from early extinguishment of debt, (8) net gain (loss) on sales of investments, (9) interest expense, (10) litigation and investigation (costs) benefit, net of insurance recoveries, (11) hurricane insurance recoveries, net of costs, (12) net gains (losses) on sales, consolidation and deconsolidation of facilities, (13) impairment and restructuring charges and acquisition-related costs, and (14) depreciation and amortization. The company’s Adjusted EBITDA may not be comparable to EBITDA reported by other companies.

Adjusted Free Cash Flow, a non-GAAP term, is defined by the company as (1) Adjusted net cash provided by (used in) operating activities from continuing operations, less (2) purchases of property and equipment from continuing operations. Adjusted net cash provided by (used in) operating activities is defined as cash provided by (used in) operating activities prior to (1) payments for restructuring charges, acquisition-related costs and litigation costs and settlements, and, (2) net cash provided by (used in) operating activities from discontinued operations. The company’s Adjusted Free Cash Flow may not be comparable to free cash flow reported by other companies.

The company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its financial statements, some of which are recurring or involve cash payments. The company uses this information in its analysis of the performance of its business excluding items that it does not consider as relevant in the performance of its continuing operations. In addition, from time to time the company uses this measure to define certain performance targets under our compensation programs. Neither Adjusted EBITDA nor Adjusted Free Cash Flow are measures of liquidity, but are measures of operating performance that management uses in its business as an alternative to net income (loss) attributable to Tenet Healthcare Corporation common shareholders. Because Adjusted EBITDA and Adjusted Free Cash Flow exclude many items that are included in our financial statements, it does not provide a complete measure of our operating performance. Accordingly, investors are encouraged to use GAAP measures when evaluating the company’s financial performance.

The reconciliation of net income (loss) attributable to Tenet Healthcare Corporation common shareholders, the most comparable GAAP term to Adjusted EBITDA, is set forth in the table below for the twelve months ended December 31, 2015 and 2014.

(Dollars in millions)	Year Ended December 31,
	2015	2014
Net income (loss) attributable to Tenet Healthcare Corporation common shareholders	$(140)	$12
Less: Net (income) loss attributable to noncontrolling interests	(218)	(64)
Loss from discontinued operations, net of tax	2	(22)

Income (loss) from continuing operations	76	98
Income tax (expense) benefit	(68)	(49)
Investment earnings	1	—
Loss from early extinguishment of debt	(1)	(24)
Interest expense	(912)	(754)

Operating income	1,056	925
Litigation and investigation costs	(291)	(25)
Gains on sales, consolidation and deconsolidation of facilities	186	—
Impairment and restructuring charges, and acquisition-related costs	(318)	(153)
Depreciation and amortization	(797)	(849)

Adjusted EBITDA	$2,276	$1,952

TENET HEALTHCARE ● 2016 PROXY STATEMENT	C-1

APPENDIX C – NON-GAAP FINANCIAL MEASURES

The reconciliation of net cash provided by operating activities, the most comparable GAAP term to Adjusted Free Cash Flow, is set forth in the table below for the twelve months ended December 31, 2015 and 2014.

(Dollars in millions)	Years Ended December 31,
	2015	2014
Net cash provided by operating activities	$1,026	$687
Less:
Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(200)	(168)
Net cash used in operating activities from discontinued operations	(21)	(23)

Adjusted net cash provided by operating activities – continuing operations	1,247	878
Purchases of property and equipment – continuing operations	(842)	(933)

Adjusted free cash flow – continuing operations	$405	$(55)

C-2	TENET HEALTHCARE ● 2016 PROXY STATEMENT

TENET HEALTHCARE CORPORATION 1445 ROSS AVENUE SUITE 1400 DALLAS, TX 75202

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following: 1. Election of Directors
Nominees	For	Against	Abstain
1a Trevor Fetter	☐	☐	☐
					For	Against	Abstain
1b Brenda J. Gaines	☐	☐	☐	1l James A. Unruh	☐	☐	☐
1c Karen M. Garrison	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5:	For	Against	Abstain
1d Edward A. Kangas	☐	☐	☐	2. Proposal to approve, on an advisory basis, the company’s executive compensation.	☐	☐	☐
1e J. Robert Kerrey	☐	☐	☐	3. Proposal to approve the Sixth Amended and Restated Tenet Healthcare 2008 Stock Incentive Plan.	☐	☐	☐
1f Freda C. Lewis-Hall	☐	☐	☐
1g Richard R. Pettingill	☐	☐	☐	4. Proposal to approve the Tenet Healthcare Corporation Eleventh Amended and Restated 1995 Employee Stock Purchase Plan.	☐	☐	☐
1h Matthew J. Ripperger	☐	☐	☐
1i Ronald A. Rittenmeyer	☐	☐	☐	5. Proposal to ratify the selection of Deloitte & Touche LLP as independent registered public accountants for the year ending December 31, 2016.	☐	☐	☐
1j Tammy Romo	☐	☐	☐
1k Randolph C. Simpson	☐	☐	☐

Please sign as your name(s) appear(s) on this proxy card. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a company, please sign the full company name by a duly authorized officer. If shares are held jointly, each shareholder should sign.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

TENET HEALTHCARE CORPORATION
This proxy is solicited by the Board of Directors
Annual Meeting of Shareholders
May 12, 2016 8:00 AM CDT

The undersigned hereby appoints Trevor Fetter, Audrey T. Andrews, Paul A. Castanon and Anthony L. Shoemaker, or any of them, proxies of the undersigned, with power of substitution, to represent the undersigned and to vote all shares of Tenet Healthcare Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on May 12, 2016, and any adjournments or postponements thereof, on the items set forth on the reverse hereof and on such other business as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY AUTHORIZED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED “FOR” THE LISTED NOMINEES IN ITEM 1 AND VOTED “FOR” ITEMS 2, 3, 4 AND 5.

THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.
Continued and to be signed on reverse side